      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1996

                                                       REGISTRATION NO. 333-XXXX
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PRICELLULAR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     22-3043811
          (State or jurisdiction of                          (I.R.S. Employer
        incorporation or organization)                     Identification No.)

                            PRICELLULAR CORPORATION
                              45 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                                 (212) 459-0800
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                  ROBERT PRICE
                            PRICELLULAR CORPORATION
                              45 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                                 (212) 459-0800
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   Copies to:

          RICHARD D. TRUESDELL, JR.                          JOHN T. GAFFNEY
            DAVIS POLK & WARDWELL                        CRAVATH, SWAINE & MOORE
             450 LEXINGTON AVENUE                           825 EIGHTH AVENUE
           NEW YORK, NEW YORK 10017                      NEW YORK, NEW YORK 10019
                (212) 450-4000                                (212) 474-1000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                      PROPOSED        MAXIMUM
                                                      MAXIMUM        AGGREGATE       AMOUNT OF
         TITLE OF SHARES            AMOUNT TO BE  AGGREGATE PRICE     OFFERING      REGISTRATION
         TO BE REGISTERED          REGISTERED(1)    PER UNIT(2)       PRICE(2)          FEE
- --------------------------------------------------------------------------------------------------
Class A Common Stock,
  par value $.01 per share........    4,140,000        $12.69       $52,536,600       $18,117
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

(1) Includes 540,000 shares subject to the Underwriters' over-allotment option. See "Underwriters".

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on a per share price of $12.69, the average of the high and low price of $12 7/8 and $12 1/2 of the Company's Class A
    Common Stock on May 7, 1996.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 14, 1996
                                3,600,000 SHARES

                                  PRICELLULAR

                            PRICELLULAR CORPORATION

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                             ---------------------
     All of the 3,600,000 shares of Class A Common Stock offered hereby are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares.
     The Company's Class A Common Stock is traded on the American Stock Exchange under the symbol "PC". On May 13, 1996, the last reported sale price of the Class A Common Stock on the American Stock Exchange Composite Tape was $13 1/8 per share. See "Price Range of Class A Common Stock and Dividend Policy".
     The Company's authorized capital stock includes Class A Common Stock and Class B Common Stock. The rights of Class A Common Stock and Class B Common Stock are substantially identical, except that holders of the Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to 10 votes per share and shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a share-for-share basis. Both classes vote together as one class on all matters generally submitted to a vote of stockholders, including the election of directors. See "Description of Capital Stock".

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                 INITIAL PUBLIC          UNDERWRITING        PROCEEDS TO SELLING
                                 OFFERING PRICE           DISCOUNT(1)          STOCKHOLDERS(2)
                              ---------------------  ---------------------  ---------------------
Per Share...................            $                      $                      $
Total(3)....................            $                      $                      $

- ---------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting expenses estimated at $500,000, payable by the Company.

(3) The Selling Stockholders have granted the Underwriters options for 30 days to purchase up to an additional 540,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Selling
    Stockholders will be $          , $          and $          , respectively.
    See "Underwriting".

                             ---------------------

     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares offered hereby will be ready for delivery in New York, New York
on or about             , 1996, against payment therefor in immediately
available funds.

GOLDMAN, SACHS & CO.
                          MERRILL LYNCH & CO.
                                                        PAINEWEBBER INCORPORATED
                             ---------------------

               The date of this Prospectus is             , 1996.

                             ADDITIONAL INFORMATION

     PriCellular Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information may be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained from the Public Reference Section of the Commission at prescribed rates at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class A Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above and at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, N.Y. 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference thereto and makes a part hereof the following documents, heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996; (iii) the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders; (iv) the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A filed on December 8, 1994; (v) the Company's Current Report on Form 8-K filed on May 8, 1996; (vi) the Company's Current Report on Form 8-K filed on May 14, 1996; and (vii) pages F-27 through F-76, F-82 through F-148 and F-155 through F-164 contained in the Prospectus included in the Company's Registration Statement on Form S-4 (Reg. No. 33-91006) at effectiveness.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering being made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statements of which it is a part to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statements.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Stuart B. Rosenstein, Chief Financial Officer, PriCellular Corporation, 45 Rockefeller Plaza, New York, New York 10020, telephone (212) 459-0800.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information (including the financial statements and the notes thereto) included elsewhere in this Prospectus. Unless otherwise indicated, all references herein to "PriCellular" or the "Company" include its subsidiaries and predecessors. References herein to the "Recent Acquisitions" and "Pending Transactions" refer to the recently consummated acquisitions and pending transactions, respectively, described below under "The Company -- Recent Acquisitions" and "-- Pending Transactions". EXCEPT FOR HISTORICAL FINANCIAL INFORMATION AND UNLESS OTHERWISE INDICATED, ALL REFERENCES HEREIN TO POPS, NET POPS AND THE COMPANY'S SYSTEMS GIVE EFFECT TO THE PENDING TRANSACTIONS. NONE OF THE PENDING TRANSACTIONS ARE EXPECTED TO BE CONSUMMATED PRIOR TO THE CLOSING OF THIS OFFERING. See "Certain Terms" for the definitions of certain other terms used herein.

                                  THE COMPANY

     PriCellular, through its subsidiaries, owns and operates FCC licensed cellular telephone systems in the United States, primarily in smaller MSAs and strategically located RSAs. The Company operates its Systems principally in the Midwest and Mid-Atlantic regions in addition to markets north of New York City and south of Albany, NY. As of April 30, 1996, the Company owned cellular interests representing approximately 4.0 million Net Pops and had over 100,000 subscribers before giving effect to the Pending Transactions. The Company sells and markets its products and services principally under the CELLULAR ONE(R) brand name through a distribution network of over 50 full service retail stores, a direct sales force and a select group of agents. In addition, the Company has formed a strategic alliance with AT&T Wireless Services, Inc. ("McCaw/AT&T Wireless"), a principal stockholder, allowing it to take advantage of McCaw/AT&T Wireless' acquisition experience, vendor discounts, centralized "back office" functions and joint marketing opportunities in markets which are adjacent to McCaw/AT&T Wireless markets.

     Through selective acquisitions and asset swaps, the Company has concentrated its efforts on creating an integrated network of cellular systems in contiguous service areas. After giving effect to the Pending Transactions, each of which is subject to certain conditions, including FCC approval, the Company will own cellular interests representing approximately 4.0 million Net Pops with over 100,000 subscribers, representing a penetration rate of 2.6%. These interests consist principally of three large operating clusters of cellular Systems:

     Upper Midwest Cluster -- a 1.6 million Net Pop cluster of 13 non-wireline Systems covering more than 65,000 contiguous square miles in Minnesota, Wisconsin and Michigan.

     Mid-Atlantic Cluster -- an 853,000 Net Pop cluster of five contiguous non-wireline Systems consisting of five RSAs in Ohio, Pennsylvania and West Virginia covering more than 10,000 contiguous square miles.

     New York Cluster -- a 1.1 million Net Pop cluster of two MSAs and two RSAs covering more than 8,000 contiguous square miles in suburban New York located between New York City and the Albany, NY MSA of SBC Communications Inc., formerly Southwestern Bell Corporation ("SBC").

In addition, the Company owns two contiguous Systems in Alabama, a 44.5% interest in a joint venture with SBC (which is managed and operated by SBC), representing 260,058 Net Pops, and certain other cellular interests.

     During 1995, the Company's customer base increased from 17,344 to 78,227. This significant growth in subscribers was due to both acquisitions and increased penetration of its existing markets. As of December 31, 1995, revenues and EBITDA of the Company were $41.5 million and $9.9 million, respectively, and for the three months ended March 31, 1996 were $21.3 million and $6.4 million, respectively, in each case before giving effect to the Pending Transactions. On a pro forma basis, after giving effect to the Recent Acquisitions and the Pending Transactions, the revenues and EBITDA of the Company for 1995 were $71.9 million and $19.7 million, respectively, and for the three months ended March 31, 1996 were $22.8 million and $7.0 million, respectively. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

CELLULAR MARKETS AND SYSTEMS

     The Company has concentrated its efforts on creating an integrated network of cellular systems in each of its three operating clusters. The table below summarizes certain information concerning the Company's markets after giving effect to the Pending Transactions. See "The Company -- Pending Transactions".

                                                      TOTAL                                     DATE OF
                    MARKET(A)                         POPS        OWNERSHIP     NET POPS      ACQUISITION
- --------------------------------------------------  ---------     ---------     ---------     -----------
UPPER MIDWEST CLUSTER
  Duluth, MN/Superior, WI MSA.....................    241,467       100.0%        241,467       04/28/94
  Eau Claire, WI MSA..............................    143,190        97.1%        139,610       04/28/94
  Wausau, WI MSA..................................    121,262        94.4%        114,483       03/28/95
  MN-2A RSA.......................................     38,236       100.0%         38,236       07/07/95
  MN-3 RSA........................................     59,388       100.0%         59,388       04/28/94
  MN-4 RSA........................................     15,075        49.0%          7,387       07/27/95
  MN-5 RSA........................................    205,456       100.0%        205,456       07/07/95
  MN-6 RSA........................................    219,149       100.0%        219,149       11/23/94(b)
  WI-1 RSA........................................    109,248       100.0%        109,248       04/28/94
  WI-2 RSA........................................     84,925(c)    100.0%         84,925(c)     pending(d)
  WI-3 RSA........................................    139,189       100.0%        139,189       11/23/94(b)
  WI-6A RSA.......................................     32,734       100.0%         32,734       11/23/94(b)
  MI-1 RSA........................................    208,779       100.0%        208,779       03/07/95
MID-ATLANTIC CLUSTER
  OH-7 RSA........................................    254,949       100.0%        254,949       09/27/95
  OH-10A RSA......................................     61,785       100.0%         61,785       09/29/95
  PA-9 RSA........................................    187,551       100.0%        187,551       02/02/96
  WV-2 RSA........................................     79,307       100.0%         79,307       12/20/95
  WV-3 RSA........................................    269,413       100.0%        269,413        pending(d)
NEW YORK CLUSTER
  Orange County, NY MSA...........................    324,323       100.0%        324,323        pending(d)
  Poughkeepsie, NY MSA............................    262,663        94.8%        248,932       04/23/96(e)
  NY-5 RSA........................................    383,960       100.0%        383,960       12/29/95
  NY-6 RSA........................................    111,023       100.0%        111,023       04/23/96
SBC JOINT VENTURE
  Laredo, TX MSA..................................    168,924        44.5%         75,171       11/30/95(b)
  IL-4 RSA........................................    216,023        44.5%         96,130       11/30/95(b)
  IL-6 RSA........................................    199,453        44.5%         88,757       11/30/95(b)
OTHER INTERESTS
  Florence, AL MSA................................    136,816       100.0%        136,816       11/23/94(b)
  AL-1B RSA.......................................     62,035       100.0%         62,035       11/23/94(b)
  Kankakee, IL MSA................................    102,541        20.0%         20,534       07/09/94
  Alton/Granite City, IL MSA......................     21,159        85.6%         18,112       07/07/95
  Janesville, WI MSA..............................    147,650        12.2%         18,003        pending(d)
  Benton Harbor, MI MSA...........................    161,966        10.0%         16,157       07/09/94
  Other Minority Interests........................        n/a         n/a          17,997        pending(d)
                                                    ---------                   ---------
         Total....................................  4,769,639                   4,071,006
                                                    =========                   =========

- ---------------
(a) All of the Company's licenses are non-wireline licenses with the exception of the licenses for the Laredo, TX MSA, the Florence, AL MSA and the AL-1B RSA, which are wireline licenses.

(b) Assumes the acquisition of the remaining shares of Cellular Information Systems, Inc. ("CIS"). On November 23, 1994, the Company acquired approximately 90.8% (on a fully diluted basis) of the equity of CIS and approximately 92.1% (on a fully diluted basis) of the voting power entitled to vote generally in the election of directors of CIS.

(c) Includes the Pops in the WI-2 RSA where the Company has interim operating authority pending the resolution of a dispute, to which the Company is not a party, between two applicants for a construction permit for the WI-2 RSA. On May 8, 1996, the FCC granted a permit to a partnership of the two applicants. Both applicants have indicated a desire to sell the permit to the Company, subject to FCC approval, once the grant has become a final order. In that event, the Company's interim authorization will become a full license. The Company's interim operating authority expires upon the earlier of 30 days notice by the permittee or completion of system construction by the permittee. Until expiration occurs, the Company is entitled to all revenue and income generated by the WI-2 RSA.

(d) Represents Systems to be acquired by the Company as described under "The Company -- Pending Transactions". These acquisitions are not expected to be consummated prior to the closing of this Offering. There can be no assurances that the Company will be successful in consummating the Pending Transactions.

(e) Includes the Pops associated with the acquisition by the Company of 83.1% of the Poughkeepsie, NY MSA on April 23, 1996, the Pops associated with the acquisition by the Company of 11.1% of the Poughkeepsie, NY MSA as part of the Orange County Exchange and certain other minority interests previously acquired by the Company.

ACQUISITION STRATEGY

     The Company's strategy is to continue to expand its current clusters through the acquisition of contiguous properties and, secondarily, to target for purchase other small to mid-sized MSAs and strategic RSAs that it believes are undervalued, underdeveloped or that possess traits indicative of potentially high cellular usage and superior financial performance. The operation of contiguous markets permits the Company to provide broad areas of uninterrupted service and achieve certain economies of scale, including certain centralized marketing, administrative and engineering functions. The Company believes that smaller MSAs and certain RSAs often exhibit a concentration of small businesses, longer commute times and well-traveled roads, all indicators of strong cellular use. Many of these markets serve as hubs for retail trading areas and as business, cultural or medical centers for populations spread over wide geographic areas. In addition, management believes that because its markets are less densely populated, they are less likely to face the level of competition expected to be experienced in large urban areas.

OPERATING STRATEGY

     Management believes that each of its Systems and certain of the Systems to be acquired in the Pending Transactions are in the early stages of their growth cycle and afford significant opportunities for improvements in management and operating performance. Upon acquiring a cellular system, the Company's operating strategy is to effect certain management, operational and organizational changes in order to increase the number and quality of subscribers and enhance operating cash flow, while controlling subscriber acquisition costs and promoting superior customer service. The Company seeks to accomplish these changes by employing the following practices:

  Decentralized Management.

     The Company manages each of its Systems on a decentralized basis, delegating direct responsibility for all hiring, marketing, distribution, customer service, churn control, billing, roaming and other day-to-day operating decisions to the general manager of each System. General managers must strictly adhere to a budget designed to improve cash flow and reduce churn and their compensation is linked to their ability to meet or exceed their budgeted goals. The Company believes its decentralized management structure fosters a strong sense of customer service and community spirit, enables it to customize its marketing strategy to the needs of the local market, and eliminates the need for a large corporate staff or for a centralized multi-system customer service center that is located outside of the local market. The Company believes that placing decision-making responsibility in the hands of its general managers fosters the decisive actions necessary to meet competitive challenges.

  Aggressive Marketing and Promoting of Cellular Service.

     After selectively upgrading the engineering in its cellular network, the Company implements aggressive marketing programs to increase subscriber activations and reduce churn. Many of these programs are designed to distinguish the Company as the local market's highest quality cellular service provider, stressing its localized sales offices, customer service and commitment to the community. These programs also include offering distinctive rate plans and roaming rates to emphasize "value" and the "advantage" of the Company's cellular service, launching targeted advertising campaigns aimed at the most attractive cellular user segments, creating regional marketing alliances with neighboring cellular carriers and taking an active, visible role in community, government and charity organizations. Management believes that the Company's positioning of its cellular system as the local service provider often contrasts with its larger competitors, which frequently centralize customer service and other functions outside the local market.

  Strong Retail and Direct Sales Effort.

     A key element of the Company's positioning in its markets is its use of local retail stores, as well as a local direct sales force. A retail location complemented by a direct sales force provides the Company with more control over the sales process than if it were to rely exclusively on independent agents. The Company has aggressively opened its own retail stores and currently operates in excess of 50 retail locations, up from only 13 as of December 31, 1994. Management believes that this local presence enhances its ability to provide higher quality customer service and that on average customers who purchase cellular service directly from the Company through its retail stores and direct sales force tend to have fewer complaints and higher usage than subscribers who activate with independent agents or independent retailers.

  Dedication to Customer Service.

     The Company strives to maintain a high level of customer satisfaction through a variety of techniques, including tying sales commissions to subscriber retention, outbound telemarketing to subscribers on a regular basis, maintaining 24-hour customer service and active ongoing contact with new customers. The Company believes that its emphasis on superior customer service has helped reduce its average monthly churn rate. For example, in the 14 Systems owned or contracted for by the Company at the time of its initial public offering in December 1994 (the "IPO Systems"), the churn rate declined from 2.5% for the three months ended March 31, 1995 to 1.6% for the three months ended March 31, 1996.

  System Expansion to Increase Signal Coverage.

     Where practical, the Company strives to "fill in" the "cellular geographic service area" or "CGSA" (as defined by the FCC) within its markets by adding network facilities to increase the coverage of its radio signal. Under the rules and regulations of the FCC, expansion of the signal coverage will preserve the Company's right to provide cellular service in all areas of its markets. After the initial build-out of the market fills in the CGSA, the Company monitors the signal coverage and selectively seeks to add cell sites to upgrade the capacity and reach of the cellular signal. The contribution by McCaw/AT&T Wireless of a substantial amount of capital equipment (including a digital supernode switch and approximately 100 cell sites) as part of its initial equity investment in 1994 has significantly reduced the Company's capital expenditure requirements over the last two years.

SIGNIFICANT PENDING TRANSACTIONS

     The Company has filed applications seeking FCC approval for each of the Pending Transactions. The Company intends to consummate such transactions after the grant of FCC approvals, but, in certain cases, prior to the expiration of the 40 to 45-day finality period during which FCC approvals are subject to reconsideration or review. There can be no assurance that any or all of such approvals will be granted, will not be reconsidered or reviewed or that such approvals will not be revoked pursuant to any such proceeding. In the unlikely event any such approvals are revoked, the Company could be required to refile its applications, rescind the acquisition or sell the acquired System. See "The Company -- Pending Transactions".

     The Company believes that the Pending Transactions described below support the Company's acquisition strategy. The Systems to be acquired increase the size of two of the Company's operating clusters, more closely surround major metropolitan markets and afford opportunities for increased marketing and engineering synergies. The Systems to be disposed of are considered non-strategic and will allow the Company to redeploy its assets in more strategic Systems.

  Expansion of the New York Cluster -- The Orange County Exchange

     The Company has reached agreement, subject to, among other things, negotiation and execution of written documentation and FCC approval, with Vanguard Cellular Systems, Inc., pursuant to which it will exchange certain of its Systems in the Mid-Atlantic Cluster for, among other things, the Orange County, NY MSA and an additional 11.1% of the Company's majority-owned Poughkeepsie, NY MSA. Pursuant to the Agreement, the Company will exchange an aggregate of 548,016 Net Pops consisting of its OH-9 RSA, a portion of its OH-10 RSA (excluding Perry and Hocking counties) and the Parkersburg, WV/Marietta, OH MSA for the Orange County, NY MSA (324,323 Pops), 11.1% of the Poughkeepsie, NY MSA (262,663 Net Pops), 12.2% of the Janesville, WI MSA (147,650 Net Pops) and approximately 23,571 additional Net Pops, including small interests in the Eau Claire, WI and Wausau, WI MSAs (in each of which the Company currently has a majority interest). The Orange County, NY MSA abuts the Company's NY-5 MSA to the north, the Company's Poughkeepsie, NY MSA to the east and the New York City MSA of McCaw/AT&T Wireless to the south and east (bordering Westchester, Putnam and Rockland counties). There can be no assurance that the foregoing transaction, which is referred to herein as the "Orange County Exchange", will be consummated.

  Expansion of the Mid-Atlantic Cluster -- The WV-3 Acquisition

     The Company has reached agreement with a subsidiary of Horizon Cellular Telephone Company, L.P. to acquire, subject to certain conditions including FCC approval, the WV-3 RSA (269,413 Pops) for $35 million in cash. The WV-3 RSA is situated directly south of the Company's PA-9 RSA and directly east of the Company's WV-2 RSA. There can be no assurance that the foregoing transaction, which is referred to herein as the "WV-3 Acquisition", will be consummated.

  The AL-4 Disposition

     The Company has reached agreement with Mercury, Inc. to sell, subject to certain conditions including FCC approval, its recently-acquired AL-4 RSA (140,200 Pops) for $27.5 million (of which $2.5 million is allocated to a two year covenant not to compete) or approximately $200 per Pop. The Company acquired this stand-alone RSA in November 1995 from Dominion Cellular, Inc. for $10 million in cash and $10 million in a 5-year, 4% Note that was subsequently converted into 1,468,860 shares of Class A Common Stock of PriCellular. There can be no assurance that the foregoing transaction, which is referred to herein as the "AL-4 Disposition", will be consummated.

OWNERSHIP PROFILE

     PriCellular completed an initial public offering of its Class A Common Stock in December 1994. Its principal stockholders include members of the family of Robert Price, President of the Company, McCaw/AT&T Wireless, a subsidiary of AT&T Corp. ("AT&T"), Aeneas Venture Corporation, an affiliate of Harvard Private Capital Group, Inc. and a wholly owned subsidiary of the President and Fellows of Harvard College ("Harvard Private Capital"), Spectrum Equity Investors, L.P., ("Spectrum"), The Thomas H. Lee Company and The Public School Employes' Retirement System of Pennsylvania. During 1994 and 1995, these stockholders invested in excess of $135 million in exchange for their current equity interests. McCaw/AT&T Wireless' investment in the Company consisted of cash, minority interests and a significant amount of capital equipment.

RELATIONSHIP WITH MCCAW/AT&T WIRELESS

     The Company has formed a strategic alliance with McCaw/AT&T Wireless which allows the Company to take advantage of McCaw/AT&T Wireless' acquisition experience, certain vendor discounts and certain services provided by McCaw/AT&T Wireless including a variety of centralized "back office" functions. In connection with its initial investment in the Company, McCaw/AT&T Wireless contributed a Northern Telecom digital supernode switch and approximately 100 cell sites to the Company. The Company believes that the proximity of each of its operating clusters to McCaw/AT&T Wireless' Systems affords significant opportunities for joint marketing, promotions and other programs. The Company's Upper Midwest Cluster is contiguous to McCaw/AT&T Wireless' Systems serving the Minneapolis/St. Paul, MN MSA and the St. Cloud, MN MSA. The

Company's Mid-Atlantic Cluster borders the Pittsburgh, PA, Steubenville, OH MSA and Wheeling, WV MSAs, which are owned by McCaw/AT&T Wireless. The Company's New York Cluster abuts the northern border of McCaw/AT&T Wireless' New York City MSA, including Westchester and Rockland counties. The New York Cluster is also adjacent to three MSAs owned by SBC, with whom the Company has a joint venture in Illinois and Texas.

                                  THE OFFERING

Class A Common Stock Offered
  by Selling Stockholders.....  3,600,000 shares
Class A Common Stock
  Outstanding after this
  Offering....................  15,587,277 shares
Class B Common Stock
  Outstanding after this
  Offering....................  15,204,390 shares
                                ----------
Total Shares Outstanding......  30,791,667 shares
                                ==========
Voting Rights.................  Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share. Holders of the Company's outstanding shares of Series A Cumulative Convertible Preferred Stock are
                                entitled to the number of votes equal to the number of shares of Class A Common Stock the holder would receive upon
                                conversion. Except as otherwise required by law, the Class A
                                Common Stock, Class B Common Stock and Series A Cumulative
                                Convertible Preferred Stock will vote together on all matters submitted to a vote of stockholders, including the election of directors. Immediately following the closing of this
                                Offering, the outstanding shares of Class A Common Stock will represent approximately 8.9% (  % if the Underwriters'
                                over-allotment option is exercised in full) of the combined voting power of the outstanding capital stock. See "Principal and Selling Stockholders" and "Description of Capital Stock".
                                The Class A Common Stock and the Class B Common Stock are
                                collectively referred to herein as "Common Stock". After the sale of the shares of Class A Common Stock offered hereby, certain of the Company's existing stockholders that are
                                parties to a stockholders agreement will, if considered
                                together, own shares of Common Stock and Series A Cumulative
                                Convertible Preferred Stock representing approximately 74.8%
                                (  % if the Underwriters' over-allotment option is exercised in full) of the voting power entitled to vote in matters
                                affecting stockholders generally and thereby will continue to be able to control the election of the Company's Board and generally will be able to direct the affairs of the Company if they act together.
Cash Dividends on Common
  Stock.......................  Holders of Class A Common Stock, Class B Common Stock and
                                Series A Cumulative Convertible Preferred Stock will be
                                entitled to share ratably (based on the number of shares of
                                Class A Common Stock the holder would receive upon conversion in the case of the Series A Cumulative Convertible Preferred
                                Stock), as a single class, in any dividends declared by the
                                Company on the Common Stock. The Company does not anticipate paying dividends on its Common Stock in the foreseeable
                                future. See "Risk Factors", "Price Range of Class A Common
                                Stock and Dividend Policy" and "Description of Capital
                                Stock".
Conversion of Class B Common
  Stock.......................  Each share of Class B Common Stock is convertible into Class
                                A Common Stock on a one-for-one basis at any time at the
                                option of the holder thereof and under certain other
                                circumstances. See "Description of Capital Stock".

American Stock Exchange
  Symbol......................  "PC" (the Class A Common Stock also trades on the Chicago
                                Stock Exchange under the symbol "PC.M" and the Pacific Stock
                                Exchange under the symbol "PC.P").

     Unless otherwise indicated, the information in this Prospectus (i) reflects the 65-for-1 split of the Class B Common Stock effective September 1994, and the 5-for-4 splits of the Class A Common Stock and Class B Common Stock effective August 1995 and March 1996, (ii) assumes no conversion of the Company's outstanding shares of Series A Cumulative Convertible Preferred Stock which are convertible as of March 31, 1996 into between 7,675,000 and 11,296,173 shares of Class A Common Stock, (iii) assumes no conversion of the Company's outstanding 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 which are convertible as of March 31, 1996 into between 3,058,384 and 3,924,996 shares of Class A Common Stock, (iv) assumes no exercise of outstanding warrants to purchase 1,500,688 shares of Class B Common Stock, (v) assumes no exercise of outstanding employee stock options granted under the Company's 1994 Stock Option Plan to purchase 1,389,063 shares of Class A Common Stock and (vi) assumes no exercise of the Underwriters' over-allotment option.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                          FINANCIAL AND OPERATING DATA

          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The following table sets forth summary historical and pro forma financial data for the Company for the periods and as of the dates indicated. The unaudited pro forma data is not designed to represent and does not represent what the Company's financial position or results of operations actually would have been had the transactions described herein under "Unaudited Pro Forma Condensed Consolidated Financial Statements" been completed as of the date or at the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The following data should be read in conjunction with "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Condensed Consolidated Financial Statements" and the consolidated financial statements and notes thereto of the Company and certain acquired businesses included elsewhere or incorporated by reference herein.

     The following table also sets forth certain summary operating data for the Company as of the dates and for the periods indicated.

                                      THREE MONTHS ENDED            YEARS ENDED DECEMBER 31,
                                        MARCH 31, 1996          ---------------------------------
                                  ---------------------------     PRO
                                    PRO                          FORMA         ACTUAL     ACTUAL
                                  FORMA(A)         ACTUAL       1995(A)         1995       1994
                                  --------     --------------   --------       -------    -------
STATEMENT OF OPERATIONS DATA:
  Revenues....................... $ 22,781        $ 21,262      $ 71,870       $41,504    $ 5,209
  Cost of services and sales.....    7,676           7,747        22,921        15,645      2,706
  Selling, general and
     administrative..............    8,705           7,384        31,556        16,512      6,005
  Depreciation and
     amortization................    5,244           4,557        20,050        10,337      2,720
                                  --------        --------      --------       --------   --------
     Operating income (loss).....    1,156           1,574        (2,657)         (990)    (6,222)
  Other income (expense).........  (10,066)(b)      (8,522)      (37,134)(b)    (6,721)     4,782
                                  --------        --------      --------       --------   --------
     Net income (loss)........... $ (8,910)       $ (6,948)     $(39,791)      $(7,711)   $(1,440)
                                  ========        ========      ========       ========   ========
     Net income (loss) per
       share(c).................. $  (0.29)       $  (0.23)     $  (1.43)      $ (0.30)   $ (0.08)
                                  ========        ========      ========       ========   ========
CERTAIN OPERATING DATA:
  EBITDA(d)...................... $  6,966        $  6,381      $ 19,686       $ 9,867    $(3,599)
  Ending subscribers(e)..........  100,287          95,387        87,059        78,227     17,344
  Ending penetration(f)..........      2.6%            2.6%          2.2%          2.2%       1.0%
  Average marketing costs per net
     subscriber addition(g)...... $    416        $    369      $    495       $   403    $   n/a
  Average monthly revenue per
     subscriber(h)............... $     76        $     79      $     85       $   107    $   n/a
  Churn(i).......................      1.8%            1.6%          2.1%          2.3%       n/a

                                                                             AS OF MARCH 31, 1996
                                                                           ------------------------
                                                                           PRO FORMA(J)     ACTUAL
                                                                           ------------    --------
BALANCE SHEET DATA:
  Working capital......................................................      $ 47,453      $ 89,858
  Net fixed assets.....................................................        58,381        56,886
  Total assets.........................................................       563,759       545,647
  Long-term debt.......................................................       342,232       324,845
  Total liabilities....................................................       365,486       347,520
  Stockholders' equity.................................................       198,273       198,127

(a) Pro forma to reflect the transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Statements" as if each of such transactions occurred on January 1, 1995. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

(b) Includes $1,020 and $250 for the year ended December 31, 1995, and the three months ended March 31, 1996, respectively, included in other income (expense) attributed to the covenant not to compete paid to the Company pursuant to the Lubbock/ Minnesota Exchange. The covenant not to compete is applicable to the three years following the exchange (1995, 1996 and 1997). In addition, $1,250 and $313 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, are included in other income (expense) attributed to the covenant not to compete to be paid to the Company pursuant to the sale of the AL-4 RSA.

(c) Historical loss per share for the year ended December 31, 1994 was computed by using the number of shares of common stock outstanding immediately prior to the closing of the initial public offering, after giving effect to the conversion of the then outstanding Series A and B Convertible Preferred Stock and the exercise of all options and warrants (applying the treasury stock method) as if such shares were outstanding on January 1, 1994, plus the weighted average shares outstanding in connection with the initial public offering. Historical loss per share for the year ended December 31, 1995 and the three months ended March 31, 1996 and the pro forma loss per share for the three months ended March 31, 1996 (as adjusted for the March 1996 and August 1995 5-for-4 stock splits) has been computed based on the weighted average shares outstanding for the period. Pro forma loss per share for the year ended December 31, 1995 has been computed, as calculated above, adjusted to reflect the issuance of common stock in connection with the AL-4 RSA and Parkersburg, WV/Marietta, OH MSA acquisitions as if such transactions occurred on January 1, 1995.

(d) EBITDA represents earnings before depreciation and amortization, interest expense, interest income, and gains on sales of cellular properties. EBITDA is not intended to be a performance measure and should not be regarded as an alternative to either operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity. Furthermore, EBITDA is not a GAAP-based financial measure, and it should not be considered as an alternative to GAAP-based measures of financial performance.

(e) Each billable telephone number in service represents one subscriber, not including test, demonstration or other telephone numbers for which payment is not expected.

(f) Represents the ratio of ending subscribers to the estimated total population of majority owned Systems.

(g) Determined by dividing the amount of marketing costs for such period by the net subscribers added during such period. Marketing cost represents all selling expenses and losses incurred on equipment sales.

(h) Represents the ratio of total service revenues to average monthly subscribers.

(i) Represents the average of the monthly churn rates during the periods presented. Churn equals the ratio of disconnected monthly subscribers to average monthly subscribers.

(j) Pro forma to reflect each of the transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Statements" and which occurred after March 31, 1996 or is pending as if each such transaction occurred as of March 31, 1996. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

                                  RISK FACTORS

     In addition to the other matters described in this Prospectus, the prospective purchaser of the Class A Common Stock offered hereby should consider the specific factors set forth below.

LIMITED OPERATING HISTORY; NET LOSSES

     Since its formation, the Company has concentrated on the acquisition, exchange, construction, initial operation and development of cellular telephone systems. Although the Company has operated cellular telephone systems since 1989, it has acquired all of its existing Systems between April 1994 and April 1996. On a pro forma basis, after giving effect to the Recent Acquisitions, the Pending Transactions and the other transactions described herein under "Unaudited Pro Forma Condensed Consolidated Financial Data", the Company would have incurred an accounting net loss of $39.8 million and $8.9 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. There can be no assurance that the Company's future operations, individually or in the aggregate, will generate sufficient earnings to pay its obligations. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

LEVERAGE AND ABILITY TO MEET REQUIRED DEBT SERVICE

     The Company considers itself highly leveraged. On a pro forma basis, after giving effect to the Recent Acquisitions, the Pending Transactions and the other transactions described herein under "Unaudited Pro Forma Condensed Consolidated Financial Statements", for the year ended December 31, 1995 and the three months ended March 31, 1996, the Company's ratio of EBITDA to total interest expense would have been 87% and 71%, respectively, and the Company's deficiency of earnings to fixed charges would have been $39.8 million and $8.9 million, respectively. The Company considers that its high degree of leverage could significantly limit its ability to make acquisitions, withstand competitive pressures or adverse economic conditions, obtain necessary financing or take advantage of business opportunities that may arise.

     The Company's ability to meet its debt service requirements will require significant and sustained growth in the Company's cash flow. There can be no assurance that the Company will be successful in improving its cash flow by a sufficient magnitude or in a timely manner or in raising additional equity or debt financing to enable the Company to meet its debt service requirements.

BUSINESS RISKS ASSOCIATED WITH PENDING TRANSACTIONS

     The information appearing herein is presented assuming the acquisition by the Company of 100% of the capital stock of CIS and the consummation of the other Pending Transactions. There can be no assurances that the Company will be successful in consummating any or all of such acquisitions or the Pending Transactions in a timely manner or on the terms described herein.

     The Company has filed applications seeking FCC approval for each of the Pending Transactions. The Company may consummate such acquisitions after the grant of FCC approval but prior to the expiration of the 40 to 45-day period during which FCC approvals are subject to reconsideration or review. There can be no assurance that any or all of such approvals will be granted, will not be reconsidered or reviewed or that such approvals will not be revoked pursuant to any such proceeding. In the event any such approvals are revoked, the Company could be required to refile its applications, rescind the acquisition or otherwise dispose of the System acquired pursuant to the acquisition.

     The Company will also be subject to risks that new Systems, including all of its existing Systems which were acquired since 1994, and the Systems to be acquired pursuant to the Pending Transactions, will not perform as expected and that the returns from such Systems will not support the indebtedness incurred to acquire, or the capital expenditures needed to develop, such Systems. See "The Company -- Pending Transactions".

COMPETITION

     The Company competes with one other cellular licensee in each of its cellular markets, most of which are larger and have greater financial resources than the Company, as well as paging companies and landline telephone service providers. Current policies of the FCC authorize only two licensees to operate cellular systems in each market, and the Company expects there will continue to be competition from the other licensee authorized to serve each cellular market in which the Company operates. Competition for subscribers between cellular licensees is based principally upon the services and enhancements offered, the technical quality of the cellular system, customer service, system coverage and capacity and price.

     As a result of recent regulatory and legislative initiatives, the Company's cellular operations may face increased competition from entities providing other communications technologies and services. The Company has no views as to the expected success of such competing technologies nor their operational abilities. While some of these technologies and services are currently operational, others are being developed or may be developed in the future. The Company's cellular operations may face additional competition from new market entrants such as personal communication services ("PCS"). The FCC has decided to offer over 2,000 licenses for PCS use and has completed the initial rounds of its spectrum auction process which resulted in the award of two PCS licenses in each Major Trading Area ("MTA") and one in each Basic Trading Area ("BTA"). PCS operators could compete directly with the Company and may have access to substantial capital resources. It is expected that PCS will provide services and features in addition to those currently provided by cellular companies, and there can be no assurance that the Company will be able to provide such services and features or that it will be able to do so on a timely or profitable basis.

     The Company's cellular operations are also expected to face competition from other technologies developed in the future including, but not limited to, mobile satellite systems. In addition, the FCC has licensed Specialized Mobile Radio ("SMR") system operators to construct digital mobile communications systems on existing SMR frequencies, referred to as enhanced specialized mobile radio ("ESMR"), in many cities throughout the United States, including each of the cities in which the Company operates. When constructed, ESMR systems could be competitive with the Company's cellular service. Accordingly, there can be no assurance that one or more of the technologies currently utilized by the Company in its business will not become obsolete at some time in the future. See "Business--Competition".

CONTROL BY EXISTING STOCKHOLDERS

     As of the date of this Prospectus, certain stockholders of the Company that are party to the stockholders agreement described below, if considered together, own shares of Common Stock and Series A Cumulative Convertible Preferred Stock representing approximately 74.8% of the voting power entitled to vote in matters affecting stockholders generally and thereby will be able to control the election of the board of directors and generally able to direct the affairs of the Company if they act together. These stockholders have entered into an agreement (the "Stockholders Agreement") providing for the designation by certain existing stockholders of directors to be elected to the board of directors. The Stockholders Agreement will have the effect of determining the composition of the board of directors for the term of the agreement. Pursuant to the Stockholders Agreement, Mr. Robert Price has the right to designate the majority of the members of the board of directors. See "Principal and Selling Stockholders".

DEPENDENCE ON CORPORATE MANAGEMENT

     The Company's decentralized management philosophy delegates day-to-day operating decisions to the local System managers and, therefore, the Company's affairs are managed by a small number of corporate management personnel, the loss of any of whom could have an adverse impact on the Company. The Company does not have any employment contracts with corporate management personnel other than Robert Price, the Company's President. Mr. Price concurrently serves as a Director and the Chief Executive Officer and President of Price Communications Corporation ("Price Communications"). Although PriCellular and Price Communications historically have not imposed inconsistent demands on Mr. Price's availability, there can be no assurances that such conflicts will not arise in the future. The success of the Company's operations and expansion strategy depends on its ability to retain and to expand its staff of qualified personnel in the future. See "Management".

RELIANCE ON USE OF THIRD-PARTY SERVICE MARK

     The Company currently uses the registered service mark CELLULAR ONE(R) to market the services of its non-wireline Systems. The Company's use of this service mark is governed by five-year contracts between the Company and Cellular One Group, the owner of the service mark. Such contracts expire on various dates and each is renewable at the option of the Company for three additional five-year terms, subject to the attainment of certain customer satisfaction ratings. See "Business -- Service Marks". Under these agreements, the Company has agreed to meet a consistent set of operating and service quality standards for its cellular service areas. If these agreements were not renewed upon expiration or if the Company were to fail to meet the applicable operating or service quality standards, and therefore was no longer permitted to use the CELLULAR ONE(R) service mark, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. The Company does not anticipate any difficulty in obtaining renewal of its agreements with Cellular One Group or in continuing to meet such standards. In addition, if for some reason beyond the Company's control, the name CELLULAR ONE(R) were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. McCaw/AT&T Wireless, which had been the single largest user of the CELLULAR ONE(R) brand name, has significantly reduced its use of the brand name as a primary service mark.

LIMITS ON THE COMPANY'S BUSINESS

     The Company has agreed not to effect certain transactions, including, among others, any acquisition involving more than 10% of the fair market value of the Company and certain borrowings, without the prior written consent of each of McCaw/AT&T Wireless and Harvard Private Capital, subject to certain conditions on the ability of McCaw/AT&T Wireless to withhold such consent. There can be no assurances that the Company will be able to obtain any such consents. McCaw/AT&T Wireless may withhold such consent for any reason, including because it seeks to acquire such property itself. The failure to obtain such consents could have an adverse effect on the Company's business. McCaw/AT&T Wireless and Harvard Private Capital have each consented to the Pending Transactions.

     In addition, PriCellular's affiliation with McCaw/AT&T Wireless could operate to prohibit PriCellular or McCaw/AT&T Wireless from acquiring certain wireless franchises. If McCaw/AT&T Wireless or PriCellular has a pre-existing ownership or management interest in a cellular carrier in an MSA or RSA, McCaw/AT&T Wireless or PriCellular would be precluded by FCC regulations from acquiring the other carrier in that particular MSA or RSA. McCaw/AT&T Wireless and PriCellular may compete by seeking to acquire directly ownership interests in certain MSAs or RSAs.

POTENTIAL FOR ADVERSE REGULATORY CHANGE AND NEED FOR REGULATORY APPROVALS

     The licensing, construction, operation, acquisition and sale of cellular systems, as well as the number of cellular and other wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of cellular activities (such as a decision by the FCC to permit more than two licensees in each cellular market) and other wireless carriers could have a material adverse effect on the Company's operations. In addition, all cellular licenses in the United States were granted for an initial 10-year term and are subject to renewal. The Company's cellular licenses expire in various years from 1997 to 2001. While the Company believes that each of these licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that all of the Company's licenses will be renewed.

FLUCTUATIONS IN MARKET VALUE OF LICENSES

     A substantial portion of the Company's assets consists of its interests in cellular licenses. The future value of the Company's interest in its cellular licenses will depend significantly upon the success of the Company's business. While there is a current market for the Company's licenses, such market may not exist in the future or the values obtainable may be significantly lower than at present. The transfer of interests in such licenses is subject to prior FCC approval and is subject to certain rights of first refusal, which may have the effect of reducing the value of the licenses. As a consequence, there can be no assurance that the proceeds from the liquidation or sale of the Company's assets would be sufficient to pay the Company's obligations, and a significant reduction in the value of the licenses could require a charge to the Company's results of operations.

EQUIPMENT FAILURE; NATURAL DISASTER

     Although the Company carries "business interruption" insurance, a major equipment failure or a natural disaster affecting any one of the Company's central switching offices or certain of its cell sites could have a significant, adverse effect on the Company's operations.

RADIO FREQUENCY EMISSION CONCERNS

     Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones may be linked to cancer. Concerns over RF emissions may have the effect of discouraging the use of cellular telephones, which could have an adverse effect upon the Company's business. The FCC has a rulemaking proceeding pending to update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including cellular telephones. While the proposal would impose more restrictive standards on RF emissions from lower power devices such as portable cellular telephones, it is believed that all cellular telephones currently marketed and in use by the Company's customers already comply with the new proposed standards.

POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

     Sales of the Company's Common Stock in the public market could adversely affect the market price of the Class A Common Stock. The Company has, and after giving effect to this Offering will have, 30,791,667 shares of Common Stock outstanding. After giving effect to the Offering, 13,747,866 shares of Class A Common Stock will be freely tradeable without restriction (except as to affiliates of the Company) and the remaining 1,839,411 shares of Class A Common Stock and all 15,204,390 outstanding shares of Class B Common Stock will be "restricted securities" as defined in Rule 144 under the Securities Act ("Rule 144"). After giving effect to this Offering, the holders of 10,104,355 of the outstanding shares of Common Stock, the holders of the Series A Cumulative Convertible Preferred Stock (which shares are convertible into 8,262,240 shares of Common Stock (subject to adjustment)) and the holders of the 10 3/4% Senior Subordinated Convertible Discount Notes (which notes are convertible into between 3,058,384 and 3,924,996 shares of Common Stock) are entitled to certain rights with respect to the registration of such shares, or the shares issuable upon conversion of any such convertible securities, for offer and sale to the public. In addition, the Company intends to register up to 2,109,375 shares of Class A Common Stock reserved for issuance under its 1994 Stock Option Plan. See "Shares Eligible for Future Sale".

                                  THE COMPANY

     PriCellular, through its subsidiaries, owns and operates FCC licensed cellular telephone systems in the United States, primarily in smaller MSAs and strategically located RSAs. The Company operates its Systems principally in the Midwest and Mid-Atlantic regions in addition to markets north of New York City and south of Albany, NY. As of April 30, 1996, the Company owned cellular interests representing approximately 4.0 million Net Pops and had over 100,000 subscribers before giving effect to the Pending Transactions. The Company sells and markets its products and services principally under the CELLULAR ONE(R) brand name through a distribution network of over 50 full service retail stores, a direct sales force and a select group of agents. In addition, the Company has formed a strategic alliance with McCaw/AT&T Wireless, a principal stockholder, allowing it to take advantage of McCaw/AT&T Wireless' acquisition experience, vendor discounts, centralized "back office" functions and joint marketing opportunities in markets which are adjacent to McCaw/AT&T Wireless markets.

     Through selective acquisitions and asset swaps, the Company has concentrated its efforts on creating an integrated network of cellular systems in contiguous service areas. After giving effect to the Pending Transactions, each of which is subject to certain conditions, including FCC approval, the Company will own cellular interests representing approximately 4.0 million Net Pops with over 100,000 subscribers, representing a penetration rate of 2.6%. These interests consist principally of three large operating clusters of cellular Systems:

     Upper Midwest Cluster -- a 1.6 million Net Pop cluster of 13 non-wireline Systems covering more than 65,000 contiguous square miles in Minnesota, Wisconsin and Michigan.

     Mid-Atlantic Cluster -- an 853,000 Net Pop cluster of five contiguous non-wireline Systems consisting of five RSAs in Ohio, Pennsylvania and West Virginia covering more than 10,000 contiguous square miles.

     New York Cluster -- a 1.1 million Net Pop cluster of two MSAs and two RSAs covering more than 8,000 contiguous square miles in suburban New York located between New York City and the Albany, NY MSA of SBC.

In addition, the Company owns two contiguous Systems in Alabama, a 44.5% interest in a joint venture with SBC (which is managed and operated by SBC), representing 260,058 Net Pops, and certain other cellular interests.

     During 1995, the Company's customer base increased from 17,344 to 78,227. This significant growth in subscribers was due to both acquisitions and increased penetration of its existing markets. As of December 31, 1995, revenues and EBITDA of the Company were $41.5 million and $9.9 million, respectively, and for the three months ended March 31, 1996 were $21.3 million and $6.4 million, respectively, in each case before giving effect to the Pending Transactions. On a pro forma basis, after giving effect to the Recent Acquisitions and the Pending Transactions, the revenues and EBITDA of the Company for 1995 were $71.9 million and $19.7 million, respectively, and for the three months ended March 31, 1996 were $22.8 million and $7.0 million, respectively. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

RECENT ACQUISITIONS

     During 1995 and through April 1996, the Company made or agreed to make several strategic acquisitions which expanded its Upper Midwest Cluster and established the Mid-Atlantic Cluster and the New York Cluster.

The Mid-Atlantic Cluster Acquisitions

     On September 27, 1995, the Company acquired from United States Cellular Corporation ("USCC") substantially all of the assets of the System serving the OH-7 RSA (254,949 Pops) for $39.5 million in cash.

     On December 20, 1995, the Company acquired from USCC substantially all of the assets of the System serving the WV-2 RSA (79,307 Pops) for $7.8 million in cash.

     On February 2, 1996, the Company acquired from USCC substantially all of the assets of the System serving the PA-9 RSA (187,551 Pops) for $26.1 million in cash.

     During September 1995, the Company acquired the following Systems, each of which is expected to be disposed of pursuant to the Orange County Exchange. The Company acquired from McCaw/AT&T Wireless 98.02% of the System serving the Parkersburg, WV/Marietta, OH MSA (154,510 Net Pops) for $9.9 million in cash and an $8.8 million unsecured five-year, 6% note which was converted into 995,799 shares of the Company's Class A Common Stock at $8.80 per share. The value of the stock on the date of conversion was $9.80. The Company acquired from a subsidiary of Sterling Cellular Corporation 100% of the System serving the OH-9 RSA (279,577 Pops) for $28.9 million in cash. On September 29, 1995, the Company acquired from Cellular 10, Inc. 100% of the System serving the OH-10 RSA (173,714 Pops) for $17.6 million in cash. The foregoing transactions collectively are referred to as the "Mid-Atlantic Cluster Acquisitions".

  Expansion of Upper Midwest Cluster

     On March 7, 1995, the Company acquired from Buckhead Telephone Company ("BTC") the assets of the System serving the MI-1 RSA (208,779 Pops) for approximately $17.7 million in cash. The foregoing transaction is referred to herein as the "MI-1 Acquisition".

     On March 28, 1995, the Company acquired, pursuant to an agreement (the "Wausau Purchase Agreement"), a 50.02% general partnership interest and a 0.58% limited partnership interest in Wausau Cellular Limited Partnership, a Delaware limited partnership that wholly owns the System serving the Wausau, WI MSA (114,483 Net Pops) for $5.4 million in cash.

     On July 7, 1995, the Company consummated a transaction with Western Wireless Corporation ("Western Wireless") pursuant to which the Company exchanged the System serving the Lubbock, TX MSA (229,051 Pops) for approximately 327,000 Net Pops, most of which are contiguous to the Upper Midwest Cluster. The Net Pops acquired consist of the System serving the MN-5 RSA, the portion of the System serving the MN-3 RSA that the Company did not own, a portion of the MN-2 RSA (Beltrami County), approximately 85% of the System serving the Alton/Granite City, IL MSA, an additional 10.0% of the System serving the Eau Claire, WI MSA and an additional 14.5% of the System serving the Wausau, WI MSA. In addition, Western Wireless agreed to pay the Company $3.0 million in exchange for the Company's agreement not to compete with Western Wireless within the Lubbock, TX MSA for a period of three years following the exchange. Western Wireless retained ownership of certain cell sites and other capital equipment. The foregoing transaction is referred to herein as the "Lubbock/Minnesota Exchange".

     On August 10, 1995, the Company acquired from Louise Hart 49.0% of the System serving the MN-4 RSA (7,387 Net Pops), for approximately $75,000. In addition, the Company entered into an agreement, in accordance with FCC rules, to provide management and operation services to the MN-4 RSA.

  The New York Cluster Acquisition

     On December 29, 1995, the Company acquired from Cellular of Upstate New York Inc. substantially all of the assets of the System serving the NY-5 RSA (383,960 Net Pops) for approximately $65.9 million in cash. The foregoing transaction is referred to here as the "NY-5 Acquisition".

     On April 23, 1996, the Company acquired from subsidiaries of USCC the System serving the NY-6 RSA (111,023 Net Pops) and 83% of the System serving the Poughkeepsie, NY MSA (383,960 Net Pops). The Company acquired substantially all of the assets serving the NY-6 RSA for approximately $19.8 million in cash and 83% of the stock of the Dutchess County Cellular Telephone Company serving the Poughkeepsie, NY MSA for approximately $38.6 million, with one half paid in cash and the balance in a three-year note bearing interest at the prime rate (the "Poughkeepsie Note").

PENDING TRANSACTIONS

     The Company has filed applications seeking FCC approval for each of the Pending Transactions. The Company intends to consummate such transactions after the grant of FCC approvals, but, in certain cases, prior to the expiration of the 40 to 45-day finality period during which FCC approvals are subject to reconsideration or review. There can be no assurance that any or all of such approvals will be granted, will not be reconsidered or reviewed or that such approvals will not be revoked pursuant to any such proceeding. In the unlikely event any such approvals are revoked, the Company could be required to refile its applications, rescind the acquisition or sell the acquired System.

     The Company believes that the Pending Transactions described below support the Company's acquisition strategy. The Systems to be acquired increase the size of two of the Company's operating clusters, more closely surround major metropolitan markets and afford opportunities for increased marketing and engineering synergies. The Systems to be disposed of are considered non-strategic and will allow the Company to redeploy its assets in more strategic Systems.

  Expansion of the New York Cluster -- The Orange County Exchange

     The Company has reached agreement, subject to, among other things, negotiation and execution of written documentation with Vanguard Cellular Systems, Inc., pursuant to which it will exchange certain of its Systems in the Mid-Atlantic Cluster for, among other things, the Orange County, NY MSA and an additional 11.1% of the Company's majority-owned Poughkeepsie, NY MSA. Pursuant to the agreement the Company will exchange an aggregate of 548,016 Net Pops consisting of its OH-9 RSA, a portion of its OH-10 RSA (excluding Perry and Hocking counties) and the Parkersburg, WV/Marietta, OH MSA for the Orange County, NY MSA (324,323 Pops), 11.1% of the Poughkeepsie, NY MSA (262,663 Net
Pops), 12.2% of the Janesville, WI MSA (147,650 Net Pops) and approximately 23,571 additional Net Pops, including small interests in the Eau Claire, WI and Wausau, WI MSAs (in each of which the Company currently has a majority interest). The Orange County, NY MSA abuts the Company's NY-5 MSA to the north, the Company's Poughkeepsie, NY MSA to the east and the New York City MSA of McCaw/AT&T Wireless to the south and east (bordering Westchester, Putnam and Rockland counties). There can be no assurance that the Orange County Exchange will be consummated.

  Expansion of the Mid-Atlantic Cluster -- The WV-3 Acquisition

     The Company has reached agreement with a subsidiary of Horizon Cellular Telephone Company, L.P. to acquire, subject to certain conditions including FCC approval, the WV-3 RSA (269,413 Pops) for $35 million in cash. The WV-3 RSA is situated directly south of the Company's PA-9 RSA and directly east of the Company's WV-2 RSA. There can be no assurance that the WV-3 Acquisition will be consummated.

  The AL-4 Disposition

     The Company has reached agreement with Mercury, Inc. to sell, subject to certain conditions including FCC approval, its recently-acquired AL-4 RSA (140,200 Pops) for $27.5 million (of which

$2.5 million is allocated to a two year covenant not to compete) or approximately $200 per Pop. The Company acquired this stand-alone RSA in November 1995 from Dominion Cellular, Inc. for $10 million in cash and $10 million in a 5-year, 4% Note that was subsequently converted into 1,468,860 shares of Class A Common Stock of PriCellular. There can be no assurance that the AL-4 Disposition will be consummated.

  The MI-2 Disposition

     In a disputed acquisition of November 14, 1994, RFB Cellular, Inc. signed a contract to acquire the MI-2 RSA (109,612 Pops). The Company believed it should have had the right to purchase the property and initiated legal proceedings. In May 1995, as a result of this litigation, the Court of Chancery of the State of Delaware awarded the Company the right to acquire the MI-2 RSA. The defendant in the lawsuit appealed the decision. On March 22, 1996, the Delaware Supreme Court reversed the lower court's decision and ordered the Company to reverse the acquisition and sell the license and operating assets to the defendant. The Company believes that the loss of MI-2's future operating results will not be material to the Company's operations. The foregoing transaction is referred to herein as the "MI-2 Disposition".

  The WI-2 Acquisition

     The Company has interim operating authority for the WI-2 RSA pending the resolution of a dispute, to which the Company is not a party, between two applicants for the non-wireless cellular license with respect to the WI-2 RSA. The FCC has awarded the WI-2 RSA construction permit to both of the applicants. The Company's interim operating authority expires upon the earlier of 30 days notice by the applicants or construction of applicant's system unless the permit is sold to the Company. Both of such applicants have indicated a desire to sell such permit to the Company subject to FCC approval, once the final order is issued. The Company does not expect the purchase price to be material. There can be no assurance that the WI-2 Acquisition will be consummated.

  Remaining Shares of CIS

     The Company currently intends to acquire all of the outstanding shares of capital stock of CIS not currently owned by the Company, although the Company is not required to do so. Such acquisitions may be effected through privately negotiated or open market purchases, subsequent tender offers, a merger or similar business combination between the Company and CIS or otherwise. As of March 31, 1996, there were outstanding approximately 841,000 shares of CIS capital stock not owned by the Company, representing approximately 9.2% of the fully diluted equity of CIS.

OWNERSHIP PROFILE

     PriCellular completed an initial public offering of its Class A Common Stock in December 1994. Its principal stockholders include members of the family of Robert Price, President of the Company, McCaw/AT&T Wireless, a subsidiary of AT&T, Harvard Private Capital, Spectrum, The Thomas H. Lee Company and The Public School Employes' Retirement System of Pennsylvania. During 1994 and 1995, these stockholders invested in excess of $135 million in exchange for their current equity interests. McCaw/AT&T Wireless' investment in the Company consisted of cash, minority interests and a significant amount of capital equipment.

RELATIONSHIP WITH MCCAW/AT&T WIRELESS

     The Company has formed a strategic alliance with McCaw/AT&T Wireless which allows the Company to take advantage of McCaw/AT&T Wireless' acquisition experience, certain vendor discounts and certain services provided by McCaw/AT&T Wireless including a variety of centralized "back office" functions. In connection with its initial investment in the Company, McCaw/AT&T

Wireless contributed a Northern Telecom digital supernode switch and approximately 100 cell sites to the Company. The Company believes that the proximity of each of its operating clusters to McCaw/AT&T Wireless' Systems affords significant opportunities for joint marketing, promotions and other programs. The Company's Upper Midwest Cluster is contiguous to McCaw/AT&T Wireless' Systems serving the Minneapolis/St. Paul, MN MSA and the St. Cloud, MN MSA. The Company's Mid-Atlantic Cluster borders the Pittsburgh, PA, Steubenville, OH MSA and Wheeling, WV MSAs owned by McCaw/AT&T Wireless. The Company's New York Cluster abuts the northern border of McCaw/AT&T Wireless' New York City MSA, including Westchester and Rockland Counties. The New York Cluster is also adjacent to three MSAs owned by SBC (with whom the Company has a joint venture in Illinois and Texas).

     The Company was incorporated under the laws of the State of Delaware on February 20, 1990. The principal executive offices of the Company are located at 45 Rockefeller Plaza, New York, New York 10020, and its telephone number is
(212) 459-0800.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Class A Common Stock in this Offering. The Company has requested the Selling Stockholders to register and sell the shares to be sold in the Offering in order to increase the liquidity of the Class A Common Stock without diluting existing stockholders.

                      PRICE RANGE OF CLASS A COMMON STOCK
                              AND DIVIDEND POLICY

PRICE RANGE OF CLASS A COMMON STOCK

     The Company's Class A Common Stock is listed on the American Stock Exchange under the symbol "PC". The Company's Class A Common Stock is also traded on the Chicago Stock Exchange under the symbol "PC.M" and on the Pacific Stock Exchange under the symbol "PC.P". The table below sets forth, for the periods indicated, the high and low sale prices of the Company's Class A Common Stock as reported on the American Stock Exchange Composite Tape. Prior to December 15, 1994, there was no established public trading market for any of the Company's securities.

                        PERIOD                                        HIGH     LOW
                                                                     ------   ------
        1994:
             Fourth quarter (since initial public offering on
               December 15, 1994)..................................  $ 6.24   $ 5.76
        1995:
             First quarter.........................................  $ 6.32   $ 4.16
             Second quarter........................................  $ 6.08   $ 4.56
             Third quarter.........................................  $11.20   $ 5.80
             Fourth quarter........................................  $11.90   $ 9.20
        1996:
             First quarter.........................................  $13.38   $ 9.00
             Second quarter (through May 13, 1996).................  $13.63   $12.50

     A recent last sale price for the Class A Common Stock on the American Stock Exchange is set forth on the cover page of this Prospectus. On April 22, 1996, there were 64 holders of record of the Class A Common Stock. The Company estimates that there were approximately 3,000 holders of Class A Common Stock based upon the number of holders of record and the number of individual participants in certain security position listings.

     There is no established public trading market for the Company's Class B Common Stock. On April 22, 1996, there were 19 holders of record of the Class B Common Stock.

DIVIDEND POLICY

     The Company anticipates that any income generated in the foreseeable future will be retained for the development and expansion of its business and the repayment of indebtedness, and therefore does not anticipate paying dividends on its Common Stock in the foreseeable future. Payment of cash dividends on the Common Stock is currently prohibited by certain provisions of the Company's financing arrangements. The Company has not paid cash dividends since inception.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1996 (i) the consolidated capitalization of the Company and (ii) the unaudited pro forma consolidated capitalization of the Company as adjusted for the Pending Transactions and the Offering. This table should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and notes thereto, included elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company -- Recent Acquisitions" and " -- Pending Transactions".

                                                                        AS OF MARCH 31, 1996
                                                                     ---------------------------
                                                                                      PRO FORMA
                                                                      ACTUAL         AS ADJUSTED
                                                                     ---------       -----------
                                                                            (IN THOUSANDS)
Current portion of long-term debt.................................   $     389        $  --
14% Senior Subordinated Discount Notes............................     132,556          132,556
10 3/4% Senior Subordinated Convertible Discount Notes............      37,946           37,946
12 1/4% Senior Subordinated Discount Notes........................     152,301          152,301
Poughkeepsie Note.................................................      --               19,429
Other long-term debt..............................................       2,042           --
                                                                      --------         --------
          Total long-term debt (including current portion of
             long-term debt)......................................     325,234          342,232
                                                                      --------         --------
Stockholders' equity:
  Preferred Stock, $0.01 par value per share: Authorized
     10,000,000 shares; issued and outstanding 96,000 shares
     Series A Cumulative Convertible..............................           1                1
  Common Stock, $0.01 par value per share:
     Class A: Authorized 100,000,000 shares; issued and
      outstanding 13,522,046 shares actual; 15,587,277 as
      adjusted....................................................         135              156
     Class B: Authorized 20,000,000 shares; issued and outstanding
      17,269,621 shares actual; 15,204,390 as adjusted............         173              152
Additional paid-in capital........................................     214,966          214,966
Retained earnings.................................................     (17,148)         (17,002)
                                                                      --------         --------
          Total stockholders' equity..............................     198,127          198,273
                                                                      --------         --------
          Total capitalization....................................   $ 523,361        $ 540,505
                                                                      ========         ========

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The pro forma financial statements presented below reflect the effects of adjustments to the historical consolidated financial statements of the Company necessary to give pro forma effect to the transactions described as if such transactions had occurred on January 1, 1995 for purposes of the unaudited pro forma condensed consolidated statements of operations and as of March 31, 1996 for purposes of the unaudited pro forma condensed consolidated balance sheet.

                                                                   ACTUAL DATE
                    PROPERTY DESCRIPTION                          OF TRANSACTION
     ---------------------------------------------------  ------------------------------
     ACQUISITIONS:
      1.  MI-1 RSA......................................  March 7, 1995
      2.  Wausau, WI MSA................................  March 28, 1995
      3.  MN 2-A RSA, MN 3-B RSA, MN-5 RSA and the
          Alton/Granite City, IL MSA....................  July 7, 1995
      4.  OH-7 RSA......................................  September 27, 1995
      5.  WV-2 RSA......................................  December 20, 1995
      6.  NY-5 RSA......................................  December 29, 1995
      7.  PA-9 RSA......................................  February 2, 1996
      8.  NY-6 RSA, Poughkeepsie, NY MSA (83%)..........  April 23, 1996
      9.  Orange County, NY MSA.........................  Pending
     10.  WV-3 RSA......................................  Pending
     DISPOSITIONS:
     11.  Abilene, TX MSA...............................  January 6, 1995
     12.  AL-4 RSA......................................  Pending
     13.  MI-2 RSA......................................  Disposition expected pursuant to court order of March 22,
                                                          1996
     OTHER:
     14.  Exchange of Lubbock, TX MSA for Minnesota
          properties (see 3 above)......................  July 7, 1995
     15.  SBC Joint Venture.............................  November 30, 1995
     16.  Disposition of OH-9 RSA, OH-10B RSA and
           Parkersburg, WV/Marietta, OH MSA.............  Pending
     17.  Issuance of 10 3/4% Notes, 12 1/4% Notes and
           Poughkeepsie Note............................  August 21, 1995
                                                          September 27, 1995 and
                                                          April 23, 1996

     The unaudited pro forma condensed consolidated statements of operations give effect to the above listed transactions under the purchase method of accounting.

     The unaudited pro forma condensed consolidated financial statements have been prepared by the Company's management. The unaudited pro forma data is not designed to represent and does not represent what the Company's results of operations or financial position would have been had the aforementioned transactions been completed on or as of the dates assumed, and are not intended to project the Company's results of operations for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited consolidated financial statements and notes of the Company and certain acquired businesses included elsewhere or incorporated by reference herein.

     The unaudited pro forma condensed consolidated financial statements do not give effect to the pending acquisition of the WI-2 RSA. Because the Company has interim operating authority for the WI-2 RSA pending the resolution of a dispute, to which the Company is not a party, between two applicants for the license to the WI-2 RSA, the Company's historical financial information includes all revenue and income generated by the WI-2 RSA. The Company does not expect the purchase price for the WI-2 RSA to be material to the Company's financial position.

                            PRICELLULAR CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                                    HISTORICAL
                                                                                                                -------------------
                                                                        PRO FORMA               PRO FORMA
                                                                       ADJUSTMENTS             FOR RECENT             PENDING
                                              HISTORICAL               FOR RECENT             ACQUISITIONS         ACQUISITIONS
                                     -----------------------------    ACQUISITIONS            AND THE DEBT      -------------------
                                                       RECENT            AND THE               FINANCINGS       ORANGE
                                     PRICELLULAR   ACQUISITIONS(1)   DEBT FINANCINGS           AS ADJUSTED      COUNTY       WV-3
                                     -----------   ---------------   ---------------          -------------     -------     -------
REVENUES...........................  $    21,262       $ 2,671          $    (318)(f)(g)       $    23,615      $ 2,438     $ 1,114
COSTS AND EXPENSES:
 Cost of cellular service..........        5,435           983               (118)(g)                6,300          366         126
 Cost of equipment sold............        2,312           252                (53)(g)                2,511           67          72
 Selling, general and
   administrative..................        7,384         1,217               (163)(g)                8,438        1,261         560
 Depreciation and amortization.....        4,557           213                354(b)(g)              5,124          258         313
                                            ----          ----             ------                   ------        -----      ------
                                          19,688         2,665                 20                   22,373        1,952       1,071
                                            ----          ----             ------                   ------        -----      ------
Operating income (loss)............        1,574             6               (338)                   1,242          486          43
Other income (expense)
 Interest expense, net.............       (8,772)         (340)            (1,425)(c)(g)(h)        (10,537)        (916)       (414)
 Other income (expense)............          250             3                                         253
                                            ----          ----             ------                   ------        -----      ------
Total other income (expense).......       (8,522)         (337)            (1,425)                 (10,284)        (916)       (414)
                                            ----          ----             ------                   ------        -----      ------
Net income (loss)..................  $    (6,948)      $  (331)         $  (1,763)             $    (9,042)     $  (430)    $  (371)
                                            ====          ====             ======                   ======        =====      ======
Net income (loss) per share........  $     (0.23)                                              $     (0.29)
                                        --------                                                 ---------
                                        --------                                                 ---------
Weighted average number of Common
 Shares used in computation of net
 income (loss) per share...........   30,801,000                                                30,801,000
                                        --------                                                 ---------
                                        --------                                                 ---------


                                      PRO FORMA
                                     ADJUSTMENTS
                                     FOR PENDING
                                     TRANSACTIONS          PRO FORMA
                                     ------------         -----------
                                     <C
REVENUES...........................    $ (4,386)(l)       $    22,781
COSTS AND EXPENSES:
 Cost of cellular service..........      (1,123)(l)             5,669
 Cost of equipment sold............        (643)(l)             2,007
 Selling, general and
   administrative..................      (1,554)(l)             8,705
 Depreciation and amortization.....        (451)(k)(l)          5,244
                                         ------                ------
                                         (3,771)               21,625
                                         ------                ------
Operating income (loss)............        (615)                1,156
Other income (expense)
 Interest expense, net.............       1,235(j)(n)         (10,632)
 Other income (expense)............         313(m)                566
                                         ------                ------
Total other income (expense).......       1,548               (10,066)
                                         ------                ------
Net income (loss)..................    $    933           $    (8,910)
                                         ======                ======
Net income (loss) per share........                       $     (0.29)
                                                             --------
                                                             --------
Weighted average number of Common
 Shares used in computation of net
 income (loss) per share...........                        30,801,000
                                                             --------
                                                             --------

- ---------------
(1) See supplemental unaudited condensed combined statement of operations for the three months ended March 31, 1996 on page 35 for details of Recent Acquisitions.

                            PRICELLULAR CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                                   HISTORICAL
                                                                                                               -------------------
                                                                       PRO FORMA               PRO FORMA
                                                                      ADJUSTMENTS             FOR RECENT             PENDING
                                             HISTORICAL               FOR RECENT             ACQUISITIONS         ACQUISITIONS
                                    -----------------------------    ACQUISITIONS            AND THE DEBT      -------------------
                                                      RECENT            AND THE               FINANCINGS       ORANGE
                                    PRICELLULAR   ACQUISITIONS(1)   DEBT FINANCINGS           AS ADJUSTED      COUNTY       WV-3
                                    -----------   ---------------   ---------------          -------------     -------     -------
REVENUES..........................  $    41,504       $26,898          $  (5,439)(a)(f)(g)    $    62,963      $ 9,145     $ 4,237
COSTS AND EXPENSES:
 Cost of cellular service.........       10,694         6,141             (1,892)(a)(g)            14,943        1,310         599
 Cost of equipment sold...........        4,951         1,811               (422)(a)(g)             6,340          572         514
 Selling, general and
   administrative.................       16,512        11,376             (1,360)(a)(g)            26,528        4,314       2,069
 Depreciation and amortization....       10,337         4,134              2,429(a)(b)(g)          16,900        1,233       1,172
                                       --------       -------           --------                 --------      -------     -------
                                         42,494        23,462             (1,245)                  64,711        7,429       4,354
                                       --------       -------           --------                 --------      -------     -------
Operating Income (loss)...........         (990)        3,436             (4,194)                  (1,748)       1,716        (117)
Other income (expense)
 Interest expense, net............      (18,839)       (2,439)           (17,770)(c)(g)(h)        (39,048)      (4,073)     (1,598)
 Other income (expense)...........          520            23                500(d)                 1,043
 Gain on sale of investments in
   cellular operations............       11,598                          (11,598)(e)
                                       --------       -------           --------                 --------      -------     -------
Total other income (expense)......       (6,721)       (2,416)           (28,868)                 (38,005)      (4,073)     (1,598)
                                       --------       -------           --------                 --------      -------     -------
Net income (loss).................  $    (7,711)      $ 1,020          $ (33,062)             $   (39,753)     $(2,357)    $(1,715)
                                       ========       =======           ========                 ========      =======     =======
Net income (loss) per share.......  $     (0.30)                                              $     (1.43)
                                       --------                                                 ---------
                                       --------                                                 ---------
Weighted average number of Common
 Shares used in computation of net
 income (loss) per share(dd)......   25,771,000                                                27,863,000
                                       --------                                                ----------
                                       --------                                                ----------


                                     PRO FORMA
                                    ADJUSTMENTS
                                    FOR PENDING
                                    TRANSACTIONS          PRO FORMA
                                    ------------         -----------
                                    <C
REVENUES..........................    $ (4,475)(i)(l)    $    71,870
COSTS AND EXPENSES:
 Cost of cellular service.........        (923)(l)            15,929
 Cost of equipment sold...........        (434)(l)             6,992
 Selling, general and
   administrative.................      (1,355)(l)            31,556
 Depreciation and amortization....         745(k)(l)          20,050
                                       -------              --------
                                        (1,967)               74,527
                                       -------              --------
Operating Income (loss)...........      (2,508)               (2,657)
Other income (expense)
 Interest expense, net............       5,292(j)(n)         (39,427)
 Other income (expense)...........       1,250(m)              2,293
 Gain on sale of investments in
   cellular operations............
                                       -------              --------
Total other income (expense)......       6,542               (37,134)
                                       -------              --------
Net income (loss).................    $  4,034           $   (39,791)
                                       =======              ========
Net income (loss) per share.......                       $     (1.43)
                                                            --------
                                                            --------
Weighted average number of Common
 Shares used in computation of net
 income (loss) per share(dd)......                        27,863,000
                                                            --------
                                                            --------

- ---------------
(1) See supplemental unaudited condensed combined statement of operations for the year ended December 31, 1995 on page 36 for details of Recent Acquisitions.

                            PRICELLULAR CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                    HISTORICAL
                                                      -----------------------------------------------------------------------
                                                                       ORANGE
                                                      PRICELLULAR      COUNTY          NY-6        POUGHKEEPSIE        WV-3
                                                      ---------       ---------       -------      ------------      --------
ASSETS
Current assets:
 Cash and cash equivalents.........................   $  94,873       $      27       $   341       $      210       $     76
 Accounts receivable, net..........................       9,674             801           645              742            506
 Inventory.........................................       1,605             171            24               32             46
 Prepaid expenses and other current assets.........       4,766             130            53               26             31
                                                      ---------       ---------       -------      ------------      --------
     Total current assets..........................     110,918           1,129         1,063            1,010            659
Net fixed assets...................................      56,886           5,398         1,698            2,217          2,272
Investment in cellular operations..................      37,637           2,760
Cellular licenses, net.............................     308,140                         1,623                          12,875
Cellular license held for sale.....................      21,000
Deferred financing costs, net......................      11,028
Other assets.......................................          38              13            42               84            656
                                                      ---------       ---------       -------      ------------      --------
     Total assets..................................   $ 545,647       $   9,300       $ 4,426       $    3,311       $ 16,462
                                                      ==========      ==========      =======      ==============    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses.............   $  16,615       $     273       $   234       $      435       $    336
 Long-term debt -- current portion.................         389                                             20
 Income taxes payable..............................         524                            45               76
 Other current liabilities.........................       3,532          33,234           172           13,817         15,695
                                                      ---------       ---------       -------      ------------      --------
     Total current liabilities.....................      21,060          33,507           451           14,348         16,031
Long-term debt.....................................     324,845                                             37
Other long-term liabilities........................       1,615              47            20               96
                                                      ---------       ---------       -------      ------------      --------
     Total liabilities.............................     347,520          33,554           471           14,481         16,031
Stockholders' equity (deficit).....................     198,127         (24,254)        3,955          (11,170)           431
                                                      ---------       ---------       -------      ------------      --------
Total liabilities and stockholders' equity
 (deficit).........................................   $ 545,647       $   9,300       $ 4,426       $    3,311       $ 16,462
                                                      ==========      ==========      =======      ==============    =========


                                                      PRO FORMA
                                                     ADJUSTMENTS           PRO FORMA
                                                     ------------         ------------
                                                      <C
ASSETS
Current assets:
 Cash and cash equivalents.........................   $ $(43,512)(o)       $   52,015
 Accounts receivable, net..........................       (2,977)(p)            9,391
 Inventory.........................................         (342)(q)            1,536
 Prepaid expenses and other current assets.........         (136)(r)            4,870
                                                     ------------         ------------
     Total current assets..........................      (46,967)              67,812
Net fixed assets...................................      (10,090)(s)           58,381
Investment in cellular operations..................       (2,760)(t)           37,637
Cellular licenses, net.............................       66,194(u)           388,832
Cellular license held for sale.....................      (21,000)(v)                0
Deferred financing costs, net......................                            11,028
Other assets.......................................         (764)(w)               69
                                                     ------------         ------------
     Total assets..................................   $  (15,387)          $  563,759
                                                     ==============       ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses.............   $   (3,223)(x)       $   14,670
 Long-term debt -- current portion.................         (409)(y)                0
 Income taxes payable..............................                               645
 Other current liabilities.........................      (61,406)(z)            5,044
                                                     ------------         ------------
     Total current liabilities.....................      (65,038)              20,359
Long-term debt.....................................       17,350(aa)          342,232
Other long-term liabilities........................        1,117(bb)            2,895
                                                     ------------         ------------
     Total liabilities.............................      (46,571)             365,486
Stockholders' equity (deficit).....................       31,184(cc)          198,273
                                                     ------------         ------------
Total liabilities and stockholders' equity
 (deficit).........................................   $  (15,387)          $  563,759
                                                     ==============       ==============

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                       CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

     For purposes of determining the pro forma effect of the transactions described above on the Company's unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 1996 and audited Consolidated Statement of Operations for the year ended December 31, 1995, the following adjustments have been made:

                                                               THREE MONTHS     YEAR ENDED
                                                                  ENDED        DECEMBER 31,
                                                              MARCH 31, 1996       1995
                                                              --------------   ------------
    (a)  Represents the results of operations of the Lubbock
         system for the period January 1, 1995 to July 7,
         1995 and the results of operations of the Laredo
         System which was contributed to the SBC Joint
         Venture on November 30, 1995.
         Revenues...........................................                     $   (7,680)
         Cost of Cellular service...........................                         (1,623)
         Cost of equipment sold.............................                           (330)
         Selling, general and administrative................                         (1,104)
         Depreciation and amortization......................                         (1,432)
    (b)  Represents the incremental depreciation and
         amortization due to the application of purchase
         price accounting resulting from increases in the
         basis of the assets that resulted from the
         acquisition of Wausau, MI-1, MN-2A, MN-3B, MN-5,
         Alton/Granite City, OH-7, WV-2, NY-5, PA-9, NY-6
         and Poughkeepsie, NY. Fixed assets are depreciated
         over a useful life of three to seven years.
         Cellular licenses are amortized over 40 years......     $       457     $    3,995
    (c)  Represents amortization of the deferred financing
         costs, as well as the adjustments to interest
         expense to give effect to the issuance of the
         10 3/4% Senior Subordinated Convertible Discount
         Notes issued during 1995, the issuance of the
         12 1/4% Senior Subordinated Discount Notes issued
         during 1995, the issuance of the Poughkeepsie Note
         issued in April 1996, and the elimination of
         certain interest expense of Wausau, MI-1, MN-2A,
         MN-3B, MN-5, Alton/ Granite City, OH-7, WV-2, NY-5,
         PA-9 and NY-6 as a result of debt not assumed as a
         part of these acquisitions.
           Amortization of deferred financing costs.........                     $     (649)
           Interest expense for the 10 3/4% Senior
              Subordinated Convertible Discount Notes.......     $      (409)        (2,702)
           Interest expense for the 12 1/4% Senior
              Subordinated Discount Notes...................            (615)       (13,734)
           Interest expense for the Poughkeepsie Note.......            (364)        (1,457)
           Elimination of historical interest expense, net
              as a result of debt not assumed as part of the
              following acquisitions:
         MN-2A, MN-3B, MN-5 and Alton/Granite City..........                            496
         OH-7...............................................                            326
         WV-2...............................................                            156
         NY-5...............................................                           (154)
         PA-9...............................................                            305
         NY-6...............................................               5             38
         Poughkeepsie.......................................             334          1,272
                                                              --------------   ------------
                                                                 $    (1,049)    $  (16,103)
                                                              ===============  =============

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS     YEAR ENDED
                                                                  ENDED        DECEMBER 31,
                                                              MARCH 31, 1996       1995
                                                              --------------   ------------
    (d)  Represents additional income attributable to the
         covenant not to compete pursuant to the
         Lubbock/Minnesota Exchange.........................                     $      500
    (e)  Represents the elimination of the gain on the sale
         of the Company's interest in the Abilene, TX MSA...                     $  (11,598)
    (f)  Represents the share of income from the SBC Joint
         Venture in accordance with the Joint Venture
         Agreement..........................................     $       225     $    3,025
    (g)  Represents the elimination of the results of
         operations of the MI-2 system which is to be
         disposed of.
           Revenues.........................................     $      (543)    $     (784)
           Cost of cellular service.........................            (118)          (269)
           Cost of equipment sold...........................             (53)           (92)
           Selling, general and administrative..............            (163)          (256)
           Depreciation and amortization....................            (103)          (134)
           Interest expense, net............................              68            107
    (h)  Represents the loss of interest income attributable
         to a decrease in cash on hand due to the purchase
         of NY-6 and Poughkeepsie...........................     $      (444)    $   (1,774)
    (i)  Represents the elimination of revenues earned in
         connection with the Management Agreement associated
         with the purchase of AL-4..........................                     $     (755)
    (j)  Represents the elimination of certain interest
         expense of Orange County and WV-3 as a result of
         debt not assumed as a part of these acquisitions.
         Orange County......................................     $       916     $    4,073
         WV-3...............................................             414          1,598
                                                              --------------   ------------
                                                                 $     1,330     $    5,671
                                                              ===============  =============
    (k)  Represents the incremental depreciation and
         amortization due to the application of purchase
         price accounting resulting from increases in the
         basis of the assets that resulted from the
         acquisition of Orange County and WV-3. Fixed assets
         are depreciated over a useful life of three to
         seven years. Cellular licenses are amortized over
         40 years...........................................     $       394     $    1,585
    (l)  Represents the elimination of the results of
         operations of AL-4, OH-9, OH-10 and Parkersburg,
         WV/Marietta, OH systems which are to be sold or
         exchanged.
         Revenues...........................................     $    (4,386)    $   (3,720)
         Cost of cellular service...........................          (1,123)          (923)
         Cost of equipment sold.............................            (643)          (434)
         Selling, general and administrative................          (1,554)        (1,355)
         Depreciation and amortization......................            (845)          (840)

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS     YEAR ENDED
                                                                  ENDED        DECEMBER 31,
                                                              MARCH 31, 1996       1995
                                                              --------------   ------------
    (m)  Represents additional income attributable to the
         covenant not to compete pursuant to the sale
         of AL-4 ...........................................     $       313     $    1,250
    (n)  Represents loss of interest income attributable to
         a decrease in cash on hand due the purchase of
         WV-3 ..............................................     $       (95)    $     (379)

     For purposes of determining the pro forma effect of the transactions described above on the Company's unaudited Condensed Consolidated Balance Sheet as of March 31, 1996, the following adjustments have been made:

  (o)  CASH AND CASH EQUIVALENTS
       Purchase of NY-6..........................................................  $(19,800)
       Purchase of Poughkeepsie..................................................   (19,600)
       Purchase of WV-3..........................................................   (35,000)
       Proceeds from sale of AL-4................................................    27,500
       Proceeds from disposition of MI-2.........................................     6,031
       Adjustments to the purchase price of NY-6, Poughkeepsie and WV-3 and the sales price of AL-4 based upon their working capital, as adjusted, in
         accordance with the acquisition and sales agreements....................    (2,199)
       Total cash not acquired in connection with the above acquisitions.........      (444)
                                                                                   ---------
                                                                                   $(43,512)
                                                                                   =========
  (p)  ACCOUNTS RECEIVABLE
       Receivables not acquired in connection with the above mentioned
         acquisitions............................................................  $   (663)
       Receivables sold or exchanged in the following transactions:
       MI-2......................................................................      (402)
       AL-4......................................................................      (349)
       OH-9......................................................................      (954)
       OH-10.....................................................................      (265)
       Parkersburg...............................................................      (344)
                                                                                   --------
                                                                                   $ (2,977)
                                                                                   =========
  (q)  INVENTORY
       Represents the elimination of inventory disposed of in the following transactions:
       MI-2......................................................................  $    (79)
       AL-4......................................................................       (87)
       OH-9......................................................................       (96)
       OH-10.....................................................................       (42)
       Parkersburg...............................................................       (38)
                                                                                   --------
                                                                                   $   (342)
                                                                                   =========
  (r)  PREPAID EXPENSES & OTHER CURRENT ASSETS
       Represents the elimination of prepaid expenses and other current assets disposed of in the following transactions:
       MI-2......................................................................  $     (4)

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                             (DOLLARS IN THOUSANDS)

       AL-4......................................................................        (3)
       OH-9......................................................................       (37)
       OH-10.....................................................................       (69)
       Parkersburg...............................................................        (7)
       Represents the elimination of prepaid expenses and other current assets not
           acquired in the following acquisition:
       Poughkeepsie..............................................................       (16)
                                                                                   --------
                                                                                   $   (136)
                                                                                   =========
  (s)  NET FIXED ASSETS
       Represents the decrease in net fixed assets due to the sale and disposition of the following:
       MI-2......................................................................  $ (1,539)
       AL-4......................................................................    (3,868)
       OH-9......................................................................    (1,863)
       OH-10.....................................................................    (1,672)
       Parkersburg...............................................................    (1,148)
                                                                                   --------
                                                                                   $(10,090)
                                                                                   =========
  (t)  INVESTMENT IN CELLULAR OPERATIONS
       Represents the elimination of Investments in Cellular Operations not being acquired in connection with the Orange County Exchange..................  $ (2,760)
  (u)  CELLULAR LICENSES, NET
       Represents the increase in Cellular licenses due to the application of purchase price accounting for the following acquisitions:
       NY-6......................................................................  $ 16,725
       Poughkeepsie..............................................................    38,559
       WV-3......................................................................    19,768
       Represents the adjustment to cellular licenses resulting from the Orange
         County Exchange.........................................................    (2,094)
       Represents the decrease in Cellular licenses due to disposition of the
         MI-2 RSA................................................................    (6,764)
                                                                                   --------
                                                                                   $ 66,194
                                                                                   =========
  (v)  CELLULAR LICENSE HELD FOR SALE
       Represents the decrease in Cellular license held for sale due to the sale of the AL-4 RSA.........................................................  $(21,000)

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                             (DOLLARS IN THOUSANDS)

  (w)  OTHER ASSETS
       Represents the elimination of other assets not acquired in the following acquisitions:
       NY-6......................................................................  $    (42)
       Poughkeepsie..............................................................       (84)
       WV-3......................................................................      (631)
       Represents the decrease in other assets due to sale and disposition of the following:
       MI-2......................................................................        (4)
       AL-4......................................................................        (2)
       OH-9......................................................................        (1)
                                                                                   --------
                                                                                   $   (764)
                                                                                   =========
  (x)  ACCOUNTS PAYABLE & ACCRUED EXPENSES
       Represents the decrease in accounts payable and accrued expenses due to the sale and disposition of the following:
       MI-2......................................................................  $   (321)
       AL-4......................................................................      (522)
       OH-9......................................................................    (1,001)
       OH-10.....................................................................      (738)
       Parkersburg...............................................................      (641)
                                                                                   --------
                                                                                   $ (3,223)
                                                                                   =========
  (y)  LONG-TERM DEBT -- CURRENT PORTION
       Represents the decrease in Long-Term Debt -- Current Portion due to the
         disposition of MI-2.....................................................  $   (389)
       Represents the elimination of Long-Term Debt -- Current Portion not being
         acquired in the Poughkeepsie acquisition................................       (20)
                                                                                   --------
                                                                                   $   (409)
                                                                                   =========
  (z)  OTHER CURRENT LIABILITIES
       Represents the elimination of affiliated payables not being acquired in the following acquisitions:
       NY-6......................................................................  $   (117)
       Poughkeepsie..............................................................   (13,793)
       WV-3......................................................................   (15,508)
       Orange County.............................................................   (33,234)
       Represents the current unearned portion of the two year covenant not to
         compete received in connection with the sale of AL-4....................     1,250
       Represents the decrease in other current liabilities due to the sale and disposition of the following:
       MI-2......................................................................        (1)
       OH-9......................................................................        (2)
       Parkersburg...............................................................        (1)
                                                                                   --------
                                                                                   $(61,406)
                                                                                   =========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                             (DOLLARS IN THOUSANDS)

  (aa) LONG-TERM DEBT
       Represents the issuance of the Poughkeepsie Note in connection with the purchase of Poughkeepsie................................................  $ 19,429
       Represents the decrease in Long-Term Debt due to the disposition of
         MI-2....................................................................    (2,042)
       Represents the elimination of Long-Term Debt not being acquired in the
         Poughkeepsie acquisition................................................       (37)
                                                                                   --------
                                                                                   $ 17,350
                                                                                   =========
  (bb) OTHER LONG-TERM LIABILITIES
       Represents the long-term unearned portion of the two year covenant not to compete received in connection with the sale of AL-4....................  $  1,250
       Represents the decrease in other long-term liabilities due to the sale and disposition of the following:
       MI-2......................................................................        (8)
       AL-4......................................................................       (16)
       OH-9......................................................................       (26)
       OH-10.....................................................................       (10)
       Parkersburg...............................................................       (18)
       Represents the elimination of other long-term liabilities not being
         acquired in the Poughkeepsie acquisition................................       (55)
                                                                                   --------
                                                                                   $  1,117
                                                                                   =========
  (cc) STOCKHOLDERS' EQUITY
       Represents the gain on sale of AL-4.......................................  $    146
       Represents the elimination of net equity (deficit) in connection with the following acquisitions:
       NY-6......................................................................    (3,955)
       Poughkeepsie..............................................................    11,170
       WV-3......................................................................      (431)
       Orange County.............................................................    24,254
                                                                                   --------
                                                                                   $ 31,184
                                                                                   =========
  (dd) WEIGHTED AVERAGE SHARES OUTSTANDING
       The weighted average number of common shares used in computation of net income
         (loss) per share for the year ended December 31, 1995 under the caption Pro Forma for Recent Acquisitions As Adjusted and under the caption Pro Forma have been computed using the weighted average shares outstanding for the period, adjusted to reflect the issuance of common stock in connection with the AL-4 and Parkersburg,
         WV/Marietta, OH MSA acquisitions as if such transactions occurred on January 1,
         1995.

                            PRICELLULAR CORPORATION
       SUPPLEMENTAL UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
                            FOR RECENT ACQUISITIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                             HISTORICAL
                                                   ------------------------------
                                                        RECENT ACQUISITIONS              TOTAL
                                                   ------------------------------        RECENT
                                                   PA-9     NY-6     POUGHKEEPSIE     ACQUISITIONS
                                                   ----     ----     ------------     ------------
Revenues.........................................  $206     $942       $  1,523         $  2,671
Costs and expenses:
  Cost of cellular service.......................    70      347            566              983
  Cost of equipment sold.........................    15       84            153              252
  Selling, general and administrative............    62      363            792            1,217
  Depreciation and amortization..................    28       86             99              213
                                                   ----     ----     ------------     ------------
                                                    175      880          1,610            2,665
                                                   ----     ----     ------------     ------------
Operating income (loss)..........................    31       62            (87)               6
Other income (expense)
  Interest expense, net..........................             (5)          (335)            (340)
  Other income (expense).........................              3                               3
                                                   ----     ----     ------------     ------------
Total other income (expense).....................     0       (2)          (335)            (337)
                                                   ----     ----     ------------     ------------
Net income (loss)................................  $ 31     $ 60       $   (422)        $   (331)
                                                   =====    =====    ===========      ==========

                            PRICELLULAR CORPORATION
       SUPPLEMENTAL UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                            FOR RECENT ACQUISITIONS
                             (DOLLARS IN THOUSANDS)

                                                                                  HISTORICAL
                                          ------------------------------------------------------------------------------------------
                                                                             RECENT ACQUISITIONS
                                          ------------------------------------------------------------------------------------------
                                                                  MN-2A, MN-3B,
                                                                 MN-5 AND ALTON
                                          MI-1      WAUSAU      GRANITE CITY, IL       OH-7         WV-2         NY-5         PA-9
                                          -----    ---------    -----------------     -------      -------      -------      -------
Revenues...............................   $ 558      $ 612          $   1,224         $ 3,126      $   688      $ 9,926      $ 1,789
Costs and expenses:
 Cost of cellular service..............      96        153                290             363          239        1,808          339
 Cost of equipment sold................     111         66                  0             239            4          440          231
 Selling, general and administrative...     132        150                776           1,294          325        4,140          847
 Depreciation and amortization.........     129        105                690             282          145        1,572          296
                                           ----       ----            -------          ------        -----       ------       ------
                                            468        474              1,756           2,178          713        7,960        1,713
                                           ----       ----            -------          ------        -----       ------       ------
Operating income (loss)................      90        138               (532)            948          (25)       1,966           76
Other income (expense)
 Interest expense, net.................                                  (496)           (326)        (156)         154        (305)
 Other income (expense)................                                                     6            4           11            6
                                           ----       ----            -------          ------        -----       ------       ------
Total other income (expense)...........       0          0               (496)           (320)        (152)         165        (299)
                                           ----       ----            -------          ------        -----       ------       ------
Net income (loss)......................   $  90      $ 138          $  (1,028)        $   628      $  (177)     $ 2,131      $ (223)
                                           ====       ====            =======          ======        =====       ======       ======


                                                                         TOTAL
                                                                         RECENT
                                          NY-6       POUGHKEEPSIE     ACQUISITIONS
                                         -------     ------------     ------------
                                          <C
Revenues...............................  $ 3,786       $  5,189         $ 26,898
Costs and expenses:
 Cost of cellular service..............      663          2,190            6,141
 Cost of equipment sold................      258            462            1,811
 Selling, general and administrative...    1,324          2,388           11,376
 Depreciation and amortization.........      444            471            4,134
                                          ------        -------          -------
                                           2,689          5,511           23,462
                                          ------        -------          -------
Operating income (loss)................    1,097           (322)           3,436
Other income (expense)
 Interest expense, net.................      (38)        (1,272)          (2,439)
 Other income (expense)................      (17)            13               23
                                          ------        -------          -------
Total other income (expense)...........      (55)        (1,259)          (2,416)
                                          ------        -------          -------
Net income (loss)......................  $ 1,042       $ (1,581)        $  1,020
                                          ======        =======          =======

                            SELECTED FINANCIAL DATA

                 (Dollars in thousands, except per share data)

     The Company acquired all of its existing Systems in a series of acquisitions between April 1994 and April 1996. Accordingly, the following historical financial data is not necessarily indicative of future results of operations. The selected financial data set forth below for the Company for the three months ended March 31, 1996 and 1995 have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting of normal recurring adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for the periods presented. The selected financial data set forth below for the Company for the years ended December 31, 1995, 1994 and 1993 and as of December 31, 1995 and 1994 is derived from, and qualified by reference to, the audited consolidated financial statements included elsewhere herein. The selected financial data set forth below for the Company as of and for the years ended December 31, 1992 and 1991, and as of December 31, 1993 is derived from audited consolidated financial statements not included elsewhere herein. The selected financial data set forth below should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company included elsewhere herein.

                                         THREE MONTHS
                                       ENDED MARCH 31,                              YEARS ENDED DECEMBER 31,
                                   ------------------------    ------------------------------------------------------------------
                                      1996          1995          1995          1994          1993          1992          1991
                                   ----------    ----------    ----------    ----------    ----------    ----------    ----------
STATEMENT OF OPERATIONS DATA:
  Revenues......................   $   21,262    $    5,533    $   41,504    $    5,209    $    3,809    $    4,859    $    2,274
 Cost of cellular service.......        5,435         1,694        10,694         1,892           835         1,265           742
 Cost of equipment sold.........        2,312           629         4,951           814           255           411           317
                                     --------      --------      --------       -------      --------        ------       -------
 Gross margin...................       13,515         3,210        25,859         2,503         2,719         3,183         1,215
 General and administrative.....        3,533         1,378         9,048         4,854         1,280         3,272         1,744
 Sales and marketing............        3,851           701         7,464         1,151           379           517           545
 Depreciation and
   amortization.................        4,557         1,873        10,337         2,720         1,695         3,089         3,157
                                     --------      --------      --------       -------      --------        ------       -------
 Operating profit (loss)........        1,574          (742)         (990)       (6,222)         (635)       (3,695)       (4,231)
 Gain on sale of investments in
   cellular operations..........                     11,598        11,598         6,819        11,986         2,557
 Interest expense, net..........       (8,772)       (3,081)      (18,839)       (1,940)         (470)         (572)          (97)
 Other income (expense), net....          250                         520           (97)         (240)         (855)         (586)
 Net income (loss)..............   $   (6,948)   $    6,625    $   (7,711)   $   (1,440)   $   10,616    $   (2,565)   $   (4,914)
                                     ========      ========      ========       =======      ========        ======       =======
 Net income (loss) per share....   $     (.23)   $      .27    $     (.30)   $     (.08)   $      .56    $     (.14)   $     (.26)
                                     ========      ========      ========       =======      ========        ======       =======
 Shares outstanding(1)..........   30,801,000    24,856,000    25,771,000    18,419,000    18,980,000    18,980,000    18,980,000
                                     ========      ========      ========       =======      ========        ======       =======

                                                   AS OF                               AS OF DECEMBER 31,
                                                 MARCH 31,     ------------------------------------------------------------------
                                                    1996          1995          1994          1993          1992          1991
                                                 ----------    ----------    ----------    ----------    ----------    ----------
BALANCE SHEET DATA:
  Working capital (deficit)...................     $ 89,858      $116,415      $ 26,488        $ (139)      $ 3,277       $ 3,311
  Net fixed assets............................       56,886        52,041        26,144           389         1,700         1,556
  Total assets................................      545,647       544,766       215,744         6,755        19,719        20,698
  Long-term debt..............................      324,845       315,216       113,683         4,000         6,410         6,793
  Total liabilities...........................      347,520       339,038       137,508         4,680        10,144         8,558
  Stockholders' equity........................      198,127       205,728        78,236         2,075         9,575        12,140

- ---------------
(1) Shares outstanding for the three years ended December 31, 1993 (as adjusted for the March, 1996 and August 1995 5-for-4 stock splits) have been computed based upon the number of shares of common stock outstanding immediately prior to the closing of the initial public offering, after giving effect to the conversion of Series A and B Convertible Preferred Stock and the exercise of all options and warrants outstanding (applying to the treasury stock method) as if such shares were outstanding on January 1, 1991. Shares outstanding for the year ended December 31, 1994 was computed using the pro forma shares as calculated above, plus the weighted average shares outstanding in connection with the initial public offering. Shares outstanding for the year ended December 31, 1995 and the three months ended March 31, 1996 and 1995 were computed using the weighted average shares outstanding for the period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     Due to the synergies associated with operating contiguous markets ("clusters") the development of the cellular industry has been marked by a high volume of acquisitions, divestitures and exchanges of Systems among cellular system operators. Consistent with this experience and as a result of its effort to acquire such clusters, as of December 31, 1994, the Company no longer owned any of the Systems reflected in its historical results of operations for the years ended December 31, 1991, 1992 or 1993. As a result, the historical financial data of the Company discussed below is not comparable nor is it indicative of future results of operations.

     Cellular systems typically experience losses and negative cash flow in their initial years of operation. Although the Company generated net income and positive cash flow for the year ended December 31, 1993 (primarily as a result of the sale of the Company's cellular systems), as noted above, the Company no longer owns the Systems reflected in such results of operations. For the years ended December 31, 1994 and 1995, and the three months ended March 31, 1996 and 1995, the Company incurred net losses (except for the three months ended March 31, 1995 as a result of the gain on sale for March, 1995). The Company expects to continue to incur net losses for several years.

HISTORICAL RESULTS OF OPERATIONS

  Three Months Ended March 31, 1996 Compared to the Three Months Ended March 31, 1995

     For the three months ended March 31, 1996 the Company posted strong operating results. Operating cash flow after sales and marketing expenses (EBITDA) totaled $6,381,000. Budgeted new subscribers for the first quarter of 1996 for the then owned systems were approximately 7,500 and included estimates for the addition of PA-9 RSA (which connects the Company's Ohio/West Virginia Cluster to McCaw/AT&T's Pittsburgh, PA MSA) and NY-5 RSA. These budgeted figures were exceeded by 7,466 for a total of 14,946 net new subscriber additions, or a 99% gain over budget and there was no diminution in EBITDA. The important acquisitions of NY-6 RSA and the Poughkeepsie, NY MSA which abut NY-5 closed on April 23, 1996 and, accordingly, were not budgeted for the first quarter nor are they included here, but their operations and results will be included in this Company's second quarter results.

     Overall, the Company and the Board are pleased with the speed in which the Company has been able to bring on-line the operations of its newly acquired properties and the fact that at the end of the quarter the Company had over 95,000 subscribers.

     The Company acquired systems in March, July, September, November and December of 1995 and February 1996. The results of operations for the three months ended March 31, 1996 are not comparable with the same period in 1995. Comparison of operating results for such period is neither meaningful nor indicative of the Company's results of operations or growth.

     Revenues for the three months ended March 31, 1996 increased to $21,262,000 (consisting of cellular service revenues of $19,512,000, equipment sales revenues of $752,000 and other revenues of $998,000) from $5,533,000 (consisting of cellular service revenues of $5,346,000 and equipment sales revenues of $187,000) for the three months ended March 31, 1995.

     Total operating expenses for the three months ended March 31, 1996 increased to $19,688,000 (consisting of cost of cellular service of $5,435,000, cost of equipment sold of $2,312,000, general and administrative expenses of $3,533,000, sales and marketing expenses of $3,851,000 and depreciation and amortization of $4,557,000) from $6,275,000 of operating expenses for the three months ended March 31, 1995 (consisting of cost of cellular service of $1,694,000, cost of equipment sold of $629,000, general and administrative expenses of $1,378,000 sales and marketing expenses of $701,000 and depreciation and amortization of $1,873,000).

     The primary factor contributing to the increase in revenues and operating expenses was the Company's acquisition of a significant portion of its existing systems in the third quarter of 1995, results of which, are therefore reflected in the results of operations for the current quarter but not in the first quarter of 1995.

     Net interest expense increased to $8,772,000 from $3,081,000, due primarily to the Company's issuance of $205,000,000 face amount of Senior Subordinated Discount Notes at 12 1/4% in September 1995 and $60,000,000 face amount of Senior Subordinated Convertible Discount Notes at 10 3/4% in August 1995.

     Other income for the current quarter consists of $250,000 resulting from the Company's agreement not to compete with Western Wireless within the Lubbock, TX MSA. The consideration for the noncompete agreement totals $3,000,000 and covers a period of three years. Other income (expense) for the first quarter of 1995 includes a gain on the sale of cellular properties of $11,598,000 resulting from the sale of the Abilene, TX MSA.

     The provision for income taxes for the first quarter of 1995 is attributable to the gain on the sale of investment in cellular operations mentioned above.

  Year Ended December 31, 1995 Compared to the Year Ended December 31, 1994

     Operating revenues of $5,209,000 (consisting of cellular service revenues of $4,825,000 and equipment sales of $384,000) for the year ended December 31, 1994 represented the operations of the markets acquired in 1994 from their respective dates of acquisition on April 28, 1994 and November 23, 1994, whereas operating revenues of $41,504,000 (consisting of cellular service revenues of $38,757,000 equipment sales of $1,717,000 and other revenues of $1,030,000) for the year ended December 31, 1995 represented operations of the markets acquired in 1994 for a full year, as well as operations of the markets acquired during 1995 from their respective dates of acquisition in March, July, September, November and December 1995. In addition, other revenues in 1995 consist of management fee income of $755,000 related to the Company's interim management of the AL-4 RSA property prior to the consummation of the Company's acquisition of such property on November 7, 1995 and $275,000 of net income from the SBC Joint Venture for the month of December 1995.

     Total costs and expenses incurred for the year ended December 31, 1995 of $42,494,000 increased during 1995 from $11,431,000. This increase was due to the inclusion of a full year of costs and expenses related to the properties acquired during 1994 whereas, in 1994, costs and expenses related to such properties were only included since the dates of acquisition. In addition, total costs and expenses in 1995 included amounts related to the markets acquired during 1995 for which there are no comparable amounts in 1994. Cost of cellular service increased to $10,694,000 in 1995 from $1,892,000 in 1994 due to the larger number of acquired markets in operation incurring system telephone expenses and rental expenses on leased facilities. Cost of equipment sold increased to $4,951,000 in 1995 from $814,000 in 1994 due to an increased number of phones being sold in 1995. General and administrative expenses increased to $9,048,000 in 1995 from $4,854,000 in 1994 due primarily to costs associated with operating new markets and opening numerous administrative and retail offices in 1995. Sales and marketing expenses increased in 1995 to $7,464,000 from $1,151,000 in 1994 due to aggressive marketing kickoff campaigns for certain newly acquired markets. Depreciation and amortization increased to $10,337,000 in 1995 from $2,720,000 in 1994 due to the larger amount of equipment and intangible assets than were owned in 1994.

     Gain on sale of investments in cellular operations in 1995 and 1994 of $11,598,000 and $6,819,000, respectively, were due to the disposition of the Company's interest in the non-wireline system serving the Abilene, TX MSA and the sale of the Company's remaining interest in the Wichita Falls System, respectively.

     Interest expense of $22,953,000 in 1995, increased from $2,236,000 in 1994 due primarily to the increase in the average amount of indebtedness outstanding during the year ended December 31, 1995. Interest expense in 1995 includes a full year of interest expense on the 14% Senior Subordinated Discount Notes issued in November 1994, as compared to approximately five weeks of interest expense in 1994. In addition, interest expense in 1995 also includes interest expense related to the 12 1/4% Senior Subordinated Discount Notes issued in September 1995 and the 10 3/4% Senior Subordinated Convertible Discount Notes issued in August 1995, for which there are no comparable amounts in 1994. The Company expects interest expense to increase significantly because the debt issued during 1995 will be outstanding for all of 1996.

  Year Ended December 31, 1994 Compared to the Year Ended December 31, 1993

     During the third quarter of 1993, the Company (i) sold a 49.5% interest in the Wichita Falls System, (ii) sold the FCC licenses for the Texas-6 RSA (the "Texas-6 License") and the South Dakota-7 RSA (the "South Dakota-7 License") and
(iii) exchanged the FCC license for the Louisiana-8 RSA (the "Louisiana-8 License") for the Abilene System. Accordingly, operating revenues of $3,809,000 (consisting of cellular service revenues of $3,702,000 and equipment sales of $107,000) for the year ended December 31, 1993 were attributable to the disposed four operating properties mentioned above, whereas operating revenues of $5,209,000 (consisting of cellular service revenues of $4,825,000 and equipment sales of $384,000) for the year ended December 31, 1994 represented the operations of the newly acquired markets since their respective dates of acquisition on April 28, 1994 and November 23, 1994.

     Total costs and expenses incurred in the year ended December 31, 1994 of $11,431,000 increased from $4,444,000. The majority of the 1994 total costs and expenses related to the newly acquired Systems while the total costs and expenses in 1993 related to the Systems sold as mentioned above. Costs of cellular service increased to $1,892,000 in 1994 from $835,000 in 1993 due to the larger number of newly acquired markets in operation incurring system telephone expenses and rental expenses on leased facilities. Cost of equipment sold increased to $814,000 in 1994 from $255,000 in 1993 due to an increased number of phones being sold in 1994. General and administrative expenses increased to $4,854,000 from $1,280,000 primarily due to costs associated with operating new markets and opening numerous administrative and retail offices in 1994. Sales and marketing expenses increased in 1994 to $1,151,000 from $379,000 in 1993 due to aggressive marketing kickoff campaigns for certain newly acquired Systems. Depreciation and amortization increased to $2,720,000 in 1994 from $1,695,000 in 1993 due to the larger amount of equipment and intangibles (acquired in 1994) than were owned in 1993.

     Gain on sale of investments in cellular operations of $6,819,000 in 1994 related to the sale of the Company's remaining interest in the Wichita Falls System as compared to the $11,986,000 gain on the sale of the Company's 49.5% interest in the Wichita Falls System, the Texas-6 License, the South Dakota-7 License and the Company's minority interests in 1993.

     Interest expense of $2,236,000 in 1994, increased from $458,000 in 1993 due to the increase in the average amount of indebtedness outstanding (resulting primarily from the Senior Subordinated Discount Notes issued in 1994) during the year ended December 31, 1994. The Company expects 1995 interest expense to increase significantly as the Notes were outstanding for approximately 5 weeks in 1994 and will be outstanding for all of 1995.

     A provision for income taxes in 1994 was not required as the Company incurred a net taxable loss. The 1993 tax expense was due to alternative minimum tax incurred due to the Company utilizing a portion of its net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

     The cellular telephone business requires substantial capital to acquire, construct and expand cellular telephone systems and to fund operating requirements. The Company historically has financed its acquisitions and other capital needs through the proceeds from the issuance of debt securities, the sale of equity interests, borrowings and vendor credit facilities. As of March 31, 1996, the Company had $94,873,000 of cash and cash equivalents and $89,858,000 of working capital.

     During December 1994, the Company consummated an initial public offering of 6,250,000 shares of Class A Common Stock for net proceeds of $34,700,000. During January 1995, the Company sold an additional 468,750 shares of Class A Common Stock in connection with the over-allotment option granted to the underwriters in the initial public offering resulting in an additional proceeds of $2,600,000.

     During January 1995, the Company consummated the sale of the non-wireline cellular system serving the Abilene, Texas MSA for $15.9 million and during March 1995, the Company consummated the sale of a portion of the MN-6 RSA for $3.55 million.

     During March 1995, the Company consummated the acquisitions of the MI-1 RSA for $17.7 million and an additional 50.6% of the Wausau, WI MSA for $5.4 million. These acquisitions were funded with the proceeds from the sale of the Abilene System mentioned above and the existing cash on hand of the Company.

     On July 14, 1995, Harvard Private Capital Group, Inc. and Spectrum Equity Investors, L.P. exercised an option to purchase a total of 1,034,769 shares of the Company's Class A Common Stock resulting in net proceeds of $5,000,000 to the Company.

     On August 21, 1995, the Company received net proceeds of approximately $34.2 million after expenses from the issuance of $60,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Convertible Discount Notes due 2004. The original issue discount on the 10 3/4% Notes accretes at the rate of 10 3/4% per annum until August 2000. Thereafter cash interest accrues at the rate of 10 3/4% per annum. The 10 3/4% Notes are convertible into the Company's Class A Common Stock at a conversion price of $12.42 per share. The Company can force conversion of the 10 3/4% Notes under certain circumstances if the Company's Class A Common Stock closes at $16.15 per share for ten out of fifteen consecutive trading days.

     On September 27, 1995, the Company received net proceeds of approximately $138.3 million after expenses from the issuance of the 12 1/4% Senior Subordinated Discount Notes. These proceeds and available cash of the Company were used to finance the OH-7 RSA, OH-9 RSA, OH-10 RSA, Parkersburg, WV/Marietta, OH MSA, WV-2 RSA, AL-4 RSA and NY-5 RSA acquisitions. The total cost of these acquisitions was approximately $238 million, of which approximately $168 million was paid in cash. In addition, on November 7, 1995, the Company issued 1,468,860 shares of its Class A Common Stock in connection with the AL-4 RSA acquisition and, on September 27, 1995, the Company issued an $8.8 million note in connection with the acquisition of the Parkersburg, WV/Marietta, OH MSA which was converted into 995,799 shares of the Company's Class A Common Stock during November 1995.

     During November 1995, the Company sold an additional 2.5 million shares of Class A Common Stock resulting in net proceeds to the Company of $24.1 million.

     During November 1995, the Company's shelf registration became effective with the SEC. The shelf registration for acquisition purposes covers $100.0 million of debt securities (including convertible debt securities), $75.0 million of preferred stock (including convertible preferred stock) and $25.0 million of Class A Common Stock to be issued upon approval of the Board of Directors.

     On November 30, 1995, the Company consummated the formation of the Joint Venture with SBC in which the Company contributed its system serving the Laredo, TX MSA and SBC contributed cellular properties in the Illinois 4 and 6 RSAs. The Company owns 44.5% of the Joint Venture. Under the terms of the Joint Venture Agreement, the Company will receive distributions in the first four years of the joint venture rising from $3.3 million in the first year to $5.8 million in the last year. The Company will also have an option to put its Joint Venture interest to SBC at prices which began at $28.5 million and escalating to $39.0 million at the end of the four-year period. SBC has the right to purchase the Company's interest during the first year at approximately $56 million (which includes all of the guaranteed payments) or on the day prior to the SBC Joint Venture's fourth anniversary at 5% above the then "put" price.

     During December 1995 the Company issued 96,000 shares of Series A Cumulative Convertible Preferred stock, par value $.01 per share for net proceeds of $79,599,000. The Preferred stock receives dividends at the rate of 6.25% per annum compounded quarterly. Such dividend will not be paid in cash but will accrue and be calculated on the face value of $1,000 per share. The number of shares of Class A Common into which the Series A Cumulative Convertible Preferred Stock is convertible is equal to the quotient obtained by dividing the conversion value (initially $83,200,320 and increasing to $96,000,000 by the third anniversary of the original date of issuance or earlier upon the occurrence of certain contingencies, plus, in each case, accrued dividends through the date of conversion or, upon the occurrence of certain contingencies, through the fifth anniversary of the date of issuance) divided by the conversion price ($11.04 per share subject to adjustment). The Company can effectively force the conversion of the cumulative convertible shares at such time as the Company's common stock trades at or above $18.40 per share for 10 out of 15 trading days. The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock the holder would receive upon conversion.

     During February 1996, the Company acquired substantially all of the assets of the System serving the PA-9 RSA (188,000 Pops) for $26,100,000 in cash. The PA-9 RSA abuts the WV-2 RSA and WV-3 RSA and McCaw/AT&T's Pittsburgh, PA MSA.

     On April 23, 1996, the Company consummated the acquisition of the NY-6 RSA consisting of approximately 111,000 Pops for $19,800,000. Additionally, the Company acquired 83% of the Poughkeepsie, NY MSA which has approximately 263,000 Pops for cash and a note together totaling approximately $39,200,000, with one-half paid in cash and the balance in the Poughkeepsie Note, which is a three-year prime note with a bullet maturity. The Company will acquire an additional 11.1% of the Poughkeepsie, NY MSA pursuant to the Orange County Exchange. See "The Company -- Pending Transactions."

     The Company has plans for construction and expansion of property, plant and equipment over the next 12 months. The Company does not expect these buildout costs for its existing Systems and Systems to be acquired pursuant to the Pending Transactions to be material due to the fact that the Company received equity contributions in the form of cellular switching and transmitting equipment from McCaw/AT&T Wireless. These contributions included a Northern Telecom digital supernode switch with expanded port capacity and approximately 100 cell sites with over 1,100 transceivers. Although most of the cell sites have been deployed, the Company expects that its capital expenditure requirements will be lower than industry averages for the foreseeable future given its remaining inventory of cell sites.

     The Company has expanded its marketing efforts significantly over prior periods, including but not limited to, the increased use of funds for advertising, cellular telephone inventory purchases and other expenditures relating to subscriber growth.

     The Company has plans for future growth through acquisition which will require additional financing. Although the Company has historically been able to obtain such financing, there is no guarantee that such financing will continue to be available.

  Impact of Recently Issued Accounting Standard

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and, the effect of adoption was not material.

                                    BUSINESS

GENERAL

     PriCellular, through its subsidiaries, owns and operates FCC licensed cellular telephone systems in the United States, primarily in smaller MSAs and strategically located RSAs. The Company operates its Systems principally in the Midwest and Mid-Atlantic regions in addition to markets north of New York City and south of Albany, NY. As of April 30, 1996, the Company owned cellular interests representing approximately 4.0 million Net Pops and had over 100,000 subscribers before giving effect to the Pending Transactions. The Company sells and markets its products and services principally under the CELLULAR ONE(R) brand name through a distribution network of over 50 full service retail stores, a direct sales force and a select group of agents. In addition, the Company has formed a strategic alliance with McCaw/AT&T Wireless, a principal stockholder, allowing it to take advantage of McCaw/AT&T Wireless' acquisition experience, vendor discounts, centralized "back office" functions and joint marketing opportunities in markets which are adjacent to McCaw/AT&T Wireless markets.

     Through selective acquisitions and asset swaps, the Company has concentrated its efforts on creating an integrated network of cellular systems in contiguous service areas. After giving effect to the Pending Transactions, each of which is subject to certain conditions, including FCC approval, the Company will own cellular interests representing approximately 4.0 million Net Pops with over 100,000 subscribers, representing a penetration rate of 2.6%. These interests consist principally of three large operating clusters of cellular Systems:

            Upper Midwest Cluster -- a 1.6 million Net Pop cluster of 13 non-wireline Systems covering more than 65,000 contiguous square miles in Minnesota, Wisconsin and Michigan.

            Mid-Atlantic Cluster -- an 853,000 Net Pop cluster of five contiguous non-wireline Systems consisting of five RSAs in Ohio, Pennsylvania and West Virginia covering more than 10,000 contiguous square miles.

            New York Cluster -- a 1.1 million Net Pop cluster of two MSAs and two RSAs covering more than 8,000 contiguous square miles in suburban New York located between New York City and the Albany, NY MSA of SBC.

     In addition, the Company owns two contiguous Systems in Alabama, a 44.5% interest in a joint venture with SBC (which is managed and operated by SBC), representing 260,058 Net Pops, and certain other cellular interests.

     During 1995, the Company's customer base increased from 17,344 to 78,227. This significant growth in subscribers was due to both acquisitions and increased penetration of its existing markets. As of December 31, 1995, revenues and EBITDA of the Company were $41.5 million and $9.9 million, respectively, and for the three months ended March 31, 1996 were $21.3 million and $6.4 million, respectively, in each case before giving effect to the Pending Transactions. On a pro forma basis, after giving effect to the Recent Acquisitions and the Pending Transactions, the revenues and EBITDA of the Company for 1995 were $71.9 million and $19.7 million, respectively, and for the three months ended March 31, 1996 were $22.8 million and $7.0 million, respectively. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

BUSINESS STRATEGY

  Acquisition Strategy

     The Company's strategy is to continue to expand its current clusters through the acquisition of contiguous properties and, secondarily, to target for purchase other small to mid-sized MSAs and strategic RSAs that it believes are undervalued, underdeveloped or that possess traits indicative of potentially high cellular usage and superior financial performance. The operation of contiguous markets permits the Company to provide broad areas of uninterrupted service and achieve certain economies of scale, including certain centralized marketing, administrative and engineering functions. The Company believes that smaller MSAs and certain RSAs often exhibit a concentration of small businesses, longer commute times and well-travelled roads, all indicators of strong cellular use. Many of these markets serve as hubs for retail trading areas and as business, cultural or medical centers for populations spread over wide geographic areas. In addition, management believes that because its markets are less densely populated, they are less likely to face the level of competition expected to be experienced in large urban areas.

  Operating Strategy

     Management believes that each of its Systems and certain of the Systems to be acquired in the Pending Transactions are in the early stages of their growth cycle and afford significant opportunities for improvements in management and operating performance. Upon acquiring a cellular system, the Company's operating strategy is to effect certain management, operational and organizational changes in order to increase the number and quality of subscribers and enhance operating cash flow, while controlling subscriber acquisition costs and promoting superior customer service. The Company seeks to accomplish these changes by employing the following practices:

       Decentralized Management. The Company manages each of its Systems on a decentralized basis, delegating direct responsibility for all hiring, marketing, distributions, customer service, churn control, billing, roaming and other day-to-day operating decisions to the general manager of each System.

       General managers must strictly adhere to a budget designed to improve cash flow and reduce churn and their compensation is linked to their ability to meet or exceed their budgeted goals. The Company believes its decentralized management structure fosters a strong sense of customer service and community spirit, enables it to customize its marketing strategy to the needs of the local market, and eliminates the need for a large corporate staff or for a centralized multi-system customer service center that is located outside of the local market. The Company believes that placing decision-making responsibility in the hands of its general managers fosters the decisive actions necessary to meet competitive challenges.

       Aggressive Marketing and Promoting of Cellular Service. After selectively upgrading the engineering in its cellular network, the Company implements aggressive marketing programs to increase subscriber activations and reduce churn. Many of these programs are designed to distinguish the Company as the local market's highest quality cellular service provider, stressing its localized sales offices, customer service and commitment to the community. These programs also include offering distinctive rate plans and roaming rates to emphasize "value" and the "advantage" of the Company's cellular service, launching targeted advertising campaigns aimed at the most attractive cellular user segments, creating regional marketing alliances with neighboring cellular carriers and taking an active, visible role in community, government and charity organizations. Management believes that the Company's positioning of its cellular system as the local service provider often contrasts with its larger competitors, which frequently centralize customer service and other functions outside the local market.

       Strong Retail and Direct Sales Effort. A key element of the Company's positioning in its markets is its use of local retail stores, as well as a local direct sales force. A retail location complemented by a direct sales force provides the Company with more control over the sales process than if it were to rely exclusively on independent agents. The Company has aggressively opened its own retail stores and currently operates in excess of 50 retail locations, up from only 13 as of December 31, 1994. Management believes that this local presence enhances its ability to provide higher quality customer service, and that on average customers who purchase cellular service directly from the Company through its retail stores and direct sales force tend to have fewer complaints and higher usage than subscribers who activate with independent agents or independent retailers.

       Dedication to Customer Service. The Company strives to maintain a high level of customer satisfaction through a variety of techniques, including tying sales commissions to subscriber retention, outbound telemarketing to subscribers on a regular basis, maintaining 24-hour customer service and active ongoing contact with new customers. The Company believes that its emphasis on superior customer service has helped reduce its average monthly churn rate. For example, in its IPO Systems the churn rate declined from 2.5% for the three months ended March 31, 1995 to 1.6% for the three months ended March 31, 1996.

       System Expansion to Increase Signal Coverage. Where practical, the Company strives to "fill in" the "cellular geographic service area" or "CGSA" (as defined by the FCC) within its markets by adding network facilities to increase the coverage of its radio signal. Under the rules and regulations of the FCC, expansion of the signal coverage will preserve the Company's right to provide cellular service in all areas of its markets. After the initial build-out of the market fills in the CGSA, the Company monitors the signal coverage and selectively seeks to add cell sites to upgrade the capacity and reach of the cellular signal. The contribution by McCaw/AT&T Wireless of a substantial amount of capital equipment (including a digital supernode switch and approximately 100 cell sites) as part of its initial equity investment in 1994 has significantly reduced the Company's capital expenditure requirements over the last two years.

CELLULAR MARKETS AND SYSTEMS

     The Company has concentrated its efforts on creating an integrated network of cellular systems in each of its three operating clusters. The table below summarizes certain information concerning the Company's markets after giving effect to the Pending Transactions. See "The Company -- Pending Transactions".

                                                      TOTAL                                     DATE OF
                    MARKET(A)                         POPS        OWNERSHIP     NET POPS      ACQUISITION
- --------------------------------------------------  ---------     ---------     ---------     -----------
UPPER MIDWEST CLUSTER
  Duluth, MN/Superior, WI MSA.....................    241,467       100.0%        241,467       04/28/94
  Eau Claire, WI MSA..............................    143,190        97.1%        139,610       04/28/94
  Wausau, WI MSA..................................    121,262        94.4%        114,483       03/28/95
  MN-2A RSA.......................................     38,236       100.0%         38,236       07/07/95
  MN-3 RSA........................................     59,388       100.0%         59,388       04/28/94
  MN-4 RSA........................................     15,075        49.0%          7,387       07/27/95
  MN-5 RSA........................................    205,456       100.0%        205,456       07/07/95
  MN-6 RSA........................................    219,149       100.0%        219,149       11/23/94(b)
  WI-1 RSA........................................    109,248       100.0%        109,248       04/28/94
  WI-2 RSA........................................     84,925(c)    100.0%         84,925(c)     pending(d)
  WI-3 RSA........................................    139,189       100.0%        139,189       11/23/94(b)
  WI-6A RSA.......................................     32,734       100.0%         32,734       11/23/94(b)
  MI-1 RSA........................................    208,779       100.0%        208,779       03/07/95
MID-ATLANTIC CLUSTER
  OH-7 RSA........................................    254,949       100.0%        254,949       09/27/95
  OH-10A RSA......................................     61,785       100.0%         61,785       09/29/95
  PA-9 RSA........................................    187,551       100.0%        187,551       02/02/96
  WV-2 RSA........................................     79,307       100.0%         79,307       12/20/95
  WV-3 RSA........................................    269,413       100.0%        269,413        pending(d)
NEW YORK CLUSTER
  Orange County, NY MSA...........................    324,323       100.0%        324,323        pending(d)
  Poughkeepsie, NY MSA............................    262,663        94.8%        248,932       04/23/96(e)
  NY-5 RSA........................................    383,960       100.0%        383,960       12/29/95
  NY-6 RSA........................................    111,023       100.0%        111,023       04/23/96
SBC JOINT VENTURE
  Laredo, TX MSA..................................    168,924        44.5%         75,171       11/30/95(b)
  IL-4 RSA........................................    216,023        44.5%         96,130       11/30/95(b)
  IL-6 RSA........................................    199,453        44.5%         88,757       11/30/95(b)
OTHER INTERESTS
  Florence, AL MSA................................    136,816       100.0%        136,816       11/23/94(b)
  AL-1B RSA.......................................     62,035       100.0%         62,035       11/23/94(b)
  Kankakee, IL MSA................................    102,541        20.0%         20,534       07/09/94
  Alton/Granite City, IL MSA......................     21,159        85.6%         18,112       07/07/95
  Janesville, WI MSA..............................    147,650        12.2%         18,003        pending(d)
  Benton Harbor, MI MSA...........................    161,966        10.0%         16,157       07/09/94
  Other Minority Interests........................        n/a         n/a          17,997        pending(d)
                                                    ---------                   ---------
         Total....................................  4,769,639                   4,071,006
                                                    =========                   =========

- ---------------
(a) All of the Company's licenses are non-wireline licenses with the exception of the licenses for the Laredo, TX MSA, the Florence, AL MSA and the AL-1B RSA, which are wireline licenses.

(b) Assumes the acquisition of the remaining shares of CIS. On November 23, 1994, the Company acquired approximately 90.8% (on a fully diluted basis) of the equity of CIS and approximately 92.1% (on a fully diluted basis) of the voting power entitled to vote generally in the election of directors of CIS.

(c) Includes the Pops in the WI-2 RSA where the Company has interim operating authority pending the resolution of a dispute, to which the Company is not a party, between two applicants for a construction permit for the WI-2 RSA. On

    May 8, 1996, the FCC granted a permit to a partnership of the two applicants. Both applicants have indicated a desire to sell the permit to the Company, subject to FCC approval, once the grant has become a final order. In that event, the Company's interim authorization will become a full license. The Company's interim operating authority expires upon the earlier of 30 days notice by the permittee or completion of system construction by the permittee. Until expiration occurs, the Company is entitled to all revenue and income generated by the WI-2 RSA.

(d) Represents systems to be acquired by the Company as described under "The Company -- Pending Transactions". These acquisitions are not expected to be consummated prior to the closing of this Offering. There can be no assurances that the Company will be successful in consummating the Pending Transactions.

(e) Includes the Pops associated with the acquisition by the Company of 83.1% of the Poughkeepsie, NY MSA on April 23, 1996, the Pops associated with the acquisition by the Company of 11.1% of the Poughkeepsie, NY MSA as part of the Orange County Exchange and certain other minority interests previously acquired by the Company.

MARKETS

  Upper Midwest Cluster

     The Upper Midwest Cluster consists of approximately 1.6 million Net Pops in 13 contiguous Systems and covers more than 65,000 square miles. The Systems in the Upper Midwest Cluster all operate under the CELLULAR ONE(R) brand name.

     The Duluth/Superior market is the second largest market in Minnesota in terms of population, according to Donnelly Market Information Service, and the largest tourist destination in the upper Midwest, attracting more than 3.5 million tourists annually. The Company collects substantial roaming revenues in this market from cellular telephone subscribers from other Systems who visit the Duluth/Superior area. The market also includes two universities each with more than 10,000 students, the University of Minnesota at Duluth and the University of Wisconsin at Superior.

     The Eau Claire market is strategically located between Minneapolis/St. Paul and other large midwest cities such as Milwaukee, Madison and Chicago. In 1994, Entrepreneur magazine named Eau Claire one of the 25 best cities in America for small businesses and ranked Eau Claire as the third best small city in America for small businesses.

     The largest cellular service area in the Upper Midwest Cluster in terms of population, according to the Donnelley Market Information Service, is the MN-6 market, a significant resort and tourist destination. The market covers more than 75 miles of I-35, the main interstate between Duluth and Minneapolis.

     The MN-5 RSA, situated between Minneapolis/St. Paul and Fargo, ND, includes more than 80 miles of I-94. It includes Becker County with over 300 lakes and the towns of Alexandria and Fergus Falls, MN. The MN-2 market, which consists of Beltrami County, sits to the north of the MN-6 RSA and includes the resort destination of Bemidji, MN. MN-3's main population centers are International Falls and Grand Rapids, MN, which the Company believes have strong communities of interest with Duluth.

     The WI-3 market includes important recreational and vacation areas in northeastern Wisconsin. Rhinelander, the RSA's largest city, serves as a regional economic and cultural hub. The Wausau, WI MSA comprises Marathon County.

     In addition, the Company's Upper Midwest Cluster includes the western portion of the upper peninsula of Michigan. The MI-1 RSA has more than 200,000 Pops and is an important year-round vacation destination for many residents of Detroit and other midwest cities.

     The Systems in the Upper Midwest Cluster compete against various wireline cellular service providers marketing under six different names. Management believes that the diversity of competitors operating under various names and the Company's use of the CELLULAR ONE(R) brand name affords the Company marketing, advertising and other operational advantages relative to those competitors. These advantages include advertising and marketing the Company's services as a single brand name on a regional basis, allowing the Company to set regional roaming rates, being a single cellular service provider to corporate accounts, allowing calls to be handed-off between cell sites that cross market borders and reducing the number of dropped calls as subscribers exit an individual license area. The Company acquired the Systems constituting the Upper Midwest Cluster in seven separate transactions from April 1994 to August 1995. See "The Company -- Recent Acquisitions".

  The Mid-Atlantic Cluster

     The Mid-Atlantic Cluster comprises approximately 853,000 Net Pops and includes portions of southeastern Ohio as well as adjacent portions of Pennsylvania and northern West Virginia south of Pittsburgh. This contiguous region spans five RSAs. Prior to the Company's acquisition of the Mid-Atlantic Cluster, the Systems constituting the Mid-Atlantic Cluster were owned by three distinct companies and operated as separate markets with separate switching equipment. Management believes that the operations of these contiguous Systems as a cluster will generate significant operational and marketing synergies. In addition, the Mid-Atlantic Cluster abuts Columbus, OH and three MSAs owned by McCaw/AT&T Wireless including its Pittsburgh, PA System, affording the opportunity for joint marketing and promotions.

     The OH-7 RSA is an important RSA east of Columbus, OH and abuts four MSAs including Canton, OH, the Parkersburg, WV/Marietta, OH MSA and two McCaw/AT&T Wireless MSAs. The OH-7 RSA's principal population center is the city of Zanesville, OH, which serves as a manufacturing, retail and medical center for much of southeastern Ohio. The RSA includes over 60 miles of I-70 between Columbus, OH and Pittsburgh, PA and over 75 miles of I-77 south of Cleveland, OH.

     The WV-3 RSA (269,413 Pops) is situated between the Company's PA-9 and WV-2 RSAs. This RSA includes the cities of Morgantown and Clarksburg, West Virginia and is part of the Pittsburgh, PA MSA. The Monongalia region of nearly 100,000 Pops, centered in Morgantown, has experienced increased economic growth in recent years, with strong growth coming from West Virginia University as well as the relocation of the FBI's main fingerprinting facility to the RSA. The region is a medical hub for adjacent counties, due in part to recent expansions of the Robert C. Byrd Health Sciences Center. The region includes significant tourist attractions such as white water rafting and other recreational activities. Major highways I-79 and I-68 intersect in Morgantown and I-79 serves as the main route south from Pittsburgh. The Mid-Atlantic Cluster also includes Uniontown, PA, a residential community of Pittsburgh, PA. The WV-3 Acquisition is pending. See "The Company -- Pending Transactions".

  The New York Cluster

     The Company's New York Cluster consists of approximately 1.1 million Net Pops and over 8,000 square miles in suburban New York. The New York Cluster is adjacent to McCaw/AT&T Wireless' New York City MSA and is located between the New York City MSA and SBC's Albany, NY MSA. The acquisition of the Orange County, NY MSA (324,323 Pops) in the New York Cluster is pending. See "The Company -- Pending Transactions". With the addition of the Orange County, NY MSA, the Company's New York Cluster includes the entire Hudson Valley/Catskill region, thereby creating significant marketing and promotional synergies and opportunities.

     The Orange County, NY MSA is directly north of the New York City MSA and abuts Westchester, Putnam and Rockland counties. Serving as a residential community of metropolitan New York, Orange County includes the cities of Newburgh, Middletown, Port Jervis and the affluent towns of Tuxedo and Warwick. Major tourist destinations include The United States Military Academy at West Point, Storm King State Park and Sterling Forest. The MSA contains more than 40 miles of the New York Thruway (I-87), approximately 50 miles of I-84 and 35 miles of Route 17.

     The Dutchess County, NY MSA includes the towns of Poughkeepsie, Hyde Park, Rhinebeck and Fishkill, NY and is one of the wealthiest metropolitan areas in the country. It contains over 80 highway miles, including 18 miles of I-84 and 40 miles of the Taconic State Parkway and is the home of Vassar College. The Hudson Valley area has become an attractive location for small high technology ventures, due, in part, to aggressive government and community support.

     The NY-5 RSA consists of the central New York counties of Sullivan, Ulster, Ostego, Delaware and Schohaire. The 383,960 Pop RSA abuts six other New York MSAs including the Albany, Binghamton and Orange County MSAs. The southern portion of the RSA consists of the Catskills Region, renowned for summer resorts (such as the Concord) and vacation homes. The RSA includes the Baseball Hall of Fame in Cooperstown; the Soccer Hall of Fame in Oneonta, NY; Woodstock, NY; Monticello Raceway and many other notable destinations in the Hudson River Valley. Much of the northeast portion of the RSA serves as a residential community of the Albany/Schenectady, NY area.

     The NY-5 RSA market is the eighth largest RSA (out of 415) and ranks 29th in terms of household incomes greater than $50,000. It contains 112 miles of interstate highways, including portions of I-87 between New York City and Albany, portions of I-88 between Albany and Binghamton and approximately 90 miles of Route 17. In addition, the RSA contains two bridge crossings of the Hudson River, each used by more than four million vehicles per year.

     The NY-6 RSA comprises Greene and Columbia counties and contains numerous recreational and transit destinations such as the Hunter Mountain ski resort area and Ski Windham. The market also contains 30 miles of the New York State Thruway and other highway corridors.

Florence, AL MSA

     The Florence, Alabama market and the adjoining AL-1B RSA constitute the Florence/Muscle Shoals region of northwest Alabama. The Company's wireline System operates as "Shoals Cellular" and is a member of MobiLink. The Muscle Shoals area serves as the home of the Tennessee Valley Authority's ("TVA") Environmental Research Center and as a major branch office of the TVA. Most of the wireline Systems abutting the Florence, AL/AL-1B market are owned and operated by BellSouth.

THE SBC JOINT VENTURE

     The Company owns 44.5% of a joint venture with SBC in which the Company contributed its System serving the Laredo, TX MSA and SBC contributed its Systems serving the IL-4 RSA and IL-6 RSA (the "SBC Joint Venture"). The Company owns 44.5% of the Systems serving the combined 584,400 Pops, or 260,058 Net Pops. The SBC Joint Venture was consummated on November 30, 1995.

     Pursuant to the SBC Joint Venture, the Company will receive distributions in the first four years of the SBC Joint Venture increasing from $3.3 million in the first year to $5.8 million in the last year. The Company will have the option to remain in the SBC Joint Venture for four years or "put" its Joint Venture interest in the SBC Joint Venture to SBC at any time during the four year period at a price beginning at $28.5 million and increasing to approximately $39 million at the end of the four year period. SBC will have the right to purchase the Company's interest during the first year at approximately $56 million or on the day prior to SBC Joint Venture's fourth anniversary at 5% above the then "put" price. SBC has operating control of these properties during the term of the SBC Joint Venture.

CELLULAR OPERATIONS

  General

     The Company has concentrated its recent efforts on creating an integrated network of Systems in its operating clusters. The Company operates three clusters of Systems as well as Systems in certain other markets and holds minority interests in several Systems. As of April 30, 1996, without giving effect to the Pending Transactions, the Company had over 100,000 subscribers. Through the participation of its non-wireline Systems in NACN (as described below) and other special networking arrangements between the Company and other non-wireline operators of cellular systems in the

United States, management believes the Company's subscribers are able to receive quality coverage throughout the United States.

     The following table sets forth certain information with respect to the performance of the Company's Systems for the periods indicated. The pro forma results give effect to the Pending Transactions and other transactions described under "Unaudited Pro Forma Condensed Consolidated Financial Data". Accordingly, the pro forma results set forth below principally relate to periods during which the Company did not own or operate certain of such Systems and therefore the Company does not believe they are necessarily indicative of the performance of these Systems under the Company's management.

                                          THREE MONTHS ENDED        YEARS ENDED DECEMBER 31,
                                            MARCH 31, 1996       -------------------------------
                                          -------------------    PRO FORMA    ACTUAL     ACTUAL
                                          PRO FORMA   ACTUAL      1995(A)      1995       1994
                                          ---------   -------    ---------    -------    -------
  Ending subscribers(1)................     100,287    95,387       87,059     78,227     17,344
  Ending penetration(2)................         2.6%      2.6%         2.2%       2.2%       1.0%
  Average marketing costs per net
     subscriber addition(3)............   $     416   $   369    $     495    $   403    $   n/a
  Average monthly revenue per
     subscriber(4).....................          76        79           85        107        n/a
  Churn(5).............................         1.8%      1.6%         2.1%       2.3%       n/a

- ---------------

    (1) Each billable telephone number in service represents one subscriber, not including test, demonstration or other telephone numbers for which payment is not expected.

    (2) Represents the ratio of ending subscribers to the estimated total population of majority owned Systems.

    (3) Determined by dividing the amount of marketing costs for such period by the net subscribers added during such period. Marketing cost represents all selling expenses and losses incurred on equipment sales.

    (4) Represents the ratio of total service revenues to average monthly subscribers.

    (5) Represents the average monthly churn for the periods presented. Churn equals the ratio of disconnected monthly subscribers to average monthly subscribers.

     Management believes that each of its Systems and certain of the Systems to be acquired pursuant to the Pending Acquisitions are in the early stages of their growth cycle and afford significant opportunities for improvements in performance, particularly with respect to rates of penetration and churn. Management believes that, prior to the Company's assumption of ownership, each System had been significantly undermanaged or underdeveloped. Some of the Systems had minimal signal coverage, had never been actively marketed and had never developed a subscriber base. Certain other markets had adequate signal coverage but the sales and marketing activity had largely been dormant. There can be no assurances, however, that the Company will be able to maintain such improvements or achieve similar improvements with respect to its other Systems.

     In the IPO Systems, the Company has significantly increased subscribers, penetration, revenues and operating cash flow since it assumed ownership. For example, the Company's penetration in the IPO Systems rose to 2.6% at March 31, 1996 up from 1.2% at March 31, 1995 and average monthly churn fell to 1.6% in the three months ended March 31, 1996 from 2.5% in the corresponding period in the prior year.

     The Company has formed a strategic alliance with McCaw/AT&T Wireless which allows it to take advantage of McCaw/AT&T Wireless' acquisition experience, certain vendor discounts and certain services provided by McCaw/AT&T Wireless including a variety of centralized "back office" functions. PriCellular believes that the proximity of each of its operating clusters to McCaw/AT&T Wireless' Systems affords significant opportunities for joint marketing, promotions and other programs. The Company's Upper Midwest Cluster is contiguous to McCaw/AT&T Wireless' Systems serving the Minneapolis/St. Paul, MN MSA and the St. Cloud, MN MSA. The Company's Mid-Atlantic Cluster borders the Pittsburgh, PA, Steubenville, OH MSA and Wheeling, WV MSAs owned by McCaw/AT&T Wireless. The Company's New York Cluster abuts the northern border of

McCaw/AT&T Wireless' New York City MSA including Westchester and Rockland counties. The New York Cluster is also adjacent to three MSAs owned by SBC (with whom the Company has a joint venture in Illinois and Texas).

  Subscribers and System Usage

     The Company's cellular subscribers have increased from approximately 17,000 as of December 31, 1994 to, on a pro forma basis, over 100,000 as of March 31, 1996. The Company's subscribers fall into 12 major categories: construction, professional/management, medical, sales, real estate, agriculture, service industry, transportation, financial, government, manufacturing and other, which includes low usage subscribers. Reductions in the cost of cellular services have led to an increase in cellular telephone usage by general consumers for nonbusiness purposes. In addition, the Company believes that several categories of its subscribers will develop requirements for specialized cellular applications, such as wireless data technology. As a result, the Company believes that there is an opportunity for significant growth in each of its existing service areas. The Company will continue to seek to broaden its subscriber base for basic cellular services as well as to increase its offering of customized services. The sale of custom calling features typically results in increased usage of cellular telephones by subscribers, thereby further enhancing revenues.

  Marketing

     The Company markets all of its cellular products and services (other than Florence, AL and AL-1B) under the name CELLULAR ONE(R), one of the most recognized brand names in the cellular industry. See "-- Service Marks". The national advertising campaign conducted by the Cellular One Group enhances the Company's advertising exposure at a fraction of the cost of what could be achieved by the Company alone. The Company also obtains substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside the Company's service areas and with potential new subscribers moving into the Company's service areas. In addition, travelers who subscribe to CELLULAR ONE(R) service in other markets may be more likely to use the Company's service when they travel in the Company's service areas, primarily due to the technical operation of the cellular telephone. Cellular telephones of non-wireline subscribers are programmed to select the non-wireline carrier (such as the Company) when roaming, unless the non-wireline carrier in the roaming area is not yet operational or the subscriber either dials a special code or has a cellular telephone equipped with an "A/B" (non-wireline/wireline) switch and selects the wireline carrier.

     Through its membership in NACN and other special networking arrangements, the Company provides extended regional and national service to subscribers in its markets, thereby allowing them to make and receive calls while in other cellular service areas without dialing special access codes. This service distinguishes the Company's service and call delivery features from those of some of its competitors. NACN is the largest wireless telephone network system in the world, linking non-wireline cellular operators throughout the United States and Canada. NACN connects key areas across North America so that customers can use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically without the use of complicated roaming codes as they roam in more than 4,500 cities, or approximately 90% of the cities in the United States and Canada. By dialing subscribers' cellular telephone numbers, the caller can reach subscribers without knowing their location or having to dial additional roaming access numbers. In addition, special services such as call forwarding and call waiting automatically follow the subscribers as they travel.

     The Company's marketing strategy is designed to generate continued net subscriber growth by focusing on subscribers who are likely to generate higher than average monthly revenues and lower than average churn rates, while simultaneously maintaining a relatively low cost of adding net subscribers. The Company principally uses in-house sales and marketing staff and its own retail outlets.

     Management has implemented its marketing strategy by training and compensating its sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. The Company believes that its internal sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, the Company motivates its direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, the Company's use of an internal sales force keeps marketing costs low both directly, because commissions are lower, and indirectly, because subscriber retention is higher than when independent agents are used.

     The Company believes that it helps minimize its churn rate through an after-sale telemarketing program implemented through its sales force and customer service personnel. This program not only enhances customer loyalty, which reduces churn, but also increases add-on sales and customer referrals. The telemarketing program allows the sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

     The Company's sales force works principally out of its own retail stores in which the Company offers a full line of cellular products and services. As of March 31, 1996, the Company maintained approximately 50 retail stores. Ranging from 250 square feet to 2,100 square feet, each store is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. The Company's stores provide subscriber-friendly retail environments (extended hours, large selection, an expert sales staff and convenient locations) which make the sales process quick and easy for the subscriber.

  Products and Services

     In addition to providing high-quality cellular telephone service in each of its markets, the Company also offers various custom-calling features such as voicemail, call forwarding, call waiting, three-way conference calling and no answer transfer. The Company also sells cellular equipment at discount prices as a way to encourage use of its mobile services. The Company continually reviews its equipment and service pricing in order to maintain its competitive position.

     Several rate plans are presented to prospective customers so that they may choose the plan that will best fit their expected calling needs. Unlike some of its competitors, the Company designs rate plans on a market-by-market basis. The Company's local general managers generally have the authority to modify existing rate plans and initiate new rate plans depending upon market and competitive conditions. Generally, these rate plans include a high-volume user plan, a medium-volume user plan, a basic plan and an economy plan. Most rate plans combine a fixed monthly access fee, per-minute usage charges and additional charges for custom-calling features in a package which offers value to the customer while enhancing airtime use and revenues for the Company. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. An ongoing review of equipment and servicing pricing is maintained to ensure the Company's competitiveness. As appropriate, revisions to pricing of service plans and equipment are made to meet the demands of the local marketplace.

     Reciprocal agreements between each of the Company's cellular systems and the cellular systems of other operators allow their respective subscribers to place calls in most cellular service areas throughout the country. Roamers are charged usage fees which are generally higher than a given cellular system's regular usage fees, thereby resulting in a higher profit margin on roaming revenue. Roaming revenue is a substantial source of incremental revenue for the Company due in part to the fact that a number of the Company's cellular systems are located along major travel corridors and because certain of the Company's Systems are in the early stages of their growth cycle.

     In an effort to provide comprehensive availability of mobile communications services to its customers throughout North America, the Company has entered into a distribution agreement with American Mobile Satellite Corporation ("AMSC"). AMSC is licensed by the FCC to provide mobile satellite communication services which will complement the existing terrestrial cellular system providing mobile voice, fax and data communications in all areas not covered by cellular service.

Subscribers will gain access to AMSC's satellite through a cellular/satellite mobile phone which will route calls through the cellular network in those areas covered by cellular service and will process the call via satellite in the absence of cellular coverage. AMSC anticipates that it will provide commercial service by the end of 1996.

  Customer Service

     Customer service is an essential element of the Company's marketing and operating philosophy. The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of its cellular service areas, the Company maintains installation and repair facilities and a local staff, including a market manager, customer service representatives, technical and engineering staff and sales representatives. Each cellular service area handles its own customer-related functions such as credit evaluation, customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities enable the Company to service customers better, schedule installations and make repairs. Through the use of sophisticated monitoring equipment, technicians at the customer service center are able to monitor the technical performance of its cellular service areas.

     In addition, the Company's customers generally are able to report cellular telephone service or account problems 24-hours a day to a local office representative. Management believes its decentralized philosophy and emphasis on customer service in each of its markets affords it a competitive advantage over its large competitors who typically centralize customer service outside of the local market.

  System Development and Expansion

     The Company develops or builds out its cellular service areas by adding channels to existing cell sites and by building new cell sites. Such development is designed to increase capacity and to improve coverage in direct response to projected subscriber demand. Projected subscriber demand is calculated for each cellular service area on a cell-by-cell basis. These projections involve a traffic analysis of usage by existing subscribers and an estimation of the number of additional subscribers in each such area. In calculating projected subscriber demand, the Company builds into its design assumptions a maximum call "blockage" rate of 2% (percentage of calls that are not connected on first attempt at peak usage time during the day). After calculating projected subscriber demand, the Company determines the most cost-efficient manner of meeting such projected demand. The Company has historically met such demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites.

     Cell site expansion is expected to enable the Company to continue to add subscribers, enhance use of the Systems by existing subscribers, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network. The Company believes that the increased cellular coverage will have a positive impact on market penetration and subscriber usage. Management believes that its future capital expenditure requirements are reduced by the availability of certain capital equipment contributed by McCaw/AT&T Wireless as part of its investment in the Company. McCaw/AT&T Wireless contributed much of the capital equipment which had been running McCaw/AT&T Wireless' Minneapolis/St. Paul, MN MSA including a digital-ready central switching system and approximately 100 cell sites.

     The Company also continues to evaluate expansion through acquisitions of other cellular properties that will further enhance its network. In evaluating acquisition targets, the Company considers, among other things, demographic factors, including population size and density, traffic patterns, cell site coverage and required capital expenditures.

  Digital Cellular Technology

     Over the next decade, it is expected that many cellular systems will convert from analog to digital technology. This conversion is due in part to capacity constraints in many of the largest cellular markets, such as New York, Los Angeles and Chicago. As carriers reach limited capacity levels, certain calls may be unable to be completed, especially during peak hours. Digital technology increases system capacity and offers other advantages, often including improved overall average signal quality, improved call security, potentially lower incremental costs for additional subscribers and the ability to provide data transmission services. The conversion from analog to digital technology is expected to be an industry-wide process that will take a number of years to complete. The exact timing and overall costs of such conversion are not yet known. Management does not believe that its network will experience capacity constraints in the foreseeable future that would require converting its network from analog to digital technology.

COMPETITORS AND ADJOINING SYSTEMS

     The Company competes with various competitors in each of its clusters. Management believes that its integrated network of contiguous cellular systems operating as CELLULAR ONE(R) (except in Florence, Alabama and AL-1B) affords it significant advantages over many of its competitors. In the Upper Midwest Cluster, the Company competes against six distinct operators, and in the Mid-Atlantic Cluster, the Company competes against four distinct operators.

     The following chart lists the Company's cellular competitors in each of its main clusters and the major adjoining operators.

   COMPANY CLUSTER             CELLULAR COMPETITORS            ADJOINING SYSTEMS
- ----------------------    ------------------------------    -----------------------
Upper Midwest Cluster     US West Cellular                  McCaw/AT&T Wireless
                          United States Cellular Corp.      BellSouth
                          CelluLink                         Western Wireless
                          Cellular 2000
                          CellCom
                          Century Telephone Enterprises
Mid-Atlantic Cluster      United States Cellular Corp.      McCaw/AT&T Wireless
                          Wireless One Network              Airtouch/Cellular
                          Ameritech                         Communications, Inc.
                          Bell Atlantic NYNEX               Vanguard
New York Cluster          Bell Atlantic NYNEX               McCaw/AT&T Wireless
                                                            SBC Corporation
                                                            Vanguard

SERVICE MARKS

     CELLULAR ONE(R) is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems, Inc., together with Cellular One Development, Inc., a subsidiary of McCaw/AT&T Wireless and Vanguard Cellular Systems, Inc. The Company uses the CELLULAR ONE(R) service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group (the "Licensor"). Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require the Company to provide high-quality cellular telephone service to its customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the Licensor. The licensing agreements which the Company has entered into are for original five-year terms expiring on various dates. These agreements may be renewed at the Company's option for three additional five-year terms.

EMPLOYEES AND AGENTS

     As of March 31, 1996, the Company had approximately 375 employees. In addition, as of such date, the Company had agreements with numerous independent sales agents, including car dealerships, electronics stores, paging services companies and independent contractors. None of the Company's employees are represented by a labor organization, and the Company's management considers its employee relations to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to directors and executive officers of the Company.

                 NAME                  AGE                         OFFICE
    -------------------------------    ----     --------------------------------------------
    Robert Price...................     63      Director, President and Assistant Treasurer
    Stuart B. Rosenstein...........     35      Vice President, Chief Financial Officer,
                                                Treasurer and Assistant Secretary
    Kim I. Pressman................     39      Director, Vice President, Assistant
                                                Treasurer and Secretary
    Steven Price...................     34      Vice President, Corporate Development
    Brion B. Applegate.............     42      Director
    Tim R. Palmer..................     37      Director
    Scott M. Sperling..............     38      Director

     ROBERT PRICE has been a Director, President and Assistant Treasurer of the Company since 1990. Mr. Price concurrently serves as and has been a director and the Chief Executive Officer and President of Price Communications since 1979. In 1992 Price Communications filed for protection from creditors pursuant to Chapter 11 of the United States Bankruptcy Code. Price Communications' Amended Plan of Reorganization was confirmed on June 11, 1992 and became effective on December 30, 1992. Mr. Price, an attorney, is a former General Partner of Lazard Freres & Co. He has served as an Assistant United States Attorney, practiced law in New York and served as Deputy Mayor of New York City. After leaving public office, Mr. Price became Executive Vice President of The Dreyfus Corporation and an Investment Officer of The Dreyfus Fund. In 1972 he joined Lazard Freres & Co. Mr. Price has served as a Director of Holly Sugar Corporation, Atlantic States Industries, The Dreyfus Corporation, Graphic Scanning Corp. and Lane Bryant Inc., and is currently a member of The Council on Foreign Relations. Mr. Price serves as the Representative of The Majority Leader and President Pro Tem of the New York Senate on the Board of Directors of the Municipal Assistance Corporation for the City of New York. Mr. Price also has been nominated by Governor George Pataki of New York to a seven year term as a Member of the Board of Trustees of the City University of New York. This requires New York State Senate approval which is expected in May 1996. Mr. Price is also a Director and President of TLM Corporation. Mr. Price was elected to the Company's Board of Directors as a nominee of the Price family pursuant to the Stockholders Agreement.

     STUART B. ROSENSTEIN has been Vice President, Chief Financial Officer and Assistant Secretary of the Company since December 1993. Mr. Rosenstein has also served as Treasurer of the Company since December 1994. From 1990 to December 1993, he was the Company's Vice President and Controller. Prior to that time, Mr. Rosenstein, a certified public accountant, was a senior manager with the accounting firm of Ernst & Young. Mr. Rosenstein has a B.S. degree from SUNY at Buffalo, where he graduated magna cum laude.

     KIM I. PRESSMAN has been a Director, Vice President and Secretary of the Company since 1990. Ms. Pressman also served as the Treasurer of the Company from 1990 until December 1994. Ms. Pressman is a certified public accountant and is a graduate of Indiana University and holds an M.B.A. from New York University. Since 1990, she has served as Senior Vice President of Price Communications and is currently also a Director. Prior to joining Price Communications in 1984, Ms. Pressman was employed for three years by Peat, Marwick, Mitchell & Co., a national certified public accounting firm, and for more than three years thereafter was Supervisor, Accounting Policies for International Paper Company and then Manager, Accounting Operations for Corinthian Broadcasting Division of Dun & Bradstreet Company, a large group owner of broadcasting stations. Ms. Pressman is the Chairman and a Vice President, Treasurer and Secretary of TLM Corporation.

Ms. Pressman was elected to the Company's Board of Directors as a nominee of the Price family pursuant to the Stockholders Agreement.

     STEVEN PRICE has been a Vice President, Corporate Development of the Company since December 1994 and prior thereto was Director of Business Development of the Company since April 1993. From 1990 to 1993, Mr. Price was an attorney with Davis Polk & Wardwell. Prior thereto, Mr. Price was appointed by President Bush to serve in the U.S. State Department as Special Assistant to the Chief U.S. Nuclear Arms Negotiator and worked in the mergers and acquisitions department of Goldman, Sachs & Co. Mr. Price graduated magna cum laude from Brown University, where he was elected to Phi Beta Kappa, and has a J.D. degree from Columbia University. Mr. Price is a member of the Board of Directors of the Cellular Telecommunications Industry Association (CTIA). Steven Price is a director of Price Communications and is the son of Robert Price.

     BRION B. APPLEGATE has been a Director of the Company since June 1994. He is a founder and general partner of Spectrum, a venture capital fund specializing in communications and telecommunications investments. Prior thereto, he was a general partner of funds managed by Burr, Egan, Deleage & Co. Mr. Applegate serves on the board of several private communications entities. Mr. Applegate originally was elected to the Company's Board of Directors as Spectrum's nominee pursuant to the Stockholders Agreement.

     TIM R. PALMER has been a Director of the Company since June 1994. He is a Vice President of Aeneas Venture Corporation and a Managing Director of Harvard Private Capital Group, Inc., which manages the direct investment portfolio of the Harvard University endowment fund and is a wholly owned subsidiary of the President and Fellows of Harvard College. Prior to joining Harvard Private Capital in 1990, Mr. Palmer was Manager, Business Development for the Field Corporation, a Chicago-based investment management firm specializing in direct investments in the communications industry, and an attorney with Sidley & Austin in Chicago. Mr. Palmer is a director of NHP Incorporated. Mr. Palmer was elected to the Company's Board of Directors as Harvard Private Capital's nominee pursuant to the Stockholders Agreement.

     SCOTT M. SPERLING has been a director of the Company since February 1996. Mr. Sperling is a Managing Director of the Thomas H. Lee Company and a General Partner of its affiliated Equity Funds. Prior to this position, he served for ten years as the Managing Partner of the Aeneas Group, Inc., the affiliate of the Harvard Management Company, responsible for all private capital market investments, including venture capital, company buyouts and real estate. From 1981-1984, Mr. Sperling was a Senior Consultant with the Boston Consulting Group, Inc. He holds an M.B.A. from Harvard Business School and a B.S. from Purdue University. He is a Director of Beacon Properties, Inc., Softkey International, KAI Inc., Livent, Inc. and several private companies. Mr. Sperling is also a member of the corporation for the Brigham and Womens Hospital and Medical Center and is the director of several charitable organizations.

     The Board of Directors of the Company has established an Audit Committee and a Compensation and Stock Option Committee. Ms. Pressman and Mr. Palmer serve on the Audit Committee. Messrs. Applegate and Palmer serve on the Compensation and Stock Option Committee. The Audit Committee recommends the annual engagement of auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments, related fees, the accounting principles used in financial reporting, internal financial auditing procedures and the adequacy of internal control procedures. The Company anticipates that additional directors will be appointed to the Audit Committee as needed to ensure that a majority of the Audit Committee members are independent directors. The Compensation and Stock Option Committee reviews and approves the remuneration arrangements for the officers and directors of the Company and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options.

     The by-laws of the Company provide for the establishment of an Executive Committee, which the Board of Directors has established. The by-laws provide that the Executive Committee shall consist of four members, one of which shall be designated by each of the Price family, McCaw/ AT&T Wireless, Harvard Private Capital and THL Equity Fund except during any period in which there is a significant overlap between the PCS licensed areas directly or indirectly owned, operated or controlled by, or attributed to McCaw/AT&T Wireless, AT&T or any affiliate of either and the cellular geographic service areas directly or indirectly owned, operated or controlled by, or attributed to, the Company or any affiliate thereof, in which case it shall consist of three members one of which shall be designated by each of the Price family, Harvard Private Capital and THL Equity Fund.

     The affirmative vote of the Executive Committee of the Company with no members voting against will be required to designate any class or series of Preferred Stock or incur any indebtedness other than trade indebtedness incurred in the ordinary course of the Company's business and other than indebtedness not in excess of $1,000,000. The right of Harvard Private Capital, McCaw/AT&T Wireless and the THL Equity Fund to nominate a member to the Executive Committee shall terminate (a) with respect to Harvard Private Capital at such time as the number of fully diluted shares held by Harvard Private Capital is less than 3,500,000 (subject to appropriate adjustment for subdivision, combination, consolidation or reclassification of such shares into a greater or lesser number of shares) fully diluted shares then outstanding, (b) with respect to McCaw/AT&T Wireless on the earlier to occur of (i) April 28, 2001 or (ii) such time as the number of fully diluted shares held by McCaw/AT&T Wireless is less than 7% of the total number of fully diluted shares then outstanding and (c) with respect to THL Equity Fund at such time as the number of fully diluted shares held by THL Equity Fund and certain other purchasers of shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company is less than 3,500,000 (without giving effect to certain reductions to the conversion value provided in the certificate of designation to such shares and subject to appropriate adjustment for subdivision, combination, consolidation or reclassification of such shares into a greater or lesser number of shares). The members of the Executive Committee are Messrs. Price, Palmer and Sperling. The right of Harvard Private Capital to nominate a member of the Executive Committee shall terminate upon the consummation of this Offering.

     The Company's directors will serve until their respective successors are elected or until death, resignation or removal. Officers are appointed by, and serve at the pleasure of, the Board of Directors.

OTHER KEY EMPLOYEES

               NAME                  AGE                         OFFICE
- -----------------------------------  ----  ---------------------------------------------------
D. Michael Key.....................    47  Director of Engineering
Albert S. Loverde..................    56  Director of Engineering Services
Randall S. Mattson.................    36  Regional Operations Manager -- Upper Midwest
Donald L. Anderson.................    52  Regional Operations Manager -- Mid-Atlantic Cluster
Mark Dilcom........................    33  Director of Market Development
Pamela Fontana.....................    30  Director of Corporate Development
Jon Allen..........................    28  General Manager -- MN-5 RSA
Joseph A. Banaszek.................    34  General Manager -- Wausau, WI MSA
Albert Bodamer.....................    33  General Manager -- NY Systems (South)
Michael G. Brewerton...............    33  General Manager -- WV Systems
Michael Bruno......................    31  General Manager -- NY Systems (North)
Dwane Menke........................    33  General Manager -- MN-6 RSA
Larry Rosenblatt...................    32  General Manager -- Eau Claire, WI MSA; WI-1 RSA
Thomas Scholato....................    50  General Manager -- PA-9 RSA
Dennis Stone.......................    37  General Manager -- Florence, AL MSA
Steven L. Tanner...................    31  General Manager -- Duluth, MN/Superior, WI MSA
Mary Tavernini.....................    35  General Manager -- MI-1 RSA
David Wolmering....................    36  General Manager -- OH Systems

     D. MICHAEL KEY is the Company's Director of Engineering. Prior to joining the Company in March 1995, Mr. Key was Director of Technical Operations with Sterling Cellular since 1990. Mr. Key has worked in the cellular industry since 1987.

     ALBERT S. LOVERDE is the Director of Engineering Services. Prior to joining the Company in 1995, he served as Vice President of Technical Operations with Sterling Cellular, and previously served as Vice President and General Manager for Airtouch in Atlanta and Executive Director of Mobile Systems for BellSouth International. Mr. Loverde holds a B.S. from Purdue University and an M.S. in Engineering Mechanics from NYU.

     RANDALL L. MATTSON is the Regional Operations Manager -- Upper Midwest Cluster. Mr. Mattson previously served as the Senior System Manager for the Company's MI-1 RSA. Prior thereto, Mr. Mattson has worked in the cellular industry since 1987, including as Technical Manager for Metro Mobile and Operations Manager for C-TEC.

     DONALD L. ANDERSON is the Regional Operations Manager -- Mid-Atlantic Cluster. Mr. Anderson has been involved in the telephone business for over thirty years. He worked for Citizens Telecom, formerly General Telephone Company, and prior to joining the Company he was Systems Manager for Highland Cellular D/B/A Cellular One.

     MARK DILCOM is the Director of Market Development. Prior to joining PriCellular in 1995, he was Senior Account Manager for Nextel and prior thereto, held positions with Western Wireless Corporation.

     PAMELA FONTANA is Director of Corporate Development. Prior to joining the Company, Ms. Fontana served in a similar capacity at Cellular Communications International, Inc. Ms. Fontana has an M.A. degree in international economics from the Johns Hopkins University and a B.A. degree from University of Michigan.

     JON ALLEN is General Manager of the Company's MN-5 RSA. Prior to joining the Company, Mr. Allen served as Regional Manager for Sterling Cellular's Michigan markets since 1992. Prior thereto, he served as District Sales Manager for Airtouch.

     JOSEPH A. BANASZEK is General Manager for the Company's Wausau, WI MSA. Prior to joining the Company in 1995, Mr. Banaszek ran cellular systems in Iowa for United States Cellular and Centennial Cellular.

     ALBERT BODAMER is General Manager for PriCellular's New York
Systems -- South. Prior to joining the Company in January 1996, Mr. Bodamer worked in various capacities at Frontier Corporation (formerly Rochester Telephone) since 1986, most recently as General Manager of Resale and Paging Services. He holds a B.A. and an M.B.A. from the University of Rochester.

     MICHAEL G. BREWERTON is General Manager of the Company's West Virginia Systems. Mr. Brewerton previously ran the Company's WI-3 RSA. Prior to joining PriCellular in 1994, he was East Tennessee Area Sales Manager for United States Cellular Corporation, responsible for its sales activities in Knoxville, TN and surrounding RSAs. From 1989 to 1992, Mr. Brewerton served as Senior Sales Manager for McCaw/AT&T Wireless' Denver MSA. Mr. Brewerton graduated from Louisiana State University.

     MICHAEL BRUNO is General Manager of the Company's New York
Systems -- North. Mr. Bruno was recently promoted to this position from his prior position as Sales Manager for the Company's OH-9 RSA. Prior to joining the Company, Mr. Bruno served in sales management positions with United States Cellular and Sterling Cellular.

     DWANE MENKE is General Manager for the Company's MN-6 System. Previously he served as Sales Manager for the Company's Duluth, MN MSA. Prior to joining the Company, Mr. Menke was Market Manager for Western Wireless Corporation.

     LARRY ROSENBLATT is General Manager of PriCellular's Eau Claire, WI MSA and WI-1 RSA. Mr. Rosenblatt has worked for Cellular One in Boston for the past five years where he served as Branch Manager of SBC's Cellular One system in Eastern Massachusetts. Mr. Rosenblatt has an M.B.A. from Northeastern University.

     TOM SCHOLATO is General Manager for the PA-9 RSA. Prior to joining the Company, Mr. Scholato served as Manager of Customer Service and Administration with United States Cellular Corporation in its Pennsylvania/West Virginia region. Prior thereto, he served as District Manager for Family Dollar Stores in Pittsburgh for seven years. Mr. Scholato has a B.A. degree in Business Administration, summa cum laude, from Marywood University.

     DENNIS STONE is General Manager for the Company's Florence, AL MSA. He has been with PriCellular since 1992. Mr. Stone previously served the Wichita Falls System.

     STEVEN L. TANNER is General Manager of the Duluth, MN/Superior, WI MSA. Mr. Tanner joined the Company in early 1995. Mr. Tanner has worked in the wireless industry for more than six years, including managing the St. Louis, MO paging system for American Paging. Mr. Tanner has a B.A. degree from Missouri Southern College.

     MARY TAVERNINI is General Manager for the Company's MI-1 RSA. Prior to joining the Company in 1995, Ms. Tavernini was the manager of major accounts for BellSouth Cellular in Milwaukee and had served in various other senior capacities for BellSouth. In 1993, Ms. Tavernini was named by Selling Magazine as a "selling allstar" for being the number one cellular sales executive in the United States.

     DAVID WOLMERING is General Manager in our OH-7 RSA. Prior to joining the Company, Mr. Wolmering served in a variety of capacities for Centennial Cellular Corporation since 1992, including General Manager of its Fort Wayne, Ind. MSA. Mr. Wolmering began his career in the cellular business in 1988 working for Motorola and later as Sales Manager for Metro Mobile in New Haven, CT.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table provides certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1996 by (i) each of the Company's directors and officers listed in the summary compensation table, (ii) all directors and officers as a group and (iii) each person known to the Company to be the beneficial owner of 5% or more of any class of the Company's voting securities.

                                      BENEFICIAL OWNERSHIP
                                        OF CLASS A AND B
                                          COMMON STOCK
                                     BEFORE THE OFFERING(1)                   BENEFICIAL OWNERSHIP OF CLASS A AND B
                                     -----------------------                    COMMON STOCK AFTER THE OFFERING(1)
                                                  PERCENTAGE                ------------------------------------------
                                                      OF                                 PERCENTAGE OF   PERCENTAGE OF
                                                   COMBINED      SHARES                    COMBINED        COMBINED
      NAME OF BENEFICIAL OWNER         SHARES       CLASS      OFFERED(2)     SHARES        CLASSES         VOTING
- ------------------------------------ -----------  ----------   ----------   -----------  -------------   -------------
DIRECTORS AND OFFICERS
Robert Price(3).....................   4,872,855     15.1%             --     4,872,855       15.1%           22.4%
Stuart B. Rosenstein(4).............     133,381      0.4              --       133,381        0.4             0.1
Kim I. Pressman(5)..................      35,937      0.1              --        35,937        0.1              --
Steven Price(6).....................   3,589,687     11.6              --     3,589,687       11.6            20.2
Brion B. Applegate(7)...............   2,364,483      7.6              --     1,864,483        6.0            10.2
Tim R. Palmer(8)....................   5,290,976     17.2              --     2,790,976        9.1            12.4
Scott Sperling(9)...................   4,710,165     13.3                     4,710,165       13.3             2.7
All directors and officers as a
  group (7 persons).................  19,915,667     56.1              --    16,915,667       47.6
OTHER 5% STOCKHOLDERS
McCaw/AT&T Wireless Services,
  Inc.(10)..........................   5,230,036     17.0              --     5,230,036       17.0            20.7
  (formerly McCaw)
  5400 Carillon Point
  Kirkland, WA 98033
Aeneas Venture Corporation..........   5,290,976     17.2       2,500,000     2,790,976        9.1            12.4
  (an affiliate of Harvard Private
  Capital Group, Inc.)(11)
  600 Atlantic Avenue, 26th Floor
  Boston, MA 02210
The Thomas H. Lee Company(12).......   4,710,165     13.3              --     4,710,165       13.3             2.7
  75 State Street
  Boston, MA 02109
Putnam Investments, Inc.(13)........   3,975,572     11.7              --     3,975,572       11.7             2.3
  One Post Office Square
  Boston, MA 02109
Eileen Farbman(14)..................   3,714,062     12.1              --     3,714,062       12.1            22.2
  c/o Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020
Janus Capital Corp.(15).............   3,063,438      9.9              --     3,063,438        9.9             1.8
  100 Fillmore Street
  Denver, CO 80206
Spectrum Equity Investors,
  L.P.(16)..........................   2,364,483      7.6         500,000     1,864,483        6.0            10.2
  121 High Street, 26th Floor
  Boston, MA 02110
The Public School Employes'
  Retirement System(17).............   2,355,082      7.1              --     2,355,082        7.1             1.4
  5 North 5th Street, Box 125
  Harrisburg, PA 17108
Price Communications
  Corporation(18)...................   2,205,667      6.8              --     2,205,667        6.8             9.1
  Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020
Leo Farbman(19).....................   1,218,750      4.0              --     1,218,750        4.0             7.3
  c/o Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020

                                      BENEFICIAL OWNERSHIP
                                        OF CLASS A AND B
                                          COMMON STOCK
                                     BEFORE THE OFFERING(1)                   BENEFICIAL OWNERSHIP OF CLASS A AND B
                                     -----------------------                    COMMON STOCK AFTER THE OFFERING(1)
                                                  PERCENTAGE                ------------------------------------------
                                                      OF                                 PERCENTAGE OF   PERCENTAGE OF
                                                   COMBINED      SHARES                    COMBINED        COMBINED
      NAME OF BENEFICIAL OWNER         SHARES       CLASS      OFFERED(2)     SHARES        CLASSES         VOTING
- ------------------------------------ -----------  ----------   ----------   -----------  -------------   -------------
  Farbman(20)...1,218,7504.0--1,218,7504.07.3c/o
  Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020
Stein Roe & Farnham
  Incorporated(21)..................   1,125,000      3.7              --     1,125,000        3.7             0.7
  One South Wacker Drive
  Chicago, IL 60606
Neuberger & Berman L.P.(22).........     798,438      2.6              --       798,438        2.6             0.5
  605 Third Avenue
  New York, NY 10158
Dominion Cellular, Inc.(23).........     718,860      2.3         500,000       218,860        0.7             0.1
  355 Madison Avenue
  Morristown, NJ 07960
OTHER SELLING STOCKHOLDERS
Investment Advisors, Inc.(24).......     323,477      1.1         100,000       223,477        0.7             1.3
  3700 First Bank Place
  Minneapolis, MN 55440-0357

- ---------------
 (1) As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

 (2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to 540,000 shares of Class A Common Stock. If the Underwriters' exercise this option in whole or in part, the shares will be sold by the following stockholders in the following respective amounts:

 (3) Consists of 340,627 shares of Class B Common Stock owned directly by Mr. Price, 1,104,687 shares of Class B Common Stock held by Robert Price and Eileen Farbman, as joint tenants, 1,104,687 shares of Class B Common Stock held by Robert Price and Steven Price, as joint tenants, options to purchase 117,187 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable, 750,000 shares of Class A Common Stock held by Price Communications and warrants to purchase 1,455,667 shares of Class B Common Stock held by Price Communications that are currently exercisable. See footnote (18). Does not include options to purchase 593,750 shares of Class A Common stock that are not exercisable prior to the first date on which the Common Stock trades at $13.92 or more per share.

 (4) Consists of 3,125 shares of Class B Common Stock owned directly by Mr. Rosenstein, 3,382 shares of Class A Common Stock owned directly by Mr. Rosenstein, 4,062 shares of Class A Common Stock held by Stuart Rosenstein as custodian for his daughter Amanda Rosenstein, 156 shares of Class A Common Stock held by Stuart Rosenstein as custodian for his son Gilbert Rosenstein and options to purchase 122,656 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable. Does not include options to purchase 117,187 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are not exercisable within 60 days.

 (5) Consists of 3,125 shares of Class B Common Stock owned directly by Ms. Pressman and options to purchase 32,812 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable.

 (6) Consists of 2,254,688 shares of Class B Common Stock owned directly by Mr. Price, 1,104,687 shares of Class B Common Stock held by Robert Price and Steven Price, as joint tenants, 107,656 shares of Class A Common Stock owned directly by Mr. Price and options to purchase 122,656 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable. Does not include options to purchase 117,187 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are not exercisable within 60 days. Steven Price is the son of Robert Price.

 (7) All of such shares of Class A Common stock and Class B Common Stock are owned by Spectrum and attributed to Mr. Applegate, a General Partner of Spectrum, pursuant to the definition of beneficial ownership provided in footnote (1).

 (8) All of such shares of Class A Common stock and Class B Common Stock are owned by Harvard Private Capital and attributed to Mr. Palmer, a Managing Director of Harvard Private Capital, pursuant to the definition of beneficial ownership provided in footnote (1).

 (9) All such shares of Class A Common Stock are owned by The Thomas H. Lee Company and attributed to Mr. Sperling, a Managing Director of The Thomas
     H. Lee Company, pursuant to the definition of beneficial ownership provided in footnote (1).

(10) Consists of 3,390,625 shares of Class B Common Stock and 1,839,411 shares of Class A Common Stock.

(11) Consists of 795,975 shares of Class A Common Stock, 4,495,001 shares of Class B Common Stock currently outstanding and warrants to purchase 45,020 shares of Class B Common Stock that are currently exercisable. The per share price at which shares may be purchased pursuant to the warrants is $5.94 subject to adjustment.

(12) Consists of 4,710,165 shares of Class A Common Stock currently issuable (subject to adjustments) upon conversion of 54,728 shares of the Company's Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") held by Thomas H. Lee Equity Fund III L.P. and 5,272 shares of Convertible Preferred Stock held by THL-CCI Investors Limited Partnership. See "Description of Capital Stock".

(13) Consists of 3,058,384 shares of Class A Common Stock issuable upon conversion of the Company's outstanding 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 and 917,188 shares of Class A Common Stock. Information with respect to the shares of Class A Common Stock held is based on a Schedule 13G dated February 8, 1995, which reflects the collective beneficial ownership of Marsh & McLennan Companies, Inc., Putnam Investments, Inc. and its two wholly owned registered investment advisers (Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.) and the Putnam New Opportunities Fund (the "Fund") (collectively, the "Putnam Entities"). According to the Schedule 13G, none of the Putnam Entities have the sole power to vote or dispose of any such shares of Class A Common Stock nor (except the Fund with respect to 405,000 of such shares) the shared power to vote any of such shares and all of the Putnam Entities have the shared power to dispose of such shares.

(14) Consists of 171,875 shares of Class B Common Stock owned directly by Ms. Farbman, 1,104,687 shares of Class B Common Stock held by Robert Price and Eileen Farbman, as joint tenants, 609,375 shares of Class B Common Stock held by Eileen Farbman and Leo Farbman, as joint tenants, 609,375 shares of Class B Common Stock held by Eileen Farbman and Alexandra Farbman, as joint tenants and 609,375 shares of Class B Common Stock held by Eileen Farbman as custodian for Leo Farbman UGTMA until age 21 and 609,375 shares of

Class B Common Stock held by Eileen Farbman as custodian for Alexandra Farbman UGTMA until age 21. Eileen Farbman is the daughter of Robert Price.

(15) Consists of 3,063,438 shares of Class A Common Stock.

(16) Consists of 1,644,792 shares of Class B Common Stock, 248,675 shares of Class A Common Stock currently outstanding and 471,016 shares of Class A Common Stock currently issuable upon conversion of 6,000 shares of the Convertible Preferred Stock.

(17) Consists of 2,305,082 shares of Class A Common Stock currently issuable upon conversion of 30,000 shares of the Convertible Preferred Stock.

(18) Consists of 750,000 shares of Class A Common Stock currently outstanding and 1,455,667 shares of Class B Common Stock issuable pursuant to warrants that are currently exercisable. The per share price at which shares may be purchased pursuant to the warrants is $5.94 subject to adjustment.

(19) Consists of 609,375 shares of Class B Common Stock held by Eileen Farbman and Leo Farbman, as joint tenants and 609,375 shares of Class B Common Stock held by Eileen Farbman as custodian for Leo Farbman UGTMA until age
     21. Leo Farbman is the son of Eileen Farbman and grandson of Robert Price.

(20) Consists of 609,375 shares of Class B Common Stock held by Eileen Farbman and Alexandra Farbman, as joint tenants and 609,375 shares of Class B Common Stock held by Eileen Farbman as custodian for Alexandra Farbman UGTMA until age 21. Alexandra Farbman is the daughter of Eileen Farbman and granddaughter of Robert Price.

(21) Represents 1,125,000 shares of Class A Common Stock. Information is based on a Schedule 13G dated February 12, 1996, which reflects the collective beneficial ownership of Stein Roe & Farnham Incorporated ("SR&F") and the Stein Roe Special Fund, Inc. (the "Special Fund"). According to the
     Schedule 13G, the Special Fund has the sole power to vote such shares of Class A Common Stock and SR&F has the sole power to dispose of such shares.

(22) Represents 798,438 shares of Class A Common Stock. Information is based on a Schedule 13G dated February 12, 1996, which reflects the collective beneficial ownership of Neuberger & Berman L.P., Neuberger & Berman Management Inc. and Neuberger & Berman Focus Portfolio (collectively, the "Neuberger Entities"). According to the Schedule 13G, each of the Neuberger Entities has shared power to vote or dispose of any of such shares of Class A Common Stock.

(23) Consists of 718,860 shares of Class A Common Stock.

(24) Consists of 323,477 shares of Class B Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, par value $.01 per share, 20,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, issuable in series. As of April 22, 1996, there were 13,522,046 shares of Class A Common Stock, 17,269,621 shares of Class B Common Stock and 96,000 shares of Series A Cumulative Convertible Preferred Stock outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  DIVIDENDS

     The holders of Common Stock will be entitled to receive dividends when and as dividends are declared by the Board of Directors of the Company out of funds legally available therefor, provided that, if any shares of Preferred Stock are at the time outstanding, the payment of dividends on the Common Stock or other distributions may be subject to the declaration and payment of full cumulative dividends on outstanding shares of Preferred Stock. Payment of cash dividends on the Common Stock is currently prohibited by certain provisions in the Company's financing arrangements. Holders of Class A Common Stock and Class B Common Stock will be entitled to share ratably, as a single class, in any dividends paid on the Common Stock. No dividend may be declared or paid in cash, property, Common Stock or Preferred Stock convertible into Common Stock on either the Class A Common Stock or Class B Common Stock unless a corresponding dividend is paid simultaneously on the other class of Common Stock. If stock dividends are declared, holders of Class A Common Stock will receive shares of Class A Common Stock and holders of Class B Common Stock will receive shares of Class B Common Stock. See "Price Range of Class A Common Stock and Dividend Policy".

  VOTING RIGHTS

     Except for matters where applicable law requires the approval of one or both classes of Common Stock voting as separate classes and as otherwise described below, holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, including the election of directors. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock would be required to approve, among other matters, an adverse change in the powers, preferences or special rights of the shares of Class A Common Stock.

  CONVERSION RIGHTS

     Shares of Class B Common Stock are convertible into Class A Common Stock on a one-to-one basis at any time at the option of the holders thereof. See
"-- Transferability". In addition, in the event that any shares of Class B Common Stock are transferred pursuant to an offering registered under the Securities Act or pursuant to Rule 144 promulgated thereunder, then, without any action on the part of the holder thereof, each such share of Class B Common Stock will automatically convert into a share of Class A Common Stock.

  LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, any assets remaining after the satisfaction in full of the prior rights of creditors, and the aggregate liquidation preference of any Preferred Stock then outstanding will be distributed to the holders of Class A Common Stock and Class B Common Stock, ratably as a single class in proportion to the number of shares held by them.

  REORGANIZATION, CONSOLIDATION OR MERGER

     In the event of a reorganization, consolidation or merger of the Company, each holder of a share of Class A Common Stock shall be entitled to receive the same kind and amount of property receivable by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive the same kind and amount of property receivable by a holder of Class A Common Stock.

  PREEMPTIVE RIGHTS

     The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights except for McCaw/AT&T Wireless, which has been granted preemptive rights by the Company. Pursuant to the Stockholders Agreement, subject to certain limitations, in the event that the Company issues to a third party any stock, rights or instruments, as defined in the agreement, McCaw/AT&T Wireless will have the right to purchase stock, rights or instruments on the same terms as the third party so as to maintain the same proportional interest of the fully diluted equity securities of the Company as was held by McCaw/AT&T Wireless prior to the issuance of such stock, rights or instruments.

  TRANSFERABILITY

     The Company's Amended and Restated Certificate of Incorporation does not restrict the transfer of shares of Common Stock. Certain stockholders of the Company, however, have granted certain other stockholders rights of first refusal and co-sale rights. Shares of Class B Common Stock may be converted into shares of Class A Common Stock and sold at any time provided that either such shares have been registered in accordance with the Securities Act or are sold pursuant to an applicable exemption from the registration requirements of the Securities Act. See "-- Conversion Rights". The Company has granted each of the existing holders of Class B Common Stock certain registration rights with respect to their shares of Common Stock.

  TRANSFER AGENT AND REGISTRAR OF COMMON STOCK

     The transfer agent and registrar for the Common Stock is Harris Trust Company of New York. The principal address of the transfer agent and registrar is 77 Water Street, New York, New York 10005.

PREFERRED STOCK

     Pursuant to the Certificate of Incorporation, the Board of Directors is authorized to establish and designate one or more series of Preferred Stock, without further authorization of the Company's stockholders, and to fix the number of shares, the dividend and the relative rights, preferences and limitations of any such series. Thus, any series may, if so determined by the Board of Directors, have full voting rights with the Class A Common Stock or Class B Common Stock or superior or limited voting rights, be convertible into Class A Common Stock or Class B Common Stock or another security of the Company, and have such other relative rights, preferences and limitations as the Board of Directors shall determine. As a result, any class or series of Preferred Stock could have rights which would adversely affect the voting power of the Common Stock. The shares of any class or series of Preferred Stock need not be identical.

  SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The Board of Directors has designated 96,000 shares of Series A Cumulative Convertible Preferred Stock. The holders of shares of the Series A Cumulative Convertible Preferred Stock are entitled to receive cumulative annual dividends, when, as and if declared by the Board of Directors out of funds legally available therefor, at a rate of 6.25% per annum per share calculated as a percentage of $1,000, compounded quarterly, from and including the date of original issuance until the redemption or conversion of the Series A Cumulative Convertible Preferred Stock. Dividends on the Series A Cumulative Convertible Preferred Stock will not be paid in cash but will accrue and be cumulative.

     In the event that the Company declares, orders, pays or makes a dividend or other distribution on the Common Stock (subject to certain exceptions), the holders of shares of the Series A Cumulative Convertible Preferred Stock shall be entitled to receive the same dividend or distribution. In addition to any voting rights provided by law, the holders of shares of Series A Cumulative Convertible Preferred Stock shall be entitled to vote on all matters voted on by holders of the capital stock of the Company into which such shares of Series A Cumulative Convertible Preferred Stock is convertible. With respect to any such vote, each share of Series A Cumulative Convertible Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of capital stock of the Company into which such share of Series A Cumulative Convertible Preferred Stock is convertible on the record date for such vote.

     In the event that the trading price of the Class A Common Stock equals or exceeds $18.40 per share for 10 trading days during any period of 15 consecutive trading days, the Company shall have the right to redeem all or a portion of the outstanding shares of Series A Cumulative Convertible Preferred Stock by paying therefor in cash $1,000 per share, plus all accrued and unpaid dividends to the date of redemption and the "premium amount". Pursuant to the certificate of designation, "premium amount", as of the date of conversion or redemption, means an amount calculated to provide a holder of shares of the Series A Cumulative Convertible Preferred Stock, as of such date, with a yield of 6.25% on $1,000 per share of Series A Cumulative Convertible Preferred Stock, compounded quarterly, from the date of conversion or redemption to and including the fifth anniversary of the date of the original issuance of the Series A Cumulative Convertible Preferred Stock.

     In addition to the right of redemption of the Company described above, any holder of shares of Series A Cumulative Convertible Preferred Stock may require the Company to redeem, by paying therefor cash as described in the preceding paragraph, any or all of the shares of Series A Cumulative Convertible Preferred Stock held by such holder in the event of a "change in control" (as defined below); provided, however, that if the change in control is the result of a tender offer, exchange offer, merger, reorganization, consolidation or other similar transaction where the holders of the Common Stock are entitled to receive consideration for their shares of Common Stock over 50% of the fair market value of which consideration consists of cash, then the redemption price shall be an amount in cash per share at the election of the holder either (i) as described in the preceding paragraph or (ii) equal to the closing price of the Common Stock at such time multiplied by the number of shares of Class A Common Stock into which such share of Series A Cumulative Convertible Preferred Stock is then convertible. Pursuant to the certificate of designation, "change in control" means, among other things, the acquisition by a person (other than the Company or related persons) of beneficial ownership of 50% or more of the combined voting power of the Company.

     Each share of the Series A Cumulative Convertible Preferred Stock may, at the option of the holder thereof, be converted at any time into a number of shares of Class A Common Stock equal to the quotient obtained by dividing the "conversion value" by the conversion price of $11.04 subject to adjustment. Pursuant to the certificate of designation, "conversion value" per share of Series A Cumulative Convertible Preferred Stock shall be an amount equal to $1,000 plus accrued and unpaid dividends thereon to the date of conversion and the premium amount; provided, however, that in the event of a conversion during the periods specified below and which conversion is not (i) as a result of the Company exercising its optional redemption or in connection with a change of control or liquidation, (ii) at such time when the Company owns less than 90% of the voting securities of PriCellular Wireless Corporation or (iii) at such time as certain of the existing stockholders have the power to vote securities of the Company which represent 50% or more of the combined voting power of the Company, the conversion value with respect to each share of Series A Cumulative Convertible Preferred Stock then being converted shall be reduced by the "premium amount" plus the amount set forth below:

      CONVERSION DATE           REDUCTION TO CONVERSION VALUE
- ----------------------------    -----------------------------
Prior to December 28, 1996                 $133.33
December 28, 1996
  through December 28, 1997                $100.00
December 29, 1997
  through December 28, 1998                $ 66.67

     In the event of any liquidation, dissolution or winding-up of the Company, no distribution shall be made to the holders of junior securities, unless prior thereto, the holders of the shares of Series A Cumulative Convertible Preferred Stock shall have received in cash the greater of (x) $1,000 per share plus all accrued and unpaid dividends to the date of such payment and the "premium amount", if any, or (y) such amount per share as would have been payable had each such shares been converted into Class A Common Stock immediately prior to such liquidation, dissolution or winding-up.

BUSINESS COMBINATION STATUTE

     Section 203 of the Delaware General Corporation Law ("DGCL") prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. Due to the timing of ownership of the Company's securities by members of the Price family, McCaw and Harvard Private Capital, none of such holders will be an "interested stockholder" under Section 203. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless
(i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or
(iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

     Upon the closing of this offering, the Company will have 30,791,667 shares of Common Stock outstanding. Of these shares, 13,747,866 of the shares of Class A Common Stock will be freely tradeable without restriction (subject to the volume and other limitations under Rule 144 in the case of affiliates of the Company) and the remaining 1,839,411 shares of Class A Common Stock and the 15,204,370 outstanding shares of Class B Common Stock will be "restricted securities" as defined in Rule 144. Without consideration of the contractual restrictions described below, 15,204,370 of the restricted shares would be available for immediate sale in the public market subject to volume and other limitations under Rule 144. All of the Selling Stockholders have agreed, subject to certain limitations, that for a period of 90 days after the date of this offering they will not, without the prior written consent of Goldman, Sachs & Co., offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of Common Stock. If and to the extent Goldman, Sachs & Co. should release such shares earlier, they would be available for immediate sale in the public market (subject to the volume and other limitations under Rule 144 in the case of affiliates of the Company) subject to the limitation of the Stockholders Agreement.

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Class A Common Stock (15,587,277 shares immediately after this offering) or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Following the closing of this offering, the Company's existing stockholders
will hold           shares of Common Stock and will be entitled to certain
rights with respect to the registration of all such shares under the Securities Act.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and PaineWebber Incorporated are acting as representatives, has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                                                       SHARES OF
                                                                        CLASS A
                                UNDERWRITER                           COMMON STOCK
        -----------------------------------------------------------   ------------
        Goldman, Sachs & Co........................................
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated..................................
        PaineWebber Incorporated...................................
                                                                      ------------
             Total.................................................     3,600,000
                                                                      ===============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $          per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Selling Stockholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 540,000 additional shares of Class A Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,600,000 shares of Class A Common Stock offered.

     The Selling Stockholders, certain principal stockholders and the directors and executive officers of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock, subject to certain exceptions, or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock, without the prior written consent of Goldman, Sachs & Co. except for the shares of Class A Common Stock offered in connection with this Offering.

     The Company has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Class A Common Stock, subject to certain exceptions including certain issuances of Class A Common Stock in connection with acquisitions, or which are convertible or exchangeable into securities which are substantially similar to the shares of Class A Common Stock, without the prior written consent of Goldman, Sachs & Co.

     The Company's Class A Common Stock is traded on the American Stock Exchange under the symbol "PC". The Class A Common Stock also trades on the Chicago Stock Exchange under the symbol "PC.M" and on the Pacific Stock Exchange under the symbol "PC.P".

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock and certain other legal matters in connection with this offering will be passed upon for the Company by Davis Polk & Wardwell. Certain legal matters in connection with the Class A Common Stock offered hereby will be passed upon for the Underwriters by Cravath, Swaine & Moore.

                                    EXPERTS

     The consolidated balance sheets of PriCellular Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Illinois RSA 4 and 6 for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of Cellular Information Systems, Inc. and subsidiaries as of December 31, 1993 and 1992 and September 30, 1994 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1993, 1992 and 1991 and for the nine months ended September 30, 1994 incorporated by reference in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their reports incorporated by reference herein. The report on Cellular Information Systems, Inc. includes explanatory paragraphs discussing the reorganization of CIS and certain of its subsidiaries under Chapter 11 of the United States Bankruptcy Code and the acquisition of CIS by PriCellular Corporation. The financial statements referred to above are incorporated by reference in this Prospectus and the Registration Statement in reliance upon the report of Coopers & Lybrand L.L.P. given upon the authority of that firm as experts in accounting and auditing.

     The balance sheets of Century Cellunet of Minnesota RSA #6, Inc. as of December 31, 1993 and 1992 and the related statements of operations, stockholder's equity and cash flows for each of the years in the three year period ended December 31, 1993 incorporated by reference in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their report incorporated by reference in the Registration Statement and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheet of Cellular 10, Inc. as of December 31, 1993 and 1994 and the related statements of operations, stockholders' deficit and cash flows for the two years ended December 31, 1994 incorporated by reference in this Prospectus and Registration Statement have been audited by Breazeale, Saunders & O'Neil, Ltd., independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein and in the Registration Statement and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheet of Great Seal Cellular Limited Partnership as of December 31, 1993 and 1994 and the related statements of operations, partners' deficit and cash flows for the two years ended December 31, 1994 incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The balance sheet of Dominion Cellular Inc., as of September 30, 1995 and the related statements of operations, accumulated deficit and cash flows for the year then ended incorporated by reference in this Prospectus and Registration Statement have been audited by Elliot H. Goldberg, CPA, P.C., independent auditor, as set forth in his report thereon incorporated by reference herein and in the Registration Statement and is included in reliance upon such report given upon the authority of such person as an expert in accounting and auditing.

     The balance sheet of Parkersburg Cellular Telephone Company, Inc., as of December 31, 1995 and the related statement of operations and changes in stockholders' equity and cash flows for the year ended December 31, 1993, incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The balance sheet of USCOC of Ohio RSA #7, Inc., as of December 31, 1994 and the related statements of operations, retained earnings and cash flows for the year ended December 31, 1994, incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The balance sheets of Cellular of Upstate New York, Inc. as of December 31, 1995 and 1994 and the statements of income and retained earnings, and cash flows for the years then ended, incorporated by reference in this Registration Statement have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of Hudson Cellular Limited Partnership as of December 31, 1995 and the related statements of operations, cash flows and changes in partners' capital for the year then ended incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The balance sheet of PA Rural Service Area No. 9 Limited Partnership as of December 31, 1995 and the related statements of operations, cash flows and changes in partners' capital for the year then ended incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The balance sheet of Dutchess County Cellular Telephone Company, Inc. as of December 31, 1995 and the related statements of operations, cash flows and retained earnings for the year then ended incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                                 CERTAIN TERMS

     Interests in cellular markets that are licensed by the Federal Communications Commission (the "FCC") are commonly measured on the basis of the population of the market served, with each person in the market area referred to as a "Pop". The number of Pops or Net Pops owned is not necessarily indicative of the number of subscribers or potential subscribers. As used in this Prospectus, unless otherwise indicated, the term "Pops" means the estimate of the 1995 population of a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA"), as derived from the 1995 Donnelley Market Information Service population estimates. The term "Net Pops" means the estimated population with respect to a given service area multiplied by the percentage interest that the Company owns in the entity licensed in such service area except in the case of the WI-2 RSA, in which the Company does not have an ownership interest but operates under an FCC grant of interim operating authority, all of the estimated population of which is included. MSAs and RSAs are also referred to as "markets". The term "wireline" license refers to the license for any market initially awarded to a company or group that was affiliated with a local landline telephone carrier in the market, and the term "non-wireline" license refers to the license for any market that was initially awarded to a company, individual or group not affiliated with any landline carrier. The term "System" means an FCC-licensed cellular telephone system. The term "CTIA" means the Cellular Telecommunications Industry Association.

                         INDEX TO FINANCIAL STATEMENTS

PRICELLULAR CORPORATION AND SUBSIDIARIES

                                                                                       PAGE
Consolidated Balance Sheets -- March 31, 1996 (unaudited) and December 31, 1995......  F-2
Unaudited Condensed Consolidated Statements of Operations for the three months ended
  March 31, 1996 and 1995............................................................  F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended
  March 31, 1996 and 1995............................................................  F-4
Notes to Unaudited Condensed Consolidated Financial Statements.......................  F-5
Report of Independent Auditors.......................................................  F-7
Consolidated Balance Sheets -- December 31, 1995 and 1994............................  F-8
Consolidated Statements of Operations -- Years Ended December 31, 1995, 1994 and
  1993...............................................................................  F-9
Consolidated Statements of Stockholders' Equity -- Years Ended December 31, 1995,
  1994 and 1993......................................................................  F-10
Consolidated Statements of Cash Flows -- Years Ended December 31, 1995, 1994 and
  1993...............................................................................  F-11
Notes to Consolidated Financial Statements...........................................  F-12

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    DECEMBER 31,
                                                                                        1995
                                                                     MARCH 31,      ------------
                                                                       1996
                                                                    -----------
                                                                    (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................   $  94,873        $123,444
  Accounts receivable (less allowance of $2,298 in 1996 and $2,076
     in 1995).....................................................       9,674           8,725
  Inventory.......................................................       1,605           1,651
  Other current assets............................................       4,766           4,744
                                                                      --------        --------
Total current assets..............................................     110,918         138,564
FIXED ASSETS -- AT COST:
  Cellular facilities and equipment...............................      65,099          58,050
  Less accumulated depreciation...................................      (8,213)         (6,009)
                                                                      --------        --------
Net fixed assets..................................................      56,886          52,041
Investment in cellular operations.................................      37,637          37,386
Cellular licenses (less accumulated amortization of $5,553 in 1996
  and $3,833 in 1995).............................................     308,140         305,375
Cellular licenses held for sale, net..............................      21,000              --
Deferred financing costs (less accumulated amortization of $1,436
  in 1996 and $1,029 in 1995).....................................      11,028          11,386
Other assets......................................................          38              14
                                                                      --------        --------
          Total assets............................................   $ 545,647        $544,766
                                                                      ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...........................   $  16,615        $ 15,777
  Long-term debt -- current portion...............................         389           1,971
  Income taxes payable............................................         524             872
  Other current liabilities.......................................       3,532           3,529
                                                                      --------        --------
     Total current liabilities....................................      21,060          22,149
Long-term debt....................................................     324,845         315,216
Other long-term liabilities.......................................       1,615           1,673
STOCKHOLDERS' EQUITY:
  Preferred Stock $0.01 par:
     Series A, cumulative convertible: authorized 10,000,000
      shares; issued and outstanding 96,000 shares................           1               1
  Common Stock, $0.01 par:
     Class A: Authorized 100,000,000 shares (1996) and 40,000,000 shares (1995); issued and outstanding 13,522,046 (1996) and
      13,572,089 (1995)...........................................         135             136
     Class B: Authorized 20,000,000 shares; issued and outstanding
       17,269,624.................................................         173             173
  Additional paid-in capital......................................     214,966         215,618
  Accumulated deficit.............................................     (17,148)        (10,200)
                                                                      --------        --------
     Total stockholders' equity...................................     198,127         205,728
                                                                      --------        --------
          Total liabilities and stockholders' equity..............   $ 545,647        $544,766
                                                                      ========        ========

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           THREE MONTHS
                                                                          ENDED MARCH 31
                                                                       ---------------------
                                                                         1996         1995
                                                                       --------     --------
REVENUES
Cellular service.....................................................  $ 19,512     $  5,346
Equipment sales......................................................       752          187
Other                                                                       998           --
                                                                       --------     --------
                                                                         21,262        5,533
COSTS AND EXPENSES
Cost of cellular service.............................................     5,435        1,694
Cost of equipment sold...............................................     2,312          629
General and administrative...........................................     3,533        1,378
Sales and marketing..................................................     3,851          701
Depreciation and amortization........................................     4,557        1,873
                                                                       --------     --------
                                                                         19,688        6,275
                                                                       --------     --------
Operating income (loss)                                                   1,574         (742)
OTHER INCOME (EXPENSE)
Gain on sale of investment in cellular operations....................        --       11,598
Interest expense, net................................................    (8,772)      (3,081)
Other income.........................................................       250           --
                                                                       --------     --------
                                                                         (8,522)       8,517
                                                                       --------     --------
Income (loss) before income taxes....................................    (6,948)       7,775
Provision for income taxes...........................................        --       (1,150)
                                                                       --------     --------
Net income (loss)....................................................  $ (6,948)    $  6,625
                                                                       =========    =========
Net income (loss) per share..........................................  $   (.23)    $    .27
                                                                       =========    =========
Weighted average number of common shares used in computation of net
  income (loss) per share............................................  30,801,000   24,856,000

           See notes to condensed consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                          THREE MONTHS
                                                                         ENDED MARCH 31
                                                                     -----------------------
                                                                       1996          1995
                                                                     ---------     ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES................  $   5,901     $  (4,763)
                                                                      --------      --------
INVESTING ACTIVITIES
Purchase of cellular equipment.....................................     (5,278)         (641)
Purchase of cellular licenses......................................       (437)          (84)
Sale of investment in cellular operations..........................         --        19,478
Acquisition of cellular operations, net of cash of $16 (1995)......    (26,106)      (24,809)
Investment in cellular operations..................................       (271)         (193)
                                                                      --------      --------
Net cash used in investing activities..............................    (32,092)       (6,249)
                                                                      --------      --------
FINANCING ACTIVITIES
Proceeds from sale of common stock.................................         --         2,601
Repayments of notes payable........................................     (1,690)       (2,381)
Costs incurred in connection with the issuance of preferred and
  common stock.....................................................       (201)           --
Payments for deferred financing costs..............................        (49)         (121)
Purchase and retirement of common stock............................       (450)         (501)
                                                                      --------      --------
Net cash used in financing activities..............................     (2,380)         (402)
                                                                      --------      --------
Decrease in cash and cash equivalents..............................    (28,571)      (11,414)
Cash and cash equivalents at beginning of period...................    123,444        45,411
                                                                      --------      --------
Cash and cash equivalents at end of period.........................  $  94,873     $  33,997
                                                                      ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest.........................................................  $     119     $     281
  Income taxes.....................................................        348         2,404
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Purchase of cellular equipment.....................................         --           328
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Debt issued in exchange for unregistered debt......................         --       115,755

           See notes to condensed consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 1.  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of PriCellular Corporation and its subsidiaries (the "Company"). All significant intercompany items and transactions have been eliminated.

     The consolidated financial statements have been prepared by the Company without audit, in accordance with rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the results for the interim period. The results of operations for the interim period are not necessarily indicative of the results for a full year. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's 1995 Annual Report on Form 10-K.

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share for the three months ended March 31, 1996 and March 31, 1995 was computed by using the weighted average shares outstanding during the periods after giving retroactive effect to the 5-for-4 Class A and Class B Common Stock splits in March 1996 and August 1995.

 2.  ACQUISITION OF CELLULAR OPERATIONS

     During February 1996, the Company consummated the acquisition of the non-wireline cellular system serving the PA-9 RSA from United States Cellular Corporation for approximately $26,100,000 or $139 per Pop. The PA-9 RSA has approximately 188,000 Pops and abuts the Company's Ohio Cluster on the South and McCaw/AT&T's Pittsburgh MSA on the North.

 3.  COMMON STOCK

     During 1995, the Company's Board of Directors authorized the Company to purchase up to 750,000 shares of its Common Stock on the open market or in private transactions from time to time. During the first quarter of 1996, the Company repurchased and retired 50,000 shares of its Common Stock on the open market at $9.00 per share.

     To date, the Company has repurchased and retired 209,062 shares of its Common Stock.

     On February 29, 1996, the Board of Directors authorized a 5-for-4 common stock split in the form of a twenty-five percent stock dividend payable March 28, 1996 to shareholders of record on March 11, 1996. Stockholders equity has been restated to give retroactive recognition to the stock split for all periods presented. In addition, references in the financial statements to number of shares, per share amounts and market price of the Company's common stock have been restated.

 4.  SUBSEQUENT EVENTS

NEW YORK CLUSTER

     On April 23, 1996, the Company consummated the acquisitions of the NY-6 RSA and 83% of the Dutchess County MSA from United States Cellular Corporation increasing its New York contiguous cluster to over 750,000 Pops.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

4.  SUBSEQUENT EVENTS -- (CONTINUED)
     The NY-6 RSA consists of approximately 111,000 Pops in Greene and Columbia Counties between Albany and New York City. NY-6 abuts PriCellular's NY-5 RSA and includes 30 miles of the New York State Thruway, 10 miles of the Interstate connecting the New England Thruway with the New York State Thruway in Albany and 30 miles of the Taconic State Parkway. The acquisition price of the NY-6 RSA was approximately $19,800,000.

     The Dutchess County MSA abuts the NY-6 RSA and PriCellular's NY-5 RSA. It extends the Company's New York cluster across the Hudson Valley from the Connecticut and Massachusetts border 100 miles west to the Binghamton area. The MSA has approximately 263,000 Pops of which the Company acquired 83% for approximately $178 per Pop or $39,200,000, with one-half paid in cash and the balance in a three-year prime note with a bullet maturity.

     During April 1996, the Company entered into a contract to sell, subject to FCC approval, its stand alone AL-4 RSA for gross proceeds of $27,500,000 (of which $2,500,000 is allocated to a two year covenant not to compete) in cash or approximately $200 per Pop. The cellular license was acquired in November 1995, for $10,000,000 in cash and a $10,000,000 convertible note which was converted into 1,468,750 shares of the Company's Class A common stock on the closing date.

     In a disputed acquisition on November 14, 1994, RFB Cellular, Inc. signed a contract to acquire the MI-2 RSA. The Company believed it should have had the right to purchase the property and initiated legal proceedings. In May 1995, as a result of this litigation, the Court of Chancery of the State of Delaware awarded the Company the right to acquire the MI-2 RSA. The defendant in the lawsuit appealed the decision. On March 22, 1996 the Delaware Supreme Court reversed the lower court's decision and ordered the Company to unwind the acquisition and sell the license and operating assets to the defendant. The Company believes that the completion of this transaction will not result in any economic gain or loss and the loss of MI-2's future operating results will not be material to the Company's operations.

     On April 11, 1996, the Company announced that it will request large and founding shareholders to register and sell a portion of their already outstanding and privately held stock to increase liquidity of its Class A Common Stock without creating dilution. Founding shareholders AT&T/McCaw, the Price family, the Thomas H. Lee Company and the Pennsylvania Public School Employees' Retirement System have stated that as of this date they will not participate in this sale. It is expected that Harvard and Spectrum Equity Investors, L.P. will comply with the Company's request to create liquidity without dilution and sell a portion of these shares.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  PriCellular Corporation

     We have audited the consolidated balance sheets of PriCellular Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PriCellular Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
January 24, 1996

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            DECEMBER 31
                                                                       ---------------------
                                                                         1995         1994
                                                                       --------     --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................  $123,444     $ 45,411
  Short-term investments.............................................        --          991
  Accounts receivable (less allowance of $2,076 in 1995 and $735 in
     1994)...........................................................     8,725        2,653
  Due from affiliate.................................................        36           --
  Inventory..........................................................     1,651          428
  Other current assets...............................................     4,708          276
                                                                       --------     --------
     Total current assets............................................   138,564       49,759
                                                                       --------     --------
FIXED ASSETS -- AT COST:
  Cellular facilities and equipment..................................    56,375       27,148
  Furniture and equipment............................................     1,675          535
                                                                       --------     --------
                                                                         58,050       27,683
  Less accumulated depreciation......................................    (6,009)      (1,539)
                                                                       --------     --------
Net fixed assets.....................................................    52,041       26,144
Investment in cellular operations....................................    37,386        4,581
Cellular licenses (less accumulated amortization of $3,833 in 1995
  and
  $1,374 in 1994)....................................................   305,375      122,104
Cellular licenses held for sale......................................        --        7,463
Deferred financing costs (less accumulated amortization of $1,029 in
  1995 and $57 in 1994)..............................................    11,386        4,757
Other assets.........................................................        14          936
                                                                       --------     --------
          Total assets...............................................  $544,766     $215,744
                                                                       ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..............................  $ 15,777     $  9,578
  Long-term debt -- current portion..................................     1,971        3,249
  Income taxes payable...............................................       872        3,425
  Other current liabilities..........................................     3,529        7,019
                                                                       --------     --------
     Total current liabilities.......................................    22,149       23,271
Long-term debt.......................................................   315,216      113,683
Other long-term liabilities..........................................     1,673          554
Commitments and contingent liabilities
STOCKHOLDERS' EQUITY:
  Preferred Stock $0.01 par:
     Series A, cumulative convertible: authorized 10,000,000 shares;
      issued and outstanding 96,000 shares (1995) and none in
      (1994).........................................................         1           --
  Common Stock, $0.01 par:
     Class A: Authorized 40,000,000 shares; issued and outstanding
       10,857,671 shares (1995) and 5,000,000 shares (1994)..........       109           50
     Class B: Authorized 20,000,000 shares; issued and outstanding
       13,815,699 shares (1995) and 14,626,089 shares (1994).........       138          146
  Additional paid-in capital.........................................   215,680       80,529
  Accumulated deficit................................................   (10,200)      (2,489)
                                                                       --------     --------
     Total stockholders' equity......................................   205,728       78,236
                                                                       --------     --------
          Total liabilities and stockholders' equity.................  $544,766     $215,744
                                                                       ========     ========

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31
                                                  -------------------------------------------
                                                     1995            1994            1993
                                                  -----------     -----------     -----------
REVENUES
  Cellular service..............................  $    38,757     $     4,825     $     3,702
  Equipment sales...............................        1,717             384             107
  Other.........................................        1,030              --              --
                                                     --------         -------         -------
                                                       41,504           5,209           3,809
COSTS AND EXPENSES
  Cost of cellular service......................       10,694           1,892             835
  Cost of equipment sold........................        4,951             814             255
  General and administrative....................        9,048           4,854           1,280
  Sales and marketing...........................        7,464           1,151             379
  Depreciation and amortization.................       10,337           2,720           1,695
                                                     --------         -------         -------
                                                       42,494          11,431           4,444
                                                     --------         -------         -------
     Operating loss.............................         (990)         (6,222)           (635)
OTHER INCOME (EXPENSE)
  Gain on sale of investments in cellular
     operations.................................       11,598           6,819          11,986
  Interest expense..............................      (22,953)         (2,236)           (458)
  Interest income...............................        4,114             296             187
  Other income (expense), net...................          520             (97)           (439)
                                                     --------         -------         -------
                                                       (6,721)          4,782          11,276
                                                     --------         -------         -------
     Income (loss) before provision for income
       taxes....................................       (7,711)         (1,440)         10,641
Provision for income taxes......................           --              --            (172)
                                                     --------         -------         -------
     Income (loss) before extraordinary item....       (7,711)         (1,440)         10,469
Extraordinary item:
  Gain on early extinguishment of debt of $150,
     net of tax.................................           --              --             147
                                                     --------         -------         -------
     Net income (loss)..........................  $    (7,711)    $    (1,440)    $    10,616
                                                     ========         =======         =======
Income (loss) per share before extraordinary
  item..........................................  $     (0.37)    $     (0.10)    $      0.69
Extraordinary item per share....................           --              --            0.01
                                                     --------         -------         -------
     Net income (loss) per share................  $     (0.37)    $     (0.10)    $      0.70
                                                     ========         =======         =======
Weighted average number of common shares used in
  computation of net income (loss) per share....   20,617,000      14,735,000      15,184,000
                                                     ========         =======         =======

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                  SERIES A           CLASS A            CLASS B
                                               PREFERRED STOCK    COMMON STOCK        COMMON STOCK      ADDITIONAL
                                               ---------------   ---------------   ------------------    PAID-IN     ACCUMULATED
                                               SHARES   AMOUNT   SHARES   AMOUNT    SHARES    AMOUNT     CAPITAL       DEFICIT
                                               ------   ------   ------   ------   --------   -------   ----------   -----------
Balance -- December 31, 1992.................                                       975,000   $9,750     $ 11,490     $ (11,665)
Shares repurchased and retired...............                                      (968,760)  (9,688 )     (8,428)
Net income for the year ended December 31,
  1993.......................................                                                                            10,616
                                                 --       --
                                                                 ------    ----      ------     ----     --------    ----------
Balance -- December 31, 1993.................                                         6,240       62        3,062        (1,049)
Shares issued during the year ended December
  31, 1994 for cash, equipment and minority
  interests in cellular operations...........                                         2,031       20       10,365
Shares repurchased and retired...............                                          (146)      (1 )       (899)
Shares issued during the year ended December
  31, 1994 for conversion of Series A
  Preferred Stock............................                                         5,425       54       27,365
Shares issued during the year ended December
  31, 1994 for conversion of Series B
  Preferred Stock............................                                         1,076       11        5,989
Shares issued in connection with the initial
  public offering, net.......................                    5,000     $ 50                            34,647
Net loss for the year ended December 31,
  1994.......................................                                                                            (1,440)
                                                 --       --
                                                                 ------    ----      ------     ----     --------    ----------
Balance -- December 31, 1994.................                    5,000       50      14,626      146       80,529        (2,489)
Additional shares issued in connection with
  the initial public offering................                      375        4                             2,563
Purchase of treasury shares..................
Retirement of treasury shares................                     (127 )     (1)                             (769)
Shares issued in connection with exercise of
  Harvard and Spectrum options...............                      828        8                             4,992
Common stock issued for cash.................                    2,000       20                            24,046
Conversion of Class B Common Stock to Class A
  Common Stock...............................                      810        8        (810)      (8 )
Shares issued in connection with acquisition
  of Parkersburg, WV MSA cellular system.....                      797        8                             9,751
Shares issued in connection with acquisition
  of AL-4 RSA cellular system................                    1,175       12                            14,970
Preferred Stock issued for cash..............    96       $1                                               79,598
Net loss for the year ended December 31,
  1995.......................................                                                                            (7,711)
                                                 --       --
                                                                 ------    ----      ------     ----     --------    ----------
Balance -- December 31, 1995.................    96       $1     10,858    $109      13,816   $  138     $215,680     $ (10,200)
                                                 ==       ==     ======    ====      ======     ====     ========    ==========

                                                  TREASURY
                                                    STOCK            TOTAL
                                               ---------------   STOCKHOLDERS'
                                               SHARES   AMOUNT      EQUITY
                                               ------   ------   -------------
Balance -- December 31, 1992.................                      $   9,575
Shares repurchased and retired...............                        (18,116)
Net income for the year ended December 31,
  1993.......................................                         10,616

                                                ----    -----       --------
Balance -- December 31, 1993.................                          2,075
Shares issued during the year ended December
  31, 1994 for cash, equipment and minority
  interests in cellular operations...........                         10,385
Shares repurchased and retired...............                           (900)
Shares issued during the year ended December
  31, 1994 for conversion of Series A
  Preferred Stock............................                         27,419
Shares issued during the year ended December
  31, 1994 for conversion of Series B
  Preferred Stock............................                          6,000
Shares issued in connection with the initial
  public offering, net.......................                         34,697
Net loss for the year ended December 31,
  1994.......................................                         (1,440)

                                                ----    -----       --------
Balance -- December 31, 1994.................                         78,236
Additional shares issued in connection with
  the initial public offering................                          2,567
Purchase of treasury shares..................   (127)   $(770 )         (770)
Retirement of treasury shares................    127      770
Shares issued in connection with exercise of
  Harvard and Spectrum options...............                          5,000
Common stock issued for cash.................                         24,066
Conversion of Class B Common Stock to Class A
  Common Stock...............................
Shares issued in connection with acquisition
  of Parkersburg, WV MSA cellular system.....                          9,759
Shares issued in connection with acquisition
  of AL-4 RSA cellular system................                         14,982
Preferred Stock issued for cash..............                         79,599
Net loss for the year ended December 31,
  1995.......................................                         (7,711)

                                                ----    -----       --------
Balance -- December 31, 1995.................     --    $  --      $ 205,728
                                                ====    =====       ========

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31
                                                                               ------------------------------------
                                                                                 1995          1994          1993
                                                                               ---------     ---------     --------
OPERATING ACTIVITIES
  Net income (loss)..........................................................  $  (7,711)    $  (1,440)    $ 10,616
  Adjustments to reconcile net income (loss) to net cash provided by (used
    in)
    operating activities:
    Depreciation and amortization............................................     10,337         2,720        1,695
    Interest on Senior Subordinated and Convertible Discount Notes...........     22,212         1,672           --
    Gain on sale of investment in cellular operations........................    (11,598)       (6,819)     (11,986)
    Gain on early extinguishment of debt.....................................         --            --         (150)
    Equity loss from investment in Wichita Falls.............................         --            97           84
    Income from Joint Venture................................................       (275)           --           --
    Amortization of covenant not to compete..................................       (500)           --           --
    Provision for losses on accounts receivable..............................        936            99           --
    Proceeds from covenant not to compete....................................      3,000            --           --
    Changes in operating assets and liabilities net of effects from partial sale of
      Wichita Falls Celltelco Partnership interest in 1993:
      Accounts receivable....................................................     (4,493)         (848)         319
      Inventory..............................................................       (891)         (250)          --
      Other current assets...................................................       (193)          (52)
      Accounts payable and accrued expenses..................................        694         3,781       (2,408)
      Income taxes payable...................................................     (2,553)           --           --
      Other current liabilities..............................................     (4,490)           --           --
      Other long-term liabilities............................................       (388)          127           --
      Other, net.............................................................         23            82          (18)
                                                                                --------      --------      -------
        Net cash provided by (used in) operating activities..................      4,110          (831)      (1,848)
                                                                                --------      --------      -------
INVESTING ACTIVITIES
  Redemption of short-term investments.......................................        991            --           --
  Purchase of cellular equipment.............................................     (6,794)       (3,013)        (205)
  Purchase of cellular licenses..............................................    (45,210)      (11,223)      (4,465)
  Proceeds from sale of cellular licenses....................................      3,550            --           --
  Amounts deposited in escrow to acquire cellular properties.................         --          (800)        (500)
  Amount deposited in escrow to bid in Personal Communications Service
    auction..................................................................     (4,140)           --           --
  (Distributions to) proceeds from affiliate.................................        (36)          160           --
  Proceeds from sale of investment in cellular operations....................     15,928         3,669       20,214
  Acquisition of cellular operations, net of cash............................   (168,476)     (119,143)          --
  Investment in cellular operations..........................................       (166)           --           --
                                                                                --------      --------      -------
        Net cash (used in) provided by investing activities..................   (204,353)     (130,350)      15,044
                                                                                --------      --------      -------
FINANCING ACTIVITIES
  Distribution to stockholder to repurchase and retire common stock..........         --          (900)     (18,116)
  Purchase and retirement of common stock....................................       (770)           --           --
  Proceeds from sale of common stock.........................................     31,633            --           --
  Proceeds from capital contributions........................................         --        32,860           --
  Proceeds from initial public offering......................................         --        34,697           --
  Proceeds from sale of preferred stock......................................     79,599            --           --
  Proceeds from notes payable and due to stockholders........................         --         7,380        4,000
  Repayments of notes payable and due to stockholders........................     (3,499)       (3,140)      (4,802)
  Payments for deferred financing costs......................................     (7,601)       (4,818)          --
  Proceeds from issuance of Senior Subordinated Discount Notes...............    143,307       110,276           --
  Proceeds from issuance of Senior Subordinated Convertible Discount Notes...     35,607            --           --
                                                                                --------      --------      -------
        Net cash provided by (used in) financing activities..................    278,276       176,355      (18,918)
                                                                                --------      --------      -------
Increase (decrease) in cash and cash equivalents.............................     78,033        45,174       (5,722)
Cash and cash equivalents at beginning of year...............................     45,411           237        5,959
                                                                                --------      --------      -------
Cash and cash equivalents at end of year.....................................  $ 123,444     $  45,411     $    237
                                                                                ========      ========      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest.................................................................  $     874     $     194     $    510
    Income taxes.............................................................      2,803            --          175
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES
  Capital contribution of equipment and minority interest in cellular
    operations...............................................................         --         8,155           --
  Contribution of net assets into joint venture..............................     35,516            --           --
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
  Debt canceled in exchange for capital contributions........................         --         2,791           --
  Debt canceled in connection with the sale of minority interest in cellular
    operations...............................................................         --         4,024           --
  Shares issued in connection with the acquisition of cellular systems.......     24,741            --           --
  Conversion of Class B Common Stock to Class A Common Stock.................          8            --           --

                See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  ORGANIZATION

     PriCellular Corporation and Subsidiaries (collectively, the "Company") is principally engaged in the ownership and operation of cellular telephone systems. During 1993 the Company sold substantially all of its operating assets (see Note 8) in anticipation of acquiring new cellular telephone systems (see
Note 3).

2.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     Prior to October 1, 1993, the Company's financial statements consolidated the Wichita Falls Celltelco Partnership's financial position, results of operations and cash flows. On September 30, 1993, the Company sold 49.5% of its interest in the partnership reducing the Company's interest to 49.5%. Effective October 1, 1993, the Company commenced accounting for its interest in the partnership under the equity method. On June 15, 1994, the Company sold its remaining 49.5% interest in the partnership (see Note 8).

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Short-term Investments

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FASB 115"). The Company adopted the provisions of the new standard for investments acquired after January 1, 1994. In accordance with FASB 115, the Company classified all of its short-term investments as held-to-maturity based upon the Company's positive intent and its ability to hold the securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Short-term investments at December 31, 1994 consisted of U.S. Government obligations. Such short-term investments are stated at cost plus accrued interest which approximates market. These securities matured during the first quarter 1995.

  Inventory

     Inventory is stated at the lower of cost (first-in, first-out method) or market. Inventory consists primarily of cellular telephones and accessories.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Other Current Assets

     In October 1995, the Company filed an application to participate in the auction for 30 MHz broadband Personal Communications Service ("PCS") licenses conducted by the Federal Communications Commission ("FCC") which commenced in December 1995. During November 1995, the Company deposited $4,140,000 with the FCC in accordance with the auction rules. The auction will continue into 1996 at which time if the Company is not the highest bidder the deposit will be returned to the Company. The Company's PCS deposit with the FCC is included in other current assets.

  Investments in Cellular Operations

     Investments in cellular operations in which the Company's interest is 20% or more are accounted for under the equity method. Interest in investments that are less than 20% are accounted for under the cost method.

     On November 30, 1995, the Company entered into a Joint Venture with SBC Communications, Inc. ("SBC"), formerly Southwestern Bell, in which the Company contributed its system serving the Laredo, TX MSA (approximately 169,000 Pops) and SBC contributed cellular properties in the Illinois 4 and 6 RSAs. The Company owns 44.5% of the combined 584,000 Pops or approximately 260,000 Net Pops. Under the terms of the Joint Venture agreement, the Company will receive distributions in the first four years of the Joint Venture rising from $3,300,000 in the first year to $5,800,000 in the last year. The Company also has an option to put its Joint Venture interest to SBC at prices beginning at $28,500,000 and escalating to $39,000,000 at the end of the four-year period. SBC will have operating control of the properties and has certain rights to purchase the Company's interests in the first year and on the day prior to the fourth anniversary. The Company's share of net income from the Joint Venture for the month of December 1995, totalled $275,000, which is included in other revenue.

     At December 31, 1993, the Company maintained an MSA investment, the Wichita Falls Celltelco Partnership. Subsequent to the sale of 49.5% of the Company's interest in the Wichita Falls MSA (see Note 8), the Company accounted for the investment under the equity method. In 1994 and 1993, the Company's share of its net loss approximated $97,000 and $84,000, respectively.

     Consolidated financial information of the Wichita Falls Celltelco Partnership for the periods July 1, 1994 to June 15, 1994 (Date of Disposition) and for the three months ended December 31, 1993, is as follows:

                            STATEMENTS OF OPERATIONS

                                                    WICHITA FALLS CELLTELCO PARTNERSHIP
                                                -------------------------------------------
                                                       PERIOD
                                                   JANUARY 1, 1994          THREE MONTHS
                                                  TO JUNE 15, 1994              ENDED
                                                (DATE OF DISPOSITION)     DECEMBER 31, 1993
                                                ---------------------     -----------------
        Cellular revenue......................       $ 1,775,000              $ 766,000
        Operating expenses....................        (1,885,000)              (852,000)
                                                     -----------              ---------
        Operating loss........................          (110,000)               (86,000)
        Other expenses........................           (86,000)               (84,000)
                                                     -----------              ---------
        Net loss..............................       $  (196,000)             $(170,000)
                                                     ===========              =========

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Cellular License

     The Company primarily uses a 40 year life to amortize cellular licenses acquired. Amortization expense for the years ended December 31, 1995, 1994 and 1993 was $4,287,000, $1,262,000 and $1,507,000, respectively.

     The Company periodically reviews the carrying value of licenses to determine whether such amounts are recoverable based on undiscounted future cash flows of the market to which the license relates, and by comparing the cellular licenses to the estimated market value of the cellular systems, in order to determine whether a reduction to fair value is necessary. There have been no such reductions through December 31, 1995.

  Income Recognition

     Revenues are recognized during the period service is provided or when equipment is delivered.

  Fixed Assets

     Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset of three to seven years.

  Deferred Financing Costs

     Deferred financing costs primarily represent underwriting discounts and related fees incurred in connection with the issuance of the Company's long-term debt (see Note 4). These costs are being amortized over the terms of the related debt.

  Common Stock Split

     On September 14, 1994 the Company's Board of Directors authorized a stock dividend of Class B Common Stock by way of a 65-for-1 stock split effective September 14, 1994. In addition, on July 17, 1995, the Company declared a stock dividend of Class A and Class B Common Stock by way of a 5-for-4 stock split effective August 4, 1995. All applicable common share data have been retroactively restated to reflect these dividends.

  Stock Based Compensation

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the stock option grants.

  Net Income (Loss) per Share

     Net income per share for the year ended December 31, 1993 was computed using the common shares outstanding just prior to the initial public offering, as if such shares were outstanding as of January 1, 1993, adjusted for the conversion of Series A and B Convertible Preferred Stock and for Common Stock equivalents after giving retroactive effect to the 65-for-1 Class B Common Stock split. Net loss per share for the year ended December 31, 1994 was computed by using the pro forma shares outstanding as calculated above plus the weighted average shares outstanding in connection with the initial public offering. Net loss per share for the year ended December 31, 1995

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) was computed using the weighted average shares outstanding during the period. The years ended December 31, 1995, 1994 and 1993 have been adjusted to give retroactive effect to the 5-for-4 Class A and Class B Common Stock split. For the years ended December 31, 1995 and 1994 no effect has been given to options outstanding under the Company's 1994 Stock Option Plan, outstanding warrants to purchase Class B Common Stock, the 12 3/4% Senior Convertible Discount Notes or the Cumulative Convertible Preferred Stock as the exercise of any of these items would have an antidilutive effect on net loss per share.

3.  ACQUISITION OF CELLULAR OPERATIONS

     During the year ended December 31, 1995, the Company successfully consummated the acquisition of approximately 2,174,000 Pops as shown below. The Company expanded its Upper Midwest Cluster by adding approximately 708,000 additional Pops enlarging its contiguous service area to over 65,000 square miles. The Company also strategically acquired a new cluster in Ohio and West Virginia ("Ohio Cluster") encompassing five contiguous markets covering over 942,000 Pops. The Company increased its Alabama Cluster by over 140,000 Pops and acquired approximately 384,000 Pops in New York.

     The following acquisitions were completed during 1995 and 1994:

                                                  ACQUISITION         PURCHASE           NET POPS
         SYSTEM              MARKET                  DATE               PRICE            ACQUIRED
    -----------------  -------------------    -------------------    -----------         ---------
    1995
    Upper Midwest
      Cluster          MI-1 RSA               March 7, 1995          $17,700,000           208,779
                       Wausau, WI MSA         March 28, 1995           5,400,000            59,640
                       MN-2A RSA              July 7, 1995                      (A)         38,236
                       MN-3B RSA              July 7, 1995                      (A)         35,572
                       MN-5 RSA               July 7, 1995                      (A)        205,456
                       Alton/Granite City,
                       IL MSA                 July 7, 1995                      (A)         18,112
                       Eau Claire, WI MSA     July 7, 1995                      (A)         14,269
                       Wausau, WI MSA         July 7, 1995                      (A)         17,289
                       MI-2 RSA               August 28, 1995          7,200,000(B)        110,514
                                                                                         ---------
                                                                                           707,867
                                                                                         ---------
    Ohio Cluster       Parkersburg, WV/
                       Marietta, OH MSA       September 27, 1995                (C)        154,510
                       OH-7 RSA               September 27, 1995      39,800,000           254,949
                       OH-9 RSA               September 27, 1995      28,800,000           279,577
                       OH-10 RSA              September 29, 1995      17,600,000           173,714
                       WV-2 RSA               December 20, 1995        7,800,000            79,307
                                                                                         ---------
                                                                                           942,057
                                                                                         ---------
    Alabama Cluster    AL-4 RSA               November 7, 1995                  (D)        140,200
                                                                                         ---------
                                                                                           140,200
                                                                                         ---------
    New York Cluster   NY-5 RSA               December 29, 1995       65,900,000           383,960
                                                                                         ---------
                                                                                           383,960
                                                                                         ---------
    TOTAL FOR 1995
                                                                                         2,174,084
                                                                                         =========

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

3.  ACQUISITION OF CELLULAR OPERATIONS -- (CONTINUED)

                                                  ACQUISITION         PURCHASE           NET POPS
          SYSTEM              MARKET                 DATE               PRICE            ACQUIRED
    ------------------  ------------------    -------------------    -----------         ---------
    1994
    Upper Midwest
      Cluster           Duluth, MN/
                        Superior, WI MSA      April 28, 1994         $18,000,000           241,467
                        WI-1 RSA              April 28, 1994           7,000,000           109,248
                        Eau Claire, WI MSA    April 28, 1994          11,900,000           100,713
                        MN-6 RSA              November 23, 1994                 (E)        219,149
                        WI-3                  November 23, 1994                 (G)        139,189
                        WI-6A                 November 23, 1994                 (G)         32,734
                        Wausau, WI MSA        November 23, 1994                 (G)         34,125
                                                                                         ---------
                                                                                           876,625
                                                                                         ---------
    Alabama Cluster     Florence              November 23, 1994                 (G)        136,816
                        AL-1B RSA             November 23, 1994                 (G)         62,035
                                                                                         ---------
                                                                                           198,851
                                                                                         ---------
    Texas Cluster       Laredo, TX, MSA       November 23, 1994                 (F)(G)     168,924
                        Lubbock, TX MSA       November 23, 1994                 (A)(G)     229,046
                                                                                         ---------
                                                                                           397,970
                                                                                         ---------
    TOTAL FOR 1994
                                                                                         1,473,446
                                                                                         =========

- ---------------
(A) The Company exchanged, with Western Wireless Corporation ("Western Wireless"), its 100% interest in the Lubbock, TX MSA non-wireline license consisting of approximately 229,000 Pops for approximately 327,000 Net Pops. In addition, Western Wireless paid $3,000,000 to secure the Company's agreement not to compete with Western Wireless within the Lubbock, TX MSA for a period of three years following the exchange.

(B) On May 22, 1995, the Court of Chancery of the State of Delaware awarded the right to acquire the MI-2 RSA to the Company, subject to FCC approval, for approximately $7,200,000, which is payable over several years. The closing has occurred but the defendant in the lawsuit has appealed the decision. The 111,000 Pop MI-2 RSA includes the eastern portion of Michigan's Upper Peninsula and abuts the Company's MI-1 RSA.

(C) In connection with the acquisition, the Company paid $9,924,000 in cash and issued and $8.8 million unsecured five year 6% note convertible at $11 per share which was converted into 796,639 shares of Class A Common Stock at $11 per share. The Company's stock was valued at $12.25 per share on the date of conversion.

(D) The purchase price consisted of $10,000,000 in cash and 1,175,000 shares of the Company's Class A Common Stock.

(E) During October 1994, a subsidiary of CIS and a subsidiary of Century Telephone Enterprises, Inc. ("CTE") entered into an asset exchange agreement ("MN-6/Pine Bluff Exchange") pursuant to which, on November 23, 1994, CIS acquired CTE's non-wireline cellular system serving the MN-6 RSA in exchange for (i) CIS' wireline cellular system serving the Pine Bluff, Arkansas MSA and (ii) the payment to CTE of approximately $10,475,000. The Company sold a portion of the MN-6 RSA, representing approximately 31,000 of the 250,149 Pops in the RSA to AT&T Wireless Services Inc. ("AT&T Wireless") for $3,550,000 in cash.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

3.  ACQUISITION OF CELLULAR OPERATIONS -- (CONTINUED)
(F) On November 30, 1995, the Company contributed its Laredo, TX MSA cellular system into a Joint Venture with SBC (see Note 2).

(G) These properties were acquired in connection with the Company's acquisition of CIS. In June 1994, the Company entered into agreements with certain stockholders of CIS ("CIS Purchase Agreements") pursuant to which it agreed to purchase, and such stockholders agreed to sell, 335,110 shares of Common Stock of CIS and 5,698,495 shares of Class B Common Stock of CIS for $2.00 per share and warrants to purchase 587,975 additional shares of Class B Common Stock of CIS for $0.50 per warrant. Each warrant entitles the holder thereof to purchase one share of Class B Common Stock of CIS at an exercise price of $1.50 per share. Each share of Class B Common Stock of CIS entitles the holder thereof to 10 votes, and each share of Common Stock of CIS entitles the holder thereof to one vote. The shares of Common Stock, Class B Common Stock and warrants to purchase Common Stock of CIS are referred to herein as "CIS Stock." The CIS Stock acquired pursuant to the CIS Purchase Agreements constituted approximately 46.5% (on a fully diluted basis) of the equity of CIS and approximately 61.5% (on a fully diluted basis) of the voting power entitled to vote generally in the election of directors of CIS. These shares were purchased for approximately $12,467,000.

     During August and September 1994, the Company entered into agreements with each of the CIS banks to which it paid $835,000 for the option to purchase, on or prior to December 15, 1994, all of the outstanding CIS bank debt, which was approximately $68,500,000 as of November 23, 1994. Concurrent with the closing of the 14% Senior Subordinated Discount Notes due 2001 (the "14% Notes") and the CIS acquisition, the Company paid $60,900,000 which included the option payment to purchase the CIS bank debt. The option payment was applied towards the purchase price of CIS.

     On August 2, 1994, the Company commenced a cash tender offer ("Tender Offer") for any and all outstanding shares of Common Stock and Class B Common Stock of CIS for $2.00 per share and any and all warrants to purchase additional shares of Class B Common Stock of CIS for $0.50 per warrant. On November 23, 1994, the Company acquired pursuant to the Tender Offer shares of CIS Stock for $11,809,000 that, together with the shares acquired pursuant to the CIS Purchase Agreements, represent approximately 90.8% (on a fully diluted basis) of the equity of CIS and approximately 92.1% (on a fully diluted basis) of the voting power entitled to vote generally in the election of directors of CIS. The Company subsequently transferred to Wireless, all CIS Stock acquired by it pursuant to the CIS Purchase Agreements and the Tender Offer for an aggregate amount equal to the cost to the Company, including expenses of acquiring the CIS Stock. The source of funds used by the Company for the CIS Acquisition were the proceeds from the issuance of the 14% Notes.

     In connection with the CIS acquisition, the Company entered into employment agreements with two executives of CIS (the "Employment Agreements"). The Employment Agreements provided that the executives received warrants to purchase up to 14,776 shares of the Company's Series C Preferred Stock which are convertible into 1,200,550 shares, of the Company's Class B Common Stock, subject to adjustment. In February 1995, the Company reached an agreement with the executives to terminate the Employment Agreements, to terminate a lease agreement between an affiliate of the executives and CIS, and to increase the exercise price of the warrants for a payment to the executives of approximately $4,250,000. At December 31, 1994 this payment was included in other current liabilities and has been included in the purchase price of CIS. In January 1996, Price Communications, an affiliate of the Company, acquired the warrants which are now convertible directly into 1,200,550 shares of Class B Common Stock from the former executives. The effective

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

3. ACQUISITION OF CELLULAR OPERATIONS -- (CONTINUED) exercise price is $7.46 per share of Class B Common Stock and escalates over the next four years to $9.84.

     The above transactions were accounted for as purchases and, accordingly, the results of operations of the companies acquired have been included in the consolidated financial statements from their date of acquisition. The allocation of purchase price for certain of the above acquisitions is tentative.

     The Pro Forma unaudited condensed consolidated results of operations for the years ended December 31, 1995 and 1994, assuming the transactions were consummated as of January 1, 1994, are as follows:

                                                          YEAR ENDED DECEMBER 31
                                                       -----------------------------
                                                           1995             1994
                                                       ------------     ------------
        Revenue......................................  $ 63,751,000     $ 39,459,000
                                                       ============     ============
        Net loss.....................................  $(34,712,000)    $(45,226,000)
                                                       ============     ============
        Net loss per share...........................  $      (1.68)    $      (3.07)
                                                       ============     ============

4.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                DECEMBER 31
                                                       -----------------------------
                                                           1995             1994
                                                       ------------     ------------
        14% Senior Subordinated Discount Notes due
          2001.......................................  $128,160,000     $111,948,000
        12 1/4% Senior Subordinated Discount Notes
          due 2003...................................   147,925,000               --
        10 3/4% Senior Convertible Discount Note due
          2004.......................................    36,991,000               --
        Other long-term debt.........................     4,111,000        4,984,000
                                                       ------------     ------------
                                                        317,187,000      116,932,000
        Less current portion.........................     1,971,000        3,249,000
                                                       ------------     ------------
                                                       $315,216,000     $113,683,000
                                                       ============     ============

     On November 23, 1994, Wireless issued approximately $165,000,000 aggregate principal amount of 14% Senior Subordinated Discount Notes due 2001 (the "14% Notes") primarily to finance the acquisition of CIS. The 14% Notes were issued at a price of 66.834% or $110,276,000. The original issue discount on the 14% Notes accretes at a rate of 14%, compounded semiannually, to an aggregate principal amount of approximately $165,000,000 by November 15, 1997. Interest will thereafter accrue at 14% per annum, payable semiannually beginning May 15, 1998.

     On August 21, 1995, the Company issued approximately $60,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 (the "10 3/4% Notes"). The 10 3/4% Notes were issued at a price of 59.345% or $35,607,000. The original issue discount on the 10 3/4% Notes accretes at a rate of 10 3/4%, compounded semiannually, to an aggregate principal amount of approximately $60,000,000 by August 15, 2000. Interest will thereafter accrue at 10 3/4% per annum, payable semiannually beginning February 15, 2001. The 10 3/4% Notes are convertible

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

4.  LONG-TERM DEBT -- (CONTINUED)

into the Company's Class A Common Stock at a conversion price of $15.53 per share. The Company can force conversion of the 10 3/4% Notes under certain circumstances if the Company's Class A Common Stock trades at $21.73 per share for ten out of fifteen consecutive trading days.

     On September 27, 1995, Wireless, issued approximately $205,000,000 aggregate principal amount of 12 1/4% Senior Subordinated Discount Notes due 2003 (the 12 1/4% Notes") to finance the acquisition of the OH-7 RSA, OH-9 RSA, OH-10 RSA, Parkersburg, WV/Marietta, OH MSA, WV-2 RSA, AL-4 RSA, PA-9 RSA and NY-5 RSA cellular systems. The 12 1/4% Notes were issued at a price of 69.906% or $143,307,000. The original issue discount on the 12 1/4% Notes accretes at a rate of 12 1/4% compounded semiannually to an aggregate principal amount of approximately $205,000,000 by October 1, 1998. Interest will thereafter accrue at 12 1/4% per annum payable semiannually beginning April 1, 1999.

     The Company's long-term debt includes restrictions on the Company's and Wireless' debt, on dividends, on liens, on payments and the transfer of net assets from Wireless to the Company. Restricted net assets of the Company as of December 31, 1995 approximated $120,913,000.

     The maturities of the Company's long-term debt for each of the five years subsequent to December 31, 1995 are as follows:

                1996.........................................  $  1,971,000
                1997.........................................       389,000
                1998.........................................       389,000
                1999.........................................       389,000
                2000.........................................       389,000
                Thereafter...................................   313,660,000
                                                               ------------
                          Total..............................  $317,187,000
                                                               ============

5.  INCOME TAXES

     The significant components of the Company's deferred tax liability and assets are as follows:

                                                                 DECEMBER 31
                                                         ---------------------------
                                                            1995            1994
                                                         -----------     -----------
        Deferred tax liabilities:
          Depreciation.................................  $(4,591,000)    $  (560,000)
          Amortization.................................   (2,738,000)     (2,205,000)
        Deferred tax assets:
          Net operating loss carryforwards.............    3,057,000       2,604,000
          Alternative minimum tax carryforwards........      175,000         175,000
          Amortization of original issue discount......    8,121,000         569,000
          State and local deferred taxes...............      888,000         142,000
          Accruals.....................................    2,221,000         791,000
          Other........................................    1,556,000          22,000
                                                         -----------     -----------
        Net deferred tax asset.........................    8,689,000       1,538,000
        Valuation allowance............................   (8,689,000)     (1,538,000)
                                                         -----------     -----------
                                                         $        --     $        --
                                                         ===========     ===========

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

5.  INCOME TAXES -- (CONTINUED)
     For the year ended December 31, 1993, the Company provided $175,000 for Federal alternative minimum tax ("AMT").

     At December 31, 1995, the Company had tax net operating loss carryforwards of approximately $8,990,000, which are available to offset future taxable income. $2,700,000 of the carryforwards expire in the year 2009 and the remaining amount expires in the year 2010. Pursuant to Section 338 of the Internal Revenue Code, the Company elected to treat the stock purchase of CIS as a purchase of assets and, accordingly, accrued approximately $2,000,000 in Federal income taxes payable representing alternative minimum tax arising as a result of the election. The Company paid these taxes during 1995.

     The reconciliation of income tax at the U.S. federal statutory tax rates to income tax expense is:

                                                                 DECEMBER 31, 1993
                                                                 -----------------
            Tax at U.S. statutory rates of 34%.................     $ 3,618,000
            Alternative minimum tax............................         172,000
            Utilization of net operating loss carryforwards....      (3,618,000)
                                                                    -----------
                                                                    $   172,000
                                                                    ===========

6.  COMMON STOCK

     During March 1993, the Board of Directors authorized the repurchase and retirement of the shares of common stock of the Company held by Price Communications Corporation, representing a 74% interest, for $11,000,000 and the shares held by a wholly-owned subsidiary of Time Warner Inc., for $3,716,000, representing their 25% interest in the Company. These transactions were finalized in the last quarter of 1993. During December 1993, the Company also repurchased and retired an aggregate of 3,510,000 additional shares of the Company's Class A Common Stock for $3,400,000.

     During the second quarter of 1994, the Company entered into the following transactions:

     - AT&T Wireless Services, Inc. ("McCaw/AT&T" or "AT&T Wireless") purchased 2,031,250 shares of Class B Common Stock (Class B shares are entitled to ten votes per share).

     - Harvard Private Capital Group, Inc. ("Harvard") purchased 42,130 shares of Series A Convertible Preferred Stock.

     - Spectrum Equity Investors L.P. ("Spectrum") purchased 6,018 shares of Series A Convertible Preferred Stock and a $6 million convertible promissory note which was converted into 12,739 shares of Series B Convertible Preferred Stock on July 9, 1994. Spectrum assigned and transferred a portion of the note totaling $1,500,000 to two funds managed by Investment Advisors, Inc. ("IAI").

     In connection with the above mentioned transactions, the Company received $36,200,000 consisting of cash, capital equipment and minority interests in an FCC non-wireline cellular license. The capital equipment and minority interest were valued at $3,385,000 which approximated their historical net book value.

     During July 1994, McCaw/AT&T exercised its preemptive rights by purchasing 16,049 shares of the Company's Series A Convertible Preferred Stock for $7,559,000 in the form of a reduction of notes payable, minority interests in certain FCC MSA non-wireline cellular licenses, and capital

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

6.  COMMON STOCK -- (CONTINUED)
equipment. The minority interests and capital equipment were recorded at their approximate historical net book value.

     On December 22, 1994, the Company closed on its initial public offering ("IPO") of 5,000,000 shares of Class A Common Stock resulting in proceeds of $34,697,000 after deducting expenses related to the offering. Concurrent with the closing of the IPO, Harvard, Spectrum, McCaw/AT&T and IAI converted all of their outstanding Series A and B Convertible Preferred Stock of the Company to 3,559,985, 1,315,834, 1,356,140 and 269,133, shares, respectively, of Class B
Common Stock of the Company.

     In connection with the over-allotment agreement with the underwriters of the IPO, during January 1995, the Company sold an additional 375,000 shares of Class A Common Stock which resulted in net proceeds of approximately $2,567,000.

     During February 1995, the Company's Board of Directors authorized the Company to purchase up to 250,000 shares of its Class A Common Stock in the open market or in private transactions from time to time. During 1995, the Company repurchased 127,250 shares of its Common Stock in the open market at prices ranging from $5.40 to $8.30 per share. In addition, during October 1995, the Company's Board of Directors authorized the Company to purchase up to an additional 500,000 shares of its Common Stock in the open market or in private transactions from time to time. In December 1995, all treasury shares held by the Company were retired.

     On July 14, 1995, Harvard Private Capital Group, Inc. and Spectrum Equity Investors L.P. exercised an option to purchase a total of 827,815 shares of the Company's Class A Common Stock. The proceeds to the Company totaled $5,000,000.

     On November 22, 1995, the Company sold 2,000,000 shares of Class A Common Stock to an institutional investor, realizing net proceeds of $24,066,000. The proceeds from the offering will be used by the Company for general corporate purposes and in connection with acquisitions of cellular systems and related cellular interests.

     During October 1995, the Company filed a $200,000,000 shelf registration with the SEC, to be used for acquisition purposes only. The shelf registration covers $100,000,000 of debt securities (including convertible debt securities), $75,000,000 of Preferred Stock (including convertible preferred stock) and $25,000,000 of Class A Common Stock to be issued upon approval of the Board of Directors. This registration became effective with the SEC during November 1995.

7.  PREFERRED STOCK

     During December 1995, the Company issued 96,000 shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share for gross proceeds of $80,000,000. The preferred stock accrues dividends at the rate of 6.25% per annum compounded quarterly. Such dividends will not be paid in cash but will accrue and be calculated on the face value of $1,000 per share. The number of shares of Class A Common Stock into which the Series A Cumulative Convertible Preferred Stock is convertible is equal to the quotient obtained by dividing the conversion value (initially $83,200,320 and increasing to $96,000,000 by the third anniversary of the original date of issuance or earlier upon the occurrence of certain contingencies, plus, in each case, accrued dividends through the date of conversion or, upon the occurrence of certain contingencies, through the fifth anniversary of the date of issuance) divided by the conversion price ($13.80 per share subject to adjustment). The Company can effectively force the conversion of the cumulative convertible shares at such time as the Company's Class A Common Stock trades at or above $23.00 per share for 10 out of 15 trading

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

7.  PREFERRED STOCK -- (CONTINUED)
days. The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock the holder would receive upon conversion.

8.  SALE OF CELLULAR OPERATIONS

     The Company made the following dispositions of cellular properties and interests:

    DATE                          DESCRIPTION                      SALES PRICE     GAIN (LOSS)
- ------------    -----------------------------------------------    -----------     -----------
1995
  January       Abilene, Texas, sale of assets                     $15,928,000     $11,598,000
  March         Minnesota 6, sale of a portion of the license
                  representing 31,000 Pops                           3,550,000              --
                                                                                   -----------
                                                                                   $11,598,000
                                                                                   ===========
1994
  June          Wichita Falls Celltelco Partnership, sale of
                  approximate 49.5% interest                       $ 7,693,000     $ 6,819,000
                                                                                   ===========
1993
  April         Amarillo Celltelco, sale of minority interest      $   166,000     $  (104,000)
  July          South Dakota 7 Corporation, sale of assets           2,100,000       1,942,000
  August        Biloxi-Gulfport, sale of minority interest           1,100,000         649,000
  September     Texas 6 Corporation, sale of assets                 10,000,000       3,780,000
  September     Wichita Falls Celltelco Partnership, sale of
                  49.5% of its approximate 99% interest              6,848,000       5,719,000
                                                                                   -----------
                                                                                   $11,986,000
                                                                                   ===========

     In connection with the Wichita Falls transaction, the Company entered into a management agreement whereby it ran the operations and received a management fee of 6% of the revenue until the remaining 49.5% interest in Wichita Falls was sold on June 15, 1994. For the period January 1, 1994 to June 15, 1994 and the three month period ended December 31, 1993, the Company earned approximately $93,000 and $49,000, respectively, for management fee income.

     In 1994, in connection with the sale of Wichita Falls to McCaw/AT&T for $7,693,000, the Company received net proceeds of $3,829,000. The net proceeds reflect the sales price of $7,693,000 plus the repayment of $160,000 due from affiliate less $4,024,000 from cancellation of a portion of the notes payable to McCaw/AT&T.

9.  SUBSEQUENT EVENT

  Pennsylvania-9 RSA Acquisition

     On February 2, 1996, the Company acquired the PA-9 RSA consisting of approximately 188,000 Pops from United States Cellular Corporation. The PA-9 RSA abuts the Company's Ohio Cluster on the south and McCaw/AT&T's Pittsburgh MSA on the north. The RSA was acquired at a cost of approximately $139 per Pop.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

10.  PENDING TRANSACTIONS

  Remaining Shares of CIS Stock

     The Company may acquire the remaining shares of CIS Stock as soon as practicable. Such acquisitions may be effected through privately negotiated or open market purchases, subsequent tender offers, a merger or similar business combination between the Company and CIS or otherwise. The Company has included in other current liabilities $2,525,000 for the acquisition of remaining shares of CIS Stock.

  New York Cluster

     The following two acquisitions will increase the Company's New York Cluster to over 750,000 Pops.

  New York-6 RSA Acquisition

     On December 26, 1995, the Company exercised an option, subject to among other things, FCC approval, to acquire the New York-6 RSA consisting of approximately 111,000 Pops in Greene and Columbia Counties between Albany and New York City from United States Cellular Corporation. New York-6 abuts PriCellular's NY-5 RSA and includes 30 miles of the New York State Thruway, 10 miles of the Interstate connecting the New England Thruway with the New York State Thruway in Albany and 30 miles of the Taconic State Parkway. The acquisition price of the New York-6 RSA will be approximately $19,800,000.

  Poughkeepsie MSA Acquisition

     On December 26, 1995, the Company exercised an option, subject to among other things, FCC and New York State approval, to acquire 83% of the Dutchess County MSA, which includes the City of Poughkeepsie, from United States Cellular Corporation. The MSA has approximately 263,000 Pops.

     The Dutchess County MSA abuts New York RSA-6 and PriCellular's NY-5 RSA and extends PriCellular's New York cluster across the Hudson Valley from the Connecticut and Massachusetts border 100 miles west to the Binghamton area. The MSA will be acquired for cash and a note totaling approximately $178 per Pop or $39,200,000, with one-half paid in cash and the balance in a three-year prime note with a bullet maturity.

11.  COMMITMENTS AND CONTINGENCIES

  Stock Option Plan

     Under the Company's 1994 Stock Option Plan (the "Plan") the Board of Directors can grant options to purchase up to 1,350,000 shares of Class A Common Stock to certain eligible employees and directors (Class A shares are entitled to one vote per share). The Plan provides that the option price cannot be less than the fair market value of the stock on the date of grant.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

11.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     Activity in stock options under the Plan was as follows:

                                                        NUMBER OF
                                                       SHARES UNDER
                                                         OPTIONS        PRICE PER SHARE
                                                       ------------     ----------------
        Options granted..............................      665,625           $5.80
                                                         ---------
        Balance at December 31, 1994.................      665,625           $5.80
        Options granted..............................      402,875      $7.10 to $13.63
        Options returned for future issuance.........      (26,250)     $7.10 to $ 7.30
                                                         ---------
        Balance at December 15, 1995.................    1,042,250      $5.80 to $13.63
                                                         =========

     Shares of Class A Common Stock reserved for issuance are as follows:

                                                                   DECEMBER 31
                                                           ---------------------------
                                                              1995             1994
                                                           -----------      ----------
        Options issued to employees......................    1,042,250         665,625
        Options reserved for issuance....................      307,750       1,258,944
        Other warrants...................................    1,200,550       1,200,550
        Other shares reserved for convertible
          securities.....................................   26,591,779              --
                                                           -----------      ----------
                                                            29,142,329       3,125,119
                                                            ==========       =========

  Lease Commitments

     Total rent expense amounted to approximately $877,000, $166,000 and $84,000 for the years ended December 31, 1995, 1994 and 1993, respectively, of which $60,000 and $20,000 was paid to an affiliate during 1995 and 1994, respectively. At December 31, 1995, the Company is committed under the following noncancellable operating leases:

                                     PERIOD
                ------------------------------------------------
                1996............................................  $ 1,415,000
                1997............................................    1,244,000
                1998............................................      962,000
                1999............................................      748,000
                2000............................................      585,000
                Thereafter......................................      575,000
                                                                   ----------
                                                                  $ 5,529,000
                                                                   ==========

12.  RELATED PARTY TRANSACTIONS

     In March 1994, the Company repurchased and retired 117,000 shares of the Company's common stock owned by an employee of the Company for $900,000. Simultaneously the funds were loaned back to the Company. The Company repaid the loan during June 1994 along with approximately $11,000 of interest.

     In February 1994 the Company borrowed $280,000 from the President of the Company and a member of his family. During May 1994, these loans were repaid along with approximately $2,000 of interest.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

12.  RELATED PARTY TRANSACTIONS -- (CONTINUED)
     During September and October 1994 the Company borrowed $1,600,000 from members of the family of the President of the Company at a rate of 1% below the prime rate per annum. In December 1994, the loan was repaid along with interest approximating $23,000.

     The Company and McCaw/AT&T are parties to an operating agreement dated April 28, 1994, which provides for, among other services, switch sharing agreements with McCaw/AT&T's adjacent systems, assistance in obtaining cellular system service and equipment discounts, assistance in evaluating potential acquisitions and in securing financing.

13.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheet approximate fair value.

     Long-term debt: The fair value of the Senior Subordinated Discount Notes is based on the quoted market price. The carrying amount of the Senior Convertible Discount Notes and other long-term debt approximates their fair value.

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1995 are as follows:

                                                       CARRYING AMOUNT      FAIR VALUE
                                                       ---------------     ------------
        Cash and cash equivalents....................   $ 123,444,000      $123,444,000
        Long-term debt:
          14% Senior Subordinated Discount Notes.....     128,160,000       145,200,000
          12 1/4% Senior Subordinated Discount
             Notes...................................     147,925,000       158,363,000
          10 3/4% Senior Convertible Discount
             Notes...................................      36,991,000        36,991,000
          Other long-term debt.......................       4,111,000         4,111,000

14.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                  DECEMBER 31
                                                          ---------------------------
                                                              1995           1994
                                                          ------------    -----------
        Accounts payable................................  $  4,307,000    $ 3,838,000
        Professional fees...............................     1,327,000        556,000
        Interest payable................................       119,000        502,000
        Accrued operating expenses......................     2,929,000      1,337,000
        Taxes payable...................................       988,000        422,000
        Other...........................................     6,107,000      2,923,000
                                                           -----------     ----------
                                                          $ 15,777,000    $ 9,578,000
                                                           ===========     ==========

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

15.  OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following:

                                                                   DECEMBER 31
                                                            -------------------------
                                                               1995           1994
                                                            ----------     ----------
        Employment agreement settlement...................  $       --     $4,250,000
        Amount due for untendered CIS shares..............   2,525,000      2,534,000
        Unearned covenant not to compete..................   1,000,000             --
        Other.............................................       4,000        235,000
                                                            ----------     ----------
                                                            $3,529,000     $7,019,000
                                                            ==========     ==========

             ------------------------------------------------------
             ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Additional Information...............       2
Incorporation of Certain Documents by
  Reference..........................       2
Prospectus Summary...................       3
Risk Factors.........................      13
The Company..........................      17
Use of Proceeds......................      22
Price Range of Class A Common Stock
  and Dividend Policy................      22
Capitalization.......................      23
Unaudited Pro Forma Condensed
  Consolidated Financial
  Statements.........................      24
Selected Financial Data..............      37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      38
Business.............................      43
Management...........................      55
Principal and Selling Stockholders...      60
Description of Capital Stock.........      64
Shares Eligible for Future Sale......      68
Underwriting.........................      69
Legal Matters........................      70
Experts..............................      70
Certain Terms........................      72
Index to Financial Statements........     F-1

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                3,600,000 SHARES

                            PRICELLULAR CORPORATION

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                 ----------------------------------------------

                                  PRICELLULAR

                 ---------------------------------------------
                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.
                            PAINEWEBBER INCORPORATED
                      REPRESENTATIVES OF THE UNDERWRITERS
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

     The following is a statement of estimated expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered.

    SEC registration fee.....................................................  $ 18,117
    NASD filing fee..........................................................     5,754
    Printing and engraving...................................................   150,000
    Legal fees...............................................................   150,000
    Accountants' fees........................................................   100,000
    Blue Sky qualification fees and expenses.................................    15,000
    Miscellaneous............................................................    61,129
                                                                               --------
              Total..........................................................  $500,000
                                                                               ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person in fairly and reasonably entitled to indemnity for such expense as the court deems proper.

     Article XI, Section 1 of the Company's By-Laws provides for indemnification of its directors and officers to the fullest extent permitted by the Delaware Corporation Law. In accordance with the Delaware Corporation Law, the Company's Certificate of Incorporation, as amended, limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived any improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the Federal securities laws. The Company has entered into indemnification agreements with each of its directors and officers to indemnify them to the maximum extent permitted by Delaware law.

     The form of Underwriting Agreement, filed as Exhibit 1 hereto, provides for the indemnification of the Company, its control persons, its directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

     See Index to Exhibits at E-1.

     (b) Financial Statement Schedules.

     See Index to Financial Statement Schedules (page S-1).

     All other schedules have been omitted because the information is not applicable or is not material or because the information required is set forth in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (2) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

     (3) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (4) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 14th day of May, 1996.

                                          PRICELLULAR CORPORATION

                                          By:       /s/  ROBERT PRICE

                                             -----------------------------------
                                                        Robert Price
                                                          President

     The registrant and each person whose signature appears below constitutes and appoints Robert Price and Stuart Rosenstein, and any agent for service named in this registration statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement, and any and all amendments thereto (including post-effective amendments) relating to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                              TITLE                       DATE
          /s/ ROBERT PRICE             Director and President (Principal  May 14, 1996
- -------------------------------------  Executive Officer)
            Robert Price
      /s/ STUART B. ROSENSTEIN         Vice President, Chief Financial    May 14, 1996
- -------------------------------------  Officer and Treasurer (Principal
        Stuart B. Rosenstein           Financial and Accounting
                                       Officer)
         /s/ KIM I. PRESSMAN           Director, Vice President, and      May 14, 1996
- -------------------------------------  Secretary
           Kim I. Pressman
       /s/ BRION B. APPLEGATE          Director                           May 14, 1996
- -------------------------------------
         Brion B. Applegate
          /s/ TIM R. PALMER            Director                           May 14, 1996
- -------------------------------------
            Tim R. Palmer
/s/ SCOTT SPERLING                     Director                           May 14, 1996
- -------------------------------------
Scott Sperling

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                       PAGE
Report of Independent Auditors.......................................................  S-2
Schedule I Condensed Financial Information of Registrant.............................  S-3
Schedule II Valuation and Qualifying Accounts........................................  S-7

     All other schedules are omitted because they are inapplicable, not required or the information is included elsewhere in the Consolidated Financial Statements or the notes thereto.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
PriCellular Corporation

     We have audited the consolidated financial statements of PriCellular Corporation and subsidiaries as of December 31, 1995 and 1994, and have issued our report thereon dated January 24, 1996, included elsewhere in this Registration Statement. Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

New York, New York
January 24, 1996

                            PRICELLULAR CORPORATION

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                            DECEMBER 31
                                                                        --------------------
                                                                          1995        1994
                                                                        --------     -------
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................................  $ 96,776     $ 6,730
  Other current assets................................................     4,140          --
                                                                        --------     -------
Total current assets..................................................   100,916       6,730
Investment in and advances to subsidiaries............................   120,373      71,577
Other assets..........................................................    21,822          --
                                                                        --------     -------
Total assets..........................................................  $243,111     $78,307
                                                                        ========     =======
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, accrued expenses and other current liabilities....  $    392     $    71
Long-term debt........................................................    36,991          --
Stockholders' equity..................................................   205,728      78,236
                                                                        --------     -------
Total liabilities and stockholders' equity............................  $243,111     $78,307
                                                                        ========     =======

                            See accompanying notes.

                            PRICELLULAR CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                              -------------------------------
                                                               1995        1994        1993
                                                              -------     -------     -------
COSTS AND EXPENSES
  General and administrative................................  $   293     $   214     $    --
  Depreciation and amortization.............................       58          --          --
                                                              -------     -------     -------
                                                                  351         214          --
                                                              -------     -------     -------
          Operating loss....................................     (351)       (214)         --
OTHER INCOME (EXPENSE)
  Interest expense, net.....................................     (266)          9          --
  Other income (expense), net...............................       --          --          --
                                                              -------     -------     -------
                                                                 (266)          9          --
                                                              -------     -------     -------
          Loss before equity in net income (loss) of
            subsidiaries....................................     (617)       (205)         --
  Equity in net income (loss) of subsidiaries...............   (7,094)     (1,235)     10,616
                                                              -------     -------     -------
          Net income (loss).................................  $(7,711)    $(1,440)    $10,616
                                                              =======     =======     =======

                            See accompanying notes.

                            PRICELLULAR CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31
                                                          ----------------------------------
                                                            1995         1994         1993
                                                          --------     --------     --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.....  $    720     $   (796)    $     --
INVESTING ACTIVITIES
  Investment in and advances to (distribution from)
     subsidiaries.......................................   (31,149)     (59,127)      18,117
  Amounts deposited in escrow to bid in PCS auction.....    (4,140)          --           --
  Junior Subordinated Note Receivable from subsidiary...   (20,000)          --           --
                                                          --------     --------     --------
          Net cash (used in) provided by investing
            activities..................................   (55,289)     (59,127)      18,117
                                                          --------     --------     --------
FINANCING ACTIVITIES
  Proceeds from sale of common stock....................    31,633       34,697           --
  Proceeds from issuance of Senior Subordinated
     Convertible Discount Note..........................    35,607           --           --
  Proceeds from issuance of preferred stock.............    79,599           --           --
  Proceeds from note payable............................        --           --           --
  Proceeds from capital contributions...................        --       32,856           --
  Proceeds from due to stockholders.....................        --        2,380           --
  Repayment of due to stockholders......................        --       (2,380)          --
  Payments for deferred financing costs.................    (1,455)          --           --
  Purchase and retirement of common stock...............      (770)        (900)     (18,117)
                                                          --------     --------     --------
          Net cash provided by (used in) financing
            activities..................................   144,614       66,653      (18,117)
                                                          --------     --------     --------
  Increase (decrease) in cash and cash equivalents......    90,045        6,730           --
  Cash and cash equivalents at beginning of year........     6,730           --           --
                                                          --------     --------     --------
  Cash and cash equivalents at end of year..............  $ 96,775     $  6,730     $     --
                                                          ========     ========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
     Interest...........................................  $     --     $     --     $     --
     Income taxes.......................................        --           --           --
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
  Capital contribution of investment in cellular
     operations.........................................        --        8,155           --
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
  Conversion of Class B Common Stock To Class A Common
     Stock..............................................         8           --           --
  Debt cancelled in exchange for capital
     contributions......................................        --        2,791           --
  Shares issued in connection with the acquisition of
     cellular systems...................................    24,741           --           --

                            See accompanying notes.

                            PRICELLULAR CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  BASIS OF PRESENTATION

     In the parent company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company's share of net income or
(loss) of its unconsolidated subsidiaries is included in consolidated income or
(loss) using the equity method. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

2.  LONG-TERM DEBT

     On August 21, 1995, the Company issued approximately $60,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Convertible Discount Notes due 2004. The notes were issued at a price of 59.345% or $35,607,000. The original issue discount on the notes accretes at a rate of 10 3/4%, compounded semiannually, to an aggregate principal amount of approximately $60,000,000 by August 15, 2000. Interest will thereafter accrue at 10 3/4% per annum, payable semiannually beginning February 15, 2001. The notes are convertible into the Company's Class A Common Stock at a conversion price of $15.53 per share. The Company can force conversion of the notes under certain circumstances if the Company's Class A Common Stock trades at $21.73 per share for ten out of fifteen consecutive trading days.

     There are no maturities of long-term debt until 2004 at which time the entire note becomes due.

                            PRICELLULAR CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                ADDITIONS       ADDITIONS
                               BALANCE AT      CHARGED TO      CHARGED TO
                              BEGINNING OF      COST AND          OTHER                       BALANCE AT
    DESCRIPTION (000'S)           YEAR          EXPENSES        ACCOUNTS       DEDUCTIONS     END OF YEAR
- ----------------------------  ------------     -----------     -----------     ----------     -----------
YEAR ENDED DECEMBER 31, 1993
  Allowance for doubtful
     accounts...............     $  205          $    --         $    --        $    205(A)     $    --
                                    ===             ====            ====           =====           ====
  Valuation allowance for
     deferred income
     taxes..................     $   --          $   910         $    --        $     --        $   910
                                    ===             ====            ====           =====           ====
YEAR ENDED DECEMBER 31, 1994
  Allowance for doubtful
     accounts...............     $   --          $    99         $   636(B)     $     --        $   735
                                    ===             ====            ====           =====           ====
  Valuation allowance for
     deferred income
     taxes..................     $  910          $   628         $    --        $     --        $ 1,538
                                    ===             ====            ====           =====           ====
YEAR ENDED DECEMBER 31, 1995
  Allowance for doubtful
     accounts...............     $  735          $   936         $ 1,982(B)     $ (1,577)       $ 2,076
                                    ===             ====            ====           =====           ====
  Valuation allowance for
     deferred income
     taxes..................     $1,538          $ 7,151         $    --        $     --        $ 8,689
                                    ===             ====            ====           =====           ====

- ---------------
(A) Results from the sale of the Company's 49.5% interest in Wichita Falls Celltelco Partnership.

(B) Results from the acquisition of cellular systems.

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
  NO.                                     DESCRIPTION                                    PAGE
- -------     -----------------------------------------------------------------------  ------------
  1.1       Form of Underwriting Agreement
  2.1       Form of Purchase and Sale Agreement relating to the CIS Acquisition(1)
  2.2       Agreement of Purchase and Sale by and between David L. Block and the
            Company dated as of October 28, 1994(1)
  2.3       Asset Exchange Agreement, dated October 19, 1994, between C.I.S. of
            Pine Bluff, Inc., Century Cellunet of Minnesota and the Company (the
            MN-6/Pine Bluff Asset Exchange Agreement) (certain exhibits and schedules have been omitted but will be furnished supplementally to the
            Commission upon request)(1)
  2.4       Asset Purchase Agreement, dated as of February 16, 1994, by and between the Company and Chico MSA Cellular, Inc., McCaw Cellular
            Communications, Inc. and Louisiana 8 Corporation*
  2.5       Purchase Agreement, dated as of December 17, 1994, among The Buckhead
            Telephone Company, Gilro Cellular Corporation and the Company(2)
  2.6       Agreement, dated as of January 26, 1995, by and among CIS and KETS
            Partnership(2)
  2.7       Asset Purchase Agreement by and among the Company, Northland Cellular
            Corporation, Dominion Cellular, Inc. and Dominion Resources, Inc.,
            dated as of May 8, 1995 (certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request)(4)
  2.8       Contribution Agreement by and among Texas/Illinois Cellular Limited
            Partnership, a Delaware limited partnership, Southwestern Bell Mobile
            Systems, Inc., a Delaware and Virginia corporation, the Company,
            Cellular Information Systems of Laredo, Inc., a Texas corporation, dated as of April 10, 1995 (certain schedules have been omitted but will be furnished supplementally to the Commission upon request)(4)
  2.9       Acquisition Agreement, dated as of July 31, 1995, by and among Cellular of Upstate New York, Inc., Alexandra Cellular Corporation, the Company
            and the Company's wholly-owned subsidiary, PriCellular Wireless
            Corporation ("Wireless") (certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request)(4)
  2.10      Asset Purchase Agreement dated as of September 27, 1995 by and among
            Seven Cellular Corporation, Wireless, USCOC of Ohio RSA #7, Inc. and
            United States Cellular Corporation (certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request)(3)
  2.11      Acquisition Agreement dated as of June 28, 1995 by and among Great Seal
            Cellular Limited Partnership, the Company and Chill Cellular
            Corporation (certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request)(4)
  2.12      Acquisition Agreement dated as of September 29, 1995 by and among
            Cellular-10, Inc., the shareholders listed therein, Wireless and Ohio
            River Cellular Corporation (certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request)(3)

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
  NO.                                     DESCRIPTION                                    PAGE
- -------     -----------------------------------------------------------------------  ------------
  2.13      Agreement for Purchase of Stock by and among the Company, Eastern
            Wireless Cellular Corporation and AT&T Wireless Services, Inc., dated
            September 20, 1995 (certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request)(3)
  2.14      Letter Agreement dated June 27, 1995 between the Company and USCOC of
            West Virginia RSA #2, Inc.(4)
  5.1       Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.(5)
 23.1       Consent of Ernst & Young LLP relating to the financial statements of the Company
 23.2       Consent of Ernst & Young LLP relating to the financial statements of
            Illinois RSA 4 and 6
 23.3       Consent of Coopers & Lybrand L.L.P. relating to the financial statements of Cellular Information Systems, Inc.
 23.4       Consent of KPMG Peat Marwick LLP relating to the financial statements of Century Cellunet of Minnesota RSA #6
 23.5       Consent of Breazeale, Saunders & O'Neil, Ltd. relating to the financial statements of Cellular 10, Inc.
 23.6       Consent of Arthur Andersen LLP relating to the financial statements of
            Great Seal Cellular Limited Partnership
 23.7       Consent of Eliot H. Goldberg relating to the financial statements of
            Dominion Cellular Inc.
 23.8       Consent of Arthur Andersen LLP relating to the financial statements of
            Parkersburg Cellular Telephone Company, Inc.
 23.9       Consent of Arthur Andersen LLP relating to the financial statements of
            USCOC of Ohio RSA #7
 23.10      Consent of Coopers & Lybrand L.L.P. relating to the financial statements of Cellular of Upstate New York, Inc.
 23.11      Consent of Arthur Andersen LLP relating to the financial statements of
            Hudson Cellular Limited Partnership
 23.12      Consent of Arthur Andersen LLP relating to the financial statements of
            PA Rural Service Area No. 9 Limited Partnership
 23.13      Consent of Arthur Andersen LLP relating to the financial statements of
            Dutchess County Cellular Telephone Company

- ---------------
(1) Incorporated herein by reference to the Company's Registration Statement on Form S-1, No. 33-85678.

(2) Incorporated herein by reference to the Registration Statement on Form S-4, No. 33-88350 filed by the Company's wholly-owned subsidiary, Wireless.

(3) Incorporated herein by reference to the Company's Registration Statement on Form S-1 No. 33-98156.

(4) Incorporated herein by reference to Wireless's Registration Statement on Form S-1, No. 33-95834.

(5) To be filed by amendment.

                                       E-2